Exhibit 10.27
EXECUTION COPY
REVOLVING CREDIT LOAN AND SECURITY AGREEMENT
among
ASHFORD FINANCE SUBSIDIARY II LP,
as Borrower,
The Several Lenders
from Time to Time Parties Hereto,
and
UBS REAL ESTATE INVESTMENTS INC.,
as the Administrative Agent
Dated December 23, 2005

i

(continued)

(continued)

(continued)

(continued)

V

Schedules:
Schedule 1:	Lenders, Commitments and Applicable Lending Offices
Schedule 2:	Advance Rates and Applicable Spreads
Schedule 3:	Collateral File Requirements
Schedule 4:	UCC Filing Jurisdictions
Schedule 5:	Organizational Structures
Schedule 6:	Form of Opinion

Exhibits:
Exhibit A:	Form of Request for Borrowing
Exhibit B:	Form of Note
Exhibit C-1:	Form of Assignment of Mortgage
Exhibit C-2:	Form of Collateral Assignment of Mortgage
Exhibit D-1:	Form of Assignment of Assignment of Leases and Rents
Exhibit D-2:	Form of Collateral Assignment of Assignment of Leases and Rents
Exhibit E:	Form of Collateral Assignment of Participation Interest
Exhibit F:	Form of Collateral Assignment of Pledge
Exhibit G:	Form of Borrowing Base Certificate
Exhibit H:	Form of Custodial Delivery Letter
Exhibit I:	Form of Trust Receipt
Exhibit J:	Form of Pledged Asset Schedule
Exhibit K:	Form of Assignment and Acceptance
Exhibit L:	Form of Payment Direction Letter
Exhibit M:	Asset-Level Representations and Warranties

REVOLVING CREDIT LOAN AND SECURITY AGREEMENT
     THIS REVOLVING CREDIT LOAN AND SECURITY AGREEMENT, dated as of December 23, 2005 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is among ASHFORD FINANCE SUBSIDIARY II LP, a Delaware limited partnership (“Borrower”), UBS REAL ESTATE INVESTMENTS INC., a Delaware corporation (in its individual capacity and not as the Administrative Agent, “UBS”), the other lenders who, from time to time, are parties hereto in accordance with the terms of this Agreement (UBS, collectively with such other lenders, the “Lenders”), and UBS REAL ESTATE INVESTMENTS INC., a Delaware corporation, and any successors appointed pursuant to this Agreement, as administrative agent for the Lenders hereunder (the “Administrative Agent”).
RECITALS
     WHEREAS, Borrower has requested that the Lenders from time to time make revolving credit loans to Borrower in an aggregate principal amount at any one time outstanding not to exceed the Maximum Credit (as defined below), the proceeds of which would be used to finance the origination, acquisition or carrying of Eligible Assets (as defined below) and to pay fees and expenses incurred in connection herewith and therewith. The Lenders are willing to make such credit available to Borrower, but only on the terms, and subject to the conditions, set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lenders, Administrative Agent and Borrower hereby agree as follows:
     SECTION 1. DEFINITIONS
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
     “Act” shall mean the Delaware Limited Liability Company Act.
     “Additional Assets” means any Pledged Assets with respect to which Borrower shall have entered into Security Documents as provided in Section 3.3(a) in order to cure a Market Deficiency.
     “Adjusted Maximum Credit” shall have the meaning set forth in Section 2.8.
     “Adjusted Revolving Credit Commitment Percentage” shall mean, with respect to any Lender at any time in respect of any Loan, (a) if no Lender Default shall have occurred and be continuing at the time of the making of such Loan, such Lender’s Revolving Credit Commitment Percentage, and (b) if a Lender Default shall have occurred and be continuing at the time of the making of such Loan, (i) in respect of each Lender that is a Defaulting Lender, zero, and (ii) in respect of each Lender which is not a Defaulting Lender, the percentage determined by dividing such Lender’s Revolving Credit Commitment at such time by the sum of the Revolving Credit Commitments of all Lenders that are not Defaulting Lenders; provided that the Adjusted Revolving Credit Commitment Percentage of UBS shall be equal to the sum of (x) the amount determined in accordance with clause (ii) above and (y) the excess of the Maximum Credit over the aggregate Adjusted Revolving Credit Commitment Percentages of the other Lenders.
     “Administrative Agent” shall have the meaning set forth in the introductory paragraph hereto.
     “Advance Rate” shall mean, with respect to each Loan, one of the advance rates specified under the heading “Advance Rate” on Schedule 2 attached hereto for Pledged Assets of the Asset Type pledged as security for such Loan hereunder, as selected by Borrower in the applicable Request for Borrowing.
     “Affiliate” shall mean, when used with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and “controlling” and “controlled” shall have meanings correlative thereto.
     “Aggregate Base Case Market Value” shall mean the sum of the Base Case Market Values of all Pledged Assets.
     “Aggregate Market Value” shall mean the sum of the Market Values of all Pledged Assets as of any Market Determination Date.
     “Agreement” shall mean this Revolving Credit Loan and Security Agreement, as amended, supplemented or otherwise modified from time to time.
     “Applicable Lending Office” shall mean, for each Lender, the lending office of such Lender designated on Schedule 1 hereto (or any other lending office from time to time notified to the Administrative Agent by such Lender) as the office at which its Loans are to be made and maintained.
     “Applicable Spread” shall mean, with respect to each Loan, the interest rate spread specified under the heading “Applicable Spread” on Schedule 2 attached hereto for Pledged Assets of the Asset Type pledged as security for such Loan hereunder corresponding to the Advance Rate applicable to such Loan, as the same may be adjusted from time to time in accordance with Section 3.3(a)(iii) and (iv) hereof.
     “Appraisal” shall mean, with respect to any Underlying Property, an appraisal of such Underlying Property in its then “as is” condition (taking into account any reserves established for the purposes of funding any construction or improvements at such Underlying Property that are expressly contemplated by the applicable Pledged Asset Documents to the extent determined by the appraiser conducting such appraisal), prepared not more than thirty (30) days (or such longer period as shall be acceptable to the Administrative Agent) prior to submission to the Administrative Agent by a member of the American Institute of Real Estate Appraisers, which appraisal (a) shall meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), and (b) otherwise shall be in both form and substance satisfactory to the Administrative Agent in its sole and absolute discretion and addressed to the Administrative Agent, and its successors and assigns.
     “Appraised Value” shall mean the fair market value of an Underlying Property, as determined pursuant to an Appraisal.
     “Approved Fund” shall mean, with respect to any Lender, any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate or Subsidiary of such Lender; provided that, with respect to UBS, as a Lender hereunder, an “Approved Fund” shall include (x) any fund advised by UBS Real Estate Investments, Inc. or an Affiliate of UBS Real Estate Investments, Inc., or (y) any other Person as long as, in the case of this clause (y) only, UBS Real Estate Investments, Inc., an Affiliate of UBS Real Estate Investments, Inc., or a fund advised by UBS Real Estate Investments, Inc. or an Affiliate of UBS Real Estate Investments, Inc. either (1) “controls” (as such term is used in the definition of Affiliate) such Person or (2) is empowered to conduct all day to day management relating to such Person’s rights, obligations and interests hereunder and, subject to obtaining the consent of such Person, has the right to participate in all day to day affairs relating to the administration of such rights, obligations and interests.
     “Ashford OP” shall mean Ashford Hospitality Limited Partnership, a Delaware limited partnership.
     “Ashford REIT” shall mean Ashford Hospitality Trust, Inc., a Maryland corporation.
     “Asset Type” shall mean, with respect to any Pledged Asset, whether such Pledged Asset is a Mortgage Loan, Mezzanine Loan or Junior Interest for purposes of this Agreement.
     “Asset Value” shall mean, as of any date of determination with respect to any Pledged Asset, the lesser of (x) the outstanding principal amount of such Pledged Asset and (y) the Base Case Market Value for such Pledged Asset.
     “Assignee” shall have the meaning set forth in Section 13.6(c).
     “Assignment and Acceptance” shall have the meaning set forth in Section 13.6(c).
     “Assignment of Mortgage” shall mean, with respect to any Mortgage securing any Mortgage Loan, an assignment of the Mortgage, substantially in the form of Exhibit C-1 attached hereto, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related real property is located to reflect the assignment of the Mortgage, subject to the terms, covenants and provisions of this Agreement.
     “Assignment of Assignment of Leases” shall mean, with respect to each Pledged Asset that is a Mortgage Loan, an assignment, substantially in the form of Exhibit D-1 attached hereto,

assigning to the assignee identified therein all of the assignor’s interest in and to each Assignment of Leases executed by the applicable Underlying Borrower in connection with such Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Assignment of Leases” shall mean, with respect to each Mortgaged Property, a first priority Assignment of Leases and Rents from the Underlying Borrower, as assignor, to Borrower, as assignee, assigning to Borrower, all of the Underlying Borrower’s interest in and to the Leases and the Rents of such Mortgaged Property as security for the applicable Mortgage Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Bankruptcy Action” shall mean, with respect to any Person, (a) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person, if such petition is not dismissed within sixty (60) days from the date of the filing of such involuntary petition (or, in the case of any Underlying Borrower or Underlying Property, within such period of time as may be set forth in the Pledged Asset Documents or other applicable loan documents for such Underlying Borrower or Underlying Property as required to expire prior to the occurrence, with respect to such Underlying Borrower or Underlying Property, of an event of default on account of the filing of such petition); (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person seeking, consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person, any Pledged Asset, any Underlying Borrower or any portion of any Underlying Collateral or Underlying Property; (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; or (f) such Person taking any action in furtherance of any of the foregoing.
     “Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as the same may be amended from time to time.
     “Base Case DSCR” shall mean, with respect to any Pledged Asset, the DSCR for such Pledged Asset as of the Borrowing Date on which such Pledged Asset is added to the Collateral hereunder, as determined by Administrative Agent in its sole and absolute discretion using its standard underwriting criteria as of such Borrowing Date for assets of the same Asset Type as such Pledged Asset.
     “Base Case Market Value” shall have the meaning set forth in the definition of “Market Value” below.
     “Base Rate” shall mean the rate per annum equal to one and one-quarter percent (1.25%) in excess of the then applicable Treasury Rate.

     “Base Rate Loan” shall mean any Loan the rate of interest applicable to which is based upon the Base Rate.
     “Borrower” shall have the meaning set forth in the introductory paragraph hereto.
     “Borrower Operating Account” shall have the meaning set forth in Section 3.13(a).
     “Borrowing Base” shall mean, as of any date of determination, an aggregate amount for all Pledged Assets equal to the sum of (x) the Market Value for each Pledged Asset as of such date of determination multiplied by (y) the Advance Rate for such Pledged Asset.
     “Borrowing Base Certificate” shall mean a certificate, substantially in the form of Exhibit G attached hereto, with appropriate insertions, showing the Borrowing Base as of the date set forth therein, and executed on behalf of Borrower by a duly authorized representative of Borrower. Each Borrowing Base Certificate shall include a statement that each of the representations and warranties made by Borrower and Guarantors in or pursuant to the Loan Documents to which they are respectively a party (other than those that expressly relate to a specified date) are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date thereof, except as set forth on a schedule to such Borrowing Base Certificate, which exceptions must be acceptable to the Administrative Agent in its sole discretion.
     “Borrowing Base Deficiency” shall mean, as of any date of determination, the amount by which the Outstanding Principal Balance exceeds the Borrowing Base.
     “Borrowing Date” shall mean any Business Day specified in a Request for Borrowing pursuant to Section 2.4 as a date on which Borrower requests Lenders to make a Loan hereunder.
     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close, and, if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or an Interest Period for, a Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment or Interest Period, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Expenditures” shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.
     “Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

     “Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.
     “Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Administrative Agent, and Deposit Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Cash Retention Event” shall have the meaning set forth in Section 3.13(b).
     “Cash Retention Event Cure” shall have the meaning set forth in Section 3.13(b).
     “Cash Retention Notice” shall mean a notice delivered from Administrative Agent to Clearing Bank upon the occurrence of a Cash Retention Event, in the form required by the Clearing Account Agreement.
     “Cash Retention Termination Notice” shall mean a notice delivered from Administrative Agent to Clearing Bank upon the occurrence of a Cash Retention Event Cure, in the form required by the Clearing Account Agreement.
     “Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to any Underlying Property or any part thereof.
     “Change in Control” shall mean:
     (a) any transaction or event as a result of which
     (i) Ashford OP ceases to own, beneficially or of record, directly or indirectly, (A) 100% of the issued and outstanding limited partner interests in Borrower, (B) 100% of membership interests in the general partner of Borrower, or (C) 100% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of managers of Borrower or the general partner of Borrower;
     (ii) General Partner or Ashford REIT (or an entity directly or indirectly 100% owned by Ashford REIT) (A) ceases to act as general partner of Ashford OP or (B) ceases to own 100% of the general partner interests in Ashford OP;
     (iii) unless Ashford REIT is the direct general partner of Ashford OP, Ashford REIT (or one or more entities directly or indirectly owned 100% by Ashford REIT) ceases to own (A) 100% of the issued and outstanding membership interests in General Partner or (B) 100% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of managers of General Partner; or
     (iv) General Partner (or an entity directly or indirectly owned 100% by Ashford REIT) and Ashford OP Limited Partner LLC (or an entity directly or indirectly owned 100% by Ashford REIT) collectively cease to own, in the aggregate, more than 50% of the issued and outstanding partnership interests in Ashford OP, excluding partnership interests that are convertible into shares of capital stock of Ashford REIT.
     (b) the sale, transfer, or other disposition of all or substantially all of Borrower’s, Ashford OP’s, Ashford REIT’s or General Partner’s assets (excluding any such action taken in connection with any securitization transaction) other than to an Affiliate of Borrower, Ashford OP, Ashford REIT or General Partner as the case may be; or
     (c) the occurrence of a change in the composition of the governing body of Ashford REIT such that a majority of the members of any such governing body (i) were not members of such governing body on the date of this Agreement and (ii) were not (A) nominated for election or elected to such governing body with the affirmative vote of a majority of the members who were either members of such governing body on the date of this Agreement or whose nomination or election was previously so approved or (B) nominated to such governing body with the affirmative vote of a nominating committee, the majority of the members of which were (x) members of such governing body on the date of this Agreement, (y) members whose nomination was previously so approved by such a nominating committee and/or (z) members whose nomination or election was previously approved in accordance with the immediately preceding clause (A).
     “Change in Law” shall have the meaning set forth in Section 3.7.
     “Clearing Account” shall have the meaning set forth in Section 3.13(a).
     “Clearing Account Agreement” shall mean that certain Clearing Account Agreement dated the date hereof, made by and among Borrower, Administrative Agent and Clearing Bank.
     “Clearing Bank” shall have the meaning set forth in Section 3.13(a).
     “Closing Date” shall mean December 23, 2005, being the date on which this Agreement has been executed and delivered by the parties hereto.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time any successor statutes thereto and applicable U.S. Department of Treasury Regulations issued pursuant thereto in temporary or final form.
     “Collateral” shall have the meaning set forth in Section 4.1.
     “Collateral Assignment of Assignment of Leases” shall mean, with respect to each Pledged Asset that is a Mortgage Loan, a collateral assignment from Borrower, as assignor, to the Administrative Agent, as assignee, assigning to the Administrative Agent for the ratable benefit of the Lenders all of Borrower’s interest in and to each Assignment of Leases executed by the applicable Underlying Borrower in favor of Borrower, substantially in the form of Exhibit D-2 attached hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

     “Collateral Assignment of Mortgage” shall mean, with respect to any Mortgage securing any Mortgage Loan, a collateral assignment of the Mortgage, substantially in the form of Exhibit C-2 attached hereto, sufficient under the laws of the jurisdiction wherein the related real property is located to reflect the collateral assignment and pledge of the Mortgage, subject to the terms, covenants and provisions of this Agreement.
     “Collateral Assignment of Participation Interest” shall mean, with respect to any Pledged Asset that is a Junior Interest, a Collateral Assignment and Pledge, substantially in the form of Exhibit E attached hereto, from Borrower, as assignor, to the Administrative Agent, as assignee, assigning to the Administrative Agent for the ratable benefit of the Lenders, all of Borrower’s right, title and interest in, to and under the applicable participation agreement and/or other Pledged Asset Documents in respect of such Pledged Asset.
     “Collateral Assignment of Pledge” shall mean, with respect to any Pledged Asset that is a Mezzanine Loan, a collateral assignment from Borrower, as assignor, to the Administrative Agent, as assignee, assigning to the Administrative Agent for the ratable benefit of the Lenders Borrower’s interest in and to the applicable Mezzanine Pledge Agreement, substantially in the form of Exhibit F attached hereto, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Collateral File” shall mean, with respect to each Pledged Asset, the documents specified as the “Collateral File” in Schedule 3 annexed hereto, together with any additional documents and information required to be delivered to Administrative Agent, the Lenders or the Custodian pursuant to this Agreement or the Custodial Agreement with respect to any Pledged Asset.
     “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Underlying Property, or any interest therein or right accruing thereto, including any right of access thereto.
     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Conveyance” shall have the meaning set forth in Section 8.4.
     “Costs” shall have the meaning set forth in Section 7.29.
     “Credit Exposure” shall mean, as to any Lender (other than a Defaulting Lender) at any time, its Revolving Credit Commitment (or, if the Revolving Credit Commitments shall have expired or been terminated, the aggregate unpaid principal amount of its Loans).
     “Credit Exposure Percentage” shall mean, as to any Lender at any time, the fraction (expressed as a percentage), the numerator of which is the Credit Exposure of such Lender at such time and the denominator of which is the aggregate Credit Exposures of all of the Lenders (other than Defaulting Lenders) at such time.

     “Credit Increase Request” shall have the meaning set forth in Section 2.8.
     “Custodial Agreement” shall mean that certain custodial agreement, dated as of the date hereof, by and among Borrower, Administrative Agent and Custodian, as the same shall be amended, modified or supplemented and in effect from time to time.
     “Custodial Delivery Letter” shall mean the form executed by Borrower in order to deliver the Pledged Asset Schedule, Collateral File and related Pledged Assets to the Custodian pursuant to Section 2.4(g), a form of which is attached hereto as Exhibit H.
     “Custodian” shall mean LaSalle Bank, National Association and its successors in interest, as custodian under the Custodial Agreement, and any successor Custodian under the Custodial Agreement acceptable to Administrative Agent in its sole discretion; provided that in no event shall the Custodian be an Affiliate of Borrower.
     “Debt Service” shall mean, with respect to any Pledged Asset as of any particular period of time, (i) scheduled principal (other than scheduled principal payments at maturity) and interest payments under the applicable Pledged Asset Documents and (ii) scheduled principal (other than scheduled principal payments at maturity) and interest payments under any other Indebtedness for borrowed money of the applicable Underlying Borrower.
     “Debt Service Coverage Ratio” or “DSCR” shall mean, with respect to any Pledged Asset, the ratio, determined by the Administrative Agent in its sole and absolute discretion, that (a) Underwritten Net Cash Flow for the Underlying Property with respect to such Pledged Asset for the period of twelve (12) months (or such shorter period of time as such Pledged Asset shall have existed, adjusted to reflect expected results over a twelve-month period with appropriate adjustments for seasonality) immediately preceding the date of calculation, bears to (b) the Debt Service with respect to such Pledged Asset that was due for such twelve (12) calendar month period (or such shorter period of time, if applicable, annualized).
     “Default” shall mean any of the events specified in Section 10.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.
     “Defaulted Asset” shall mean any Pledged Asset (a) that is thirty (30) days or more Delinquent (other than as described in clause (d) below) in the payment of debt service or (b) as to which a Bankruptcy Action shall have occurred with respect to the Underlying Borrower or (c) as to which a default shall have occurred under the applicable Pledged Asset Documents and such default continues beyond the applicable notice and/or cure or grace period, if any, provided for in such loan documents or (d) as to which payment in full of all amounts due in respect of any indebtedness constituting that Pledged Asset shall not have been received within thirty (30) days following the stated maturity date thereof, as indicated in the Pledged Asset Schedule for such Pledged Asset or (e) as to which Borrower shall, at any time following the Borrowing Date thereof, fail to comply with any Future Funding Obligation under any Pledged Asset Document.
     “Defaulted Loan Prepayment Amount” shall have the meaning set forth in Section 3.3(c).

     “Default Rate” shall have the meaning set forth in Section 3.1(b).
     “Defaulting Lender” shall mean any Lender with respect to which a Lender Default has occurred and is continuing.
     “Delinquent” shall mean, with respect to any Pledged Asset, if any scheduled monthly, quarterly or other periodic payment of principal, interest and/or other material amounts in respect of such Pledged Asset is not made by the close of business on the day on which such scheduled payment is required to be paid. A Pledged Asset shall be “30 days or more Delinquent” if any such scheduled payment has not been received by the close of business on the corresponding day of the month following the month in which such scheduled payment was required to be paid.
     “Deposit Account” shall have the meaning set forth in Section 3.13.
     “Deposit Bank” shall mean Wells Fargo Bank, N.A. and any successor Eligible Institution thereto.
     “Determination Date” shall have the meaning set forth in the definition of “LIBOR Base Rate”.
     “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
     “EBITDA” shall mean, for Ashford REIT and its consolidated Subsidiaries for any fiscal period, an amount equal to the sum of (i) Net Income for such period, plus (ii) to the extent deducted in determining Net Income for such period, (A) Interest Expense of Ashford REIT and its consolidated Subsidiaries, (B) income tax expense determined on a consolidated basis and in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis and in accordance with GAAP, (D) non-cash charges determined on a consolidated basis and in accordance with GAAP, and (E) any non-recurring charges acceptable to the Administrative Agent, in each case for such period.
     “Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (ii) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
     “Eligible Asset” shall mean any Mortgage Loan, Mezzanine Loan or Junior Interest, or other interest or asset acceptable to the Administrative Agent in its sole discretion, as the case may be, originated or acquired by Borrower, for which, as of any date of determination, unless otherwise approved by the Administrative Agent, each of the following is true:
     (a) such asset is owned 100% by Borrower;

     (b) such asset satisfies Administrative Agent’s basic underwriting requirements, including, without limitation, those relating to environmental and zoning matters;
     (c) the Underlying Property for such asset is a hotel property located in the United States of America and “flagged” with a brand acceptable to Lender, with appropriate comfort letters from the applicable franchisor (and collateral assignments by Borrower of its rights therein); provided that independently flagged hotel properties may be designated as Eligible Assets in Lender’s sole discretion, depending upon Lender’s underwriting analysis thereof;
     (d) such asset is not and has never been more than thirty (30) days Delinquent in the payment of debt service and no default shall have occurred and be continuing beyond any applicable notice and/or cure or grace period under the applicable loan documents for such asset;
     (e) such asset is a “closed” loan, with the applicable Pledged Asset Documents executed by, and funds disbursed to, the Underlying Borrower prior to or concurrently with the advance of the related Loan under this Agreement;
     (f) the LTV (and LTC if the Underlying Property has been acquired within the preceding 24 months) of such asset does not exceed 85%;
     (g) when added to the Pledged Assets, such asset will not cause more than fifteen percent (15%) of the principal balance of the Loans outstanding hereunder to be comprised of Loans on account of Pledged Assets that relate to seasonal or beach properties and, in any case, seasonality reserves acceptable to Administrative Agent in its sole and absolute discretion shall have been established for such asset;
     (h) the Underlying Borrower for such asset is not an Affiliate of Borrower;
     (i) in each instance, such asset has been approved by Administrative Agent in its sole and absolute discretion; and
     (j) the Base Case DSCR for such asset is not less than 1.0 to 1.0;
provided, that notwithstanding a proposed Eligible Asset’s failure to conform to the criteria set forth above, Administrative Agent may, in its sole discretion, designate in writing any such non-compliant asset an Eligible Asset (including, without limitation, assets that are not one of the Asset Types expressly contemplated by this Agreement), subject to such terms and conditions as Administrative Agent and Borrower shall agree, including, without limitation, an adjusted Advance Rate and/or an adjusted Applicable Spread for such asset.
     “Eligible Institution” shall mean a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, P-1 by Moody’s Investors Service, Inc., and F-1+ by Fitch, Inc. in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A” by Fitch, Inc., “A” by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, and “A2” by Moody’s Investors Service, Inc.
     “Eligible Transferee” shall mean (a) a Lender or an Affiliate or Approved Fund of a Lender, (b) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, investment company or money management firm, or an institution substantially similar to any of the foregoing entities, in each case organized under the laws of the United States or any State thereof, having total assets in excess of $600,000,000.00 and net worth in excess of $250,000,000 and being regularly engaged in the business of making or owning commercial real estate loans, or (c) an Affiliate or Subsidiary of any entity described in the preceding clause (b).
     “Embargoed Person” shall have the meaning set forth in Section 8.18.
     “Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Legal Requirements (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
     “Equity Pledge Agreement” shall mean that certain Pledge and Security Agreement, to be executed and delivered pursuant to Section 6.01(b) by Ashford OP in favor of the Administrative Agent for the ratable benefit of the Lenders, pursuant to which Ashford OP will grant a first priority security interest in one hundred percent (100%) of the limited partner interests in Borrower and 100% of the limited liability company interests in the general partner of Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Equity Securities” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, and any and all warrants or options to purchase any of the foregoing.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” shall mean any trade or business which is a member of the same controlled group (within the meaning of Section 414(b) of the Code) as Ashford REIT.
     “Eurocurrency Liabilities” shall have the meaning set forth in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Event of Default” shall mean any of the events specified in Section 10.1 hereof; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

     “Exceptions Report” shall mean an Exceptions Report from the Custodian identifying any exceptions to the deliveries required to be included in any Collateral File.
     “Excess Cash Flow” shall have the meaning set forth in Section 3.13 hereof.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net assets, receipts or income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Lender is located, (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or (ii) is attributable to such Foreign Lender’s failure to comply with Section 3.10(e) hereof and (d) any Taxes arising after the date hereof solely as a result of or attributable to a Lender, the Administrative Agent or the Issuing Bank changing its designated lending office after the date such Lender, the Administrative Agent or the Issuing Bank become a party hereto.
     “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by it.
     “Filings” shall have the meaning set forth in Section 4.2.
     “Fixed Charges” shall mean, with respect to Ashford REIT and its consolidated Subsidiaries for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness for borrowed money during such period, excluding balloon payments due on maturity of any Indebtedness which is secured by real property collateral (or direct or indirect ownership interests in the owner of such real property collateral) with no physical, operating, financial performance or valuation characteristics which could impair in any respect the ability of the owner of such collateral to refinance such Indebtedness in full on or prior to the maturity thereof at customary market terms, conditions and underwriting criteria.
     “Fixed Charge Coverage Ratio” shall mean, with respect to Ashford REIT and its consolidated Subsidiaries for any fiscal period, the ratio of EBITDA minus Capital Expenditures during such period to Fixed Charges.
     “Foreign Lender” means any Lender (or any lending office designated by any Lender) that is organized under the laws of a jurisdiction other than that in which Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Future Funding Obligation” shall mean, with respect to any Pledged Asset, any mandatory agreement, commitment, covenant or obligation of Borrower or any of its predecessors-in-interest to advance funds for any purpose on or subsequent to the Borrowing Date of the Loan secured by such Pledged Asset, whether in connection with any unfunded portion of or future advance regarding, any loan or other invested amount of such Pledged Asset.
     “GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
     “General Partner” shall mean Ashford OP General Partner LLC.
     “Governing Documents” shall mean, as to any Person, its articles or certificate of incorporation and by-laws, its partnership agreement, its certificate of formation and operating agreement, its limited liability company agreement and/or the other organizational or governing documents of such Person.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision, agency or instrumentality thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over Borrower, any Guarantor, any of their respective Subsidiaries or Affiliates or any of their respective properties.
     “Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership agreements, by agreement to keep well, to purchase assets, goods, securities or services, or to take or pay or otherwise); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.
     “Guarantor” shall refer to either Ashford OP or Ashford REIT and “Guarantors” shall refer collectively to Ashford OP and Ashford REIT.
     “Hedging Transactions” shall mean, with respect to any Person, any short sale of U.S. Treasury Securities or mortgage related securities, futures contract (including eurodollar futures) or options contract or any interest rate swap, cap or collar agreement or similar arrangements providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies to hedge the return on a financial asset (including any Pledged Asset), and which is entered into by such Person or any of its predecessors in interest, with one or more counterparties with a credit rating from a nationally recognized rating agency of not less than AA- or its equivalent.
     “Income” shall mean, with respect to any Pledged Asset at any time, the sum of (x) any principal paid by or on behalf of the Underlying Borrower and all interest, dividends,

distributions or other receipts and fees of every kind and nature payable to Borrower or its designee, directly or indirectly, arising from or relating to its ownership of such Pledged Asset, including, without limitation, all Pledged Asset Prepayments (or any portion thereof) or any payments in respect of related Hedging Transactions and any interests or earnings on any of the foregoing received by or payable to Borrower and (y) all net sale proceeds of a sale of such Pledged Asset.
     “Indebtedness” shall mean, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable (excluding current accounts payable in the ordinary course of business and not outstanding for more than ninety (90) days and excluding accrued Real Estate Taxes that are paid prior to the delinquency thereof), (b) all contingent liabilities of such Person under letters of credit, (c) all obligations under leases that constitute capital leases for which such Person is liable, (d) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is (are) liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (e) all Guarantees granted by such Person, directly or indirectly, in respect of any of the foregoing.
     “Interest Coverage Ratio” shall mean, with respect to Ashford REIT and its consolidated Subsidiaries for any fiscal period, the ratio of EBITDA to Interest Expense paid or accrued during such fiscal period.
     “Interest Expense” shall mean, with respect to Ashford REIT and its consolidated Subsidiaries for any fiscal period, cash interest expense of Ashford REIT and such consolidated Subsidiaries determined on a consolidated basis and in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Indebtedness for borrowed money of Ashford REIT and its consolidated Subsidiaries and interest expense for the relevant period that has been capitalized on the consolidated balance sheet of Ashford REIT and its consolidated Subsidiaries.
     “Interest Period” shall mean, with respect to any Loan, each period commencing on the eleventh (11th) day of each calendar month and ending on the tenth (10th) day of the following calendar month, provided that (a) in the event that the Borrowing Date with respect to a Loan is a day prior to the tenth (10th) day of a calendar month, the initial Interest Period with respect to such Loan shall commence on such Borrowing Date and end on the tenth (10th) day of such calendar month and (b) in the event that the Borrowing Date with respect to a Loan is a calendar day on or after the tenth (10th) day of a calendar month, the initial Interest Period with respect to such Loan shall commence on such Borrowing Date and end on the tenth (10th) day of the calendar month thereafter, and provided, further, that any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date.
     “Junior Interest” shall mean (a) a participation interest in a performing commercial real estate loan secured by an Underlying Property that is junior to another participation interest or other interest in the related whole loan or (b) a “B note” in an “A/B structure” in such performing commercial real estate loan.
     “Junior Interest Note” shall mean the original executed promissory note evidencing any Junior Interest (as described in clause (b) of the definition thereof).
     “Junior Participation Interest Certificate” shall mean the original certificate or other instrument evidencing any Junior Interest (as described in clause (a) of the definition thereof).
     “knowledge” shall mean, as to any Person for all purposes of this Agreement and the other Loan Documents, the actual knowledge of such Person, after due inquiry and, with respect to any representation or warranty regarding any Eligible Asset, based on the due diligence customarily performed in the origination (or acquisition, as the case may be) of comparable Eligible Assets by prudent commercial lenders in the applicable geographic area and with respect to properties comparable to the related Underlying Property, as of the date of origination (or acquisition, as the case may be) of such Eligible Asset.
     “Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or a right to use or occupy, all or any portion of any space in an Underlying Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
     “Legal Requirements” shall mean, as to any Person, the Governing Documents of such Person and all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting such Person or any Collateral or Underlying Property and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to such Person, at any time in force affecting any Collateral or any Underlying Property or any part thereof.
     “Lenders” shall have the meaning set forth in the introductory paragraph hereto.
     “Lender Default” shall mean, as to any Lender, (a) the failure of such Lender to make available its share of any borrowing as required under Section 3 hereof, (b) the notification by such Lender to the Administrative Agent or Borrower that it does not intend to comply with its obligations under this Agreement, or (c) such Lender’s becoming subject to any insolvency, reorganization or similar action or proceeding, including by the takeover of such Lender by any regulatory agency.
     “LIBOR” shall mean, with respect to each day during each Interest Period pertaining to a Loan, a rate per annum determined for such day in accordance with the following formula:
LIBOR Base Rate

1.00 – LIBOR Reserve Percentage

     “LIBOR Base Rate” shall mean, with respect to each day during each Interest Period pertaining to a Loan, the rate per annum (rounded upwards, if necessary, to the nearest one-thousandth (1/1000th) of one percent (1%)) reported for such Interest Period at 11:00 a.m. London time on the date that is two (2) London Business Days prior to the tenth (10th) day of the calendar month in which such Interest Period commences (such date, the “Determination Date”), on Dow Jones Telerate Service Page 3750 (British Bankers Association Settlement Rate) as the non-reserve adjusted London Interbank Offered Rate for U.S. dollar deposits having a thirty (30) day term and in an amount of $1,000,000.00 or more (or on such other page as may replace said Page 3750 on that service or such other service or services as may be nominated by the British Bankers Association for the purpose of displaying such rate, all as determined by the Administrative Agent in its sole but good faith discretion). In the event that (a) more than one such rate is provided, the average of such rates shall apply, or (b) no such rate is published, then the LIBOR Base Rate shall be determined from such comparable financial reporting company as the Administrative Agent in its sole but good faith discretion shall determine.
     “LIBOR Loan” shall mean any Loan the rate of interest applicable to which is based upon LIBOR.
     “LIBOR Reserve Percentage” shall mean, for any Interest Period for all of the Loans comprising part of the same borrowing, the reserve percentage applicable on each Determination Date with respect to such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor thereto) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York, New York with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Loans is determined) having a term comparable to such Interest Period.
     “LIBOR Reserve Requirements” shall mean, for any day as applied to a LIBOR Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.
     “Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.
     “Loans” shall have the meaning set forth in Section 2.1.
     “Loan Documents” shall mean, collectively, this Agreement, the Notes, the Security Documents, the Clearing Account Agreement, the Cash Management Agreement, the OP Guaranty of Payment, the REIT Guaranty of Payment and any other documents, agreements and instruments now or hereafter evidencing, securing or delivered to the Administrative Agent in connection with any Loans, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Loan to Cost Ratio” or “LTC” shall mean, with respect to any Pledged Asset as of any date of determination, the ratio, expressed as a percentage, of (i) the sum of (x) the actual outstanding principal amount of such Pledged Asset as of such date plus (y) the actual outstanding principal amount of all other Indebtedness for borrowed money of the applicable Underlying Borrower and, in the case of any Mezzanine Loan, the owner of the Underlying Property, to (ii) the aggregate purchase price paid by such Underlying Borrower (or, in the case of any Mezzanine Loan, the owner of the Underlying Property) for the applicable Underlying Property and the aggregate closing costs incurred by such Underlying Borrower and owner in connection therewith.
     “Loan to Value Ratio” or “LTV” shall mean, with respect to any Pledged Asset as of any date of determination, the ratio, expressed as a percentage, of (i) the sum of (x) the actual outstanding principal amount of such Pledged Asset as of such date plus (y) the actual outstanding principal amount of all other Indebtedness for borrowed money of the applicable Underlying Borrower and, in the case of any Mezzanine Loan, the owner of the Underlying Property, to (ii) the aggregate Appraised Value of the applicable Underlying Property.
     “London Business Day” shall mean any Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London, England.
     “Market Capitalization” shall mean, as of any date of determination, an amount equal to the sum of (a) the product of (x) the aggregate number of issued and outstanding shares of each class of publicly-traded equity securities of Ashford REIT (inclusive of the limited partnership interests of Ashford OP, calculated on an as-converted basis, as though such partnership interests had been converted into equity securities of Ashford REIT) multiplied by (y) the average closing sales price of each such class of such equity securities on the New York Stock Exchange for the twenty (20) trading day period immediately preceding such date of determination, plus (b) the product of (x) the aggregate number of issued and outstanding shares of convertible preferred stock of Ashford REIT for which the conversion price is less than or equal to the average closing sales price of the common stock of Ashford REIT on the New York Stock Exchange for the twenty (20) trading day period immediately preceding such date of determination, multiplied by (y) the average closing sales price of the common stock of Ashford REIT on the New York Stock Exchange for the twenty (20) trading day period immediately preceding such date of determination.
     “Market Deficiency,” “Market Deficiency Notice” and “Market Deficiency Threshold,” shall have the meanings set forth in Section 3.3(a).
     “Market Determination Date” shall have the meaning set forth in Section 3.3(a).
     “Market Value Surplus” and “Market Surplus Notice” shall have the meanings set forth in Section 3.3(a)(iv).
     “Market Value” shall mean, with respect to any Pledged Asset, (x) on the Borrowing Date on which such Pledged Asset is added to the Borrowing Base, the market value for such

Pledged Asset as determined by Administrative Agent in its sole and absolute discretion using its standard underwriting criteria in effect as of such Borrowing Date for assets of the same Asset Type as such Pledged Asset, including utilizing the Base Case DSCR for such Pledged Asset (the “Base Case Market Value”), and (y) as of any date thereafter, the market value for such Pledged Asset as determined by Administrative Agent in good faith and in a manner consistent with Lender’s calculation of the Base Case Market Value of such Pledged Asset but utilizing the DSCR of such Pledged Asset as of such date of determination (the “Updated DSCR” with respect thereto). The provisions of the foregoing clause (y) shall not preclude Administrative Agent, in determining Market Value on any Market Determination Date, from applying any customary and reasonable market factors or underwriting criteria that are part of Administrative Agent’s standard underwriting criteria as of the applicable Borrowing Date for assets of the same Asset Type that were not applied in determining the Base Case Market Value of such Pledged Asset but become applicable to a Pledged Asset subsequent to the Borrowing Date on which such Pledged Asset was added to the Borrowing Base as a result of changes in circumstances relating to or affecting such Pledged Asset. In calculating the Updated DSCR for any Pledged Asset, Lender shall utilize the applicable interest rate under the related Pledged Asset Document in effect as of the date of determination of either (1) the Base Case DSCR for such Pledged Asset or (2) such Updated DSCR, whichever is greater. Borrower acknowledges that the Market Value of a Pledged Asset may be reduced to zero by Administrative Agent if:
     (a) Administrative Agent no longer has a perfected security interest in such Pledged Asset, or
     (b) such Pledged Asset has been released from the possession of the Custodian under the Custodial Agreement.
     In addition, the Market Value of a Pledged Asset that becomes a Defaulted Asset may be reduced to zero by Administrative Agent as provided in Section 3.3(b) and Section 5.31 of this Agreement.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property (including, without limitation, any Pledged Asset, any other Collateral, any Underlying Property or any Underlying Collateral) or condition (financial or otherwise) of Borrower, Guarantors and their respective Subsidiaries or Affiliates taken as a whole, (b) the ability of Borrower or any Guarantor to perform its obligations under any of the Loan Documents to which it is a party (including, without limitation, the timely payment of principal of or interest on the Loans or other amounts payable in connection herewith), or (c) the validity or enforceability of this or any of the other Loan Documents.
     “Maximum Credit” shall mean One Hundred Million and No/100 Dollars ($100,000,000.00), subject to adjustment as provide in Section 2.8 hereof. The Maximum Credit is only the maximum amount that may be outstanding from time to time hereunder, it being understood and agreed by the parties hereto that the actual amount that Borrower may borrow from the Lenders hereunder at any given time may not exceed the Borrowing Base, which may be an amount less than the Maximum Credit.

     “Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Notes and as provided for herein or the other Loan Documents, under the laws of such Governmental Authority whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loans.
     “Mezzanine Loan” shall mean a performing mezzanine loan secured, directly or indirectly, by pledges of all the Equity Securities of the Person that owns an Underlying Property.
     “Mezzanine Pledge Agreement” shall mean, with respect to each Pledged Asset that is a Mezzanine Loan, a pledge and security agreement granting to Borrower a first priority security interest (whether directly or indirectly) in all Equity Securities of the Person that owns the applicable Underlying Property.
     “Mezzanine Note” shall mean a promissory note or other evidence of a Mezzanine Loan secured by a Mezzanine Pledge Agreement.
     “Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple or ground leasehold interest in the applicable Mortgaged Property and the improvements thereon, and security over the assets of the relevant Underlying Borrower or charger, securing a Mortgage Loan or similar evidence of indebtedness.
     “Mortgage Loan” shall mean a debt obligation secured by a Mortgage on an Underlying Property.
     “Mortgage Note” shall mean the promissory note evidencing a Mortgage Loan secured by a Mortgage.
     “Mortgaged Property” shall mean the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and/or all other collateral securing repayment of a Mortgage Loan, which such property shall be a hotel property located in the United States of America.
     “Net Income” shall mean, for Ashford REIT and its consolidated Subsidiaries for any period, the net income (or loss) of Ashford REIT and its consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein)(i) any extraordinary gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets, (iii) any equity interest of Ashford REIT or any of its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary of Ashford REIT, and (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Ashford REIT or a Subsidiary of Ashford REIT on the date that such Person’s assets are acquired by Ashford REIT or such Subsidiary.
     “Note” shall have the meaning set forth in Section 2.2.

     “Notice” shall have the meaning set forth in Section 13.2.
     “Officer’s Certificate” shall mean a certificate delivered to the Administrative Agent by Borrower, Ashford OP or Ashford REIT that is signed by an authorized senior officer of Borrower, Ashford OP or Ashford REIT. No officer of Borrower, Ashford OP or Ashford REIT shall have any personal liability on account of its execution or delivery of an Officer’s Certificate or any other certificate or instrument pursuant to this Agreement or the other Loan Documents
     “OP Guaranty of Payment” shall mean that certain Guaranty of Payment dated as of the date hereof, from Ashford OP in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Other Taxes” shall have the meaning set forth in Section 3.10(b).
     “Outstanding Principal Balance” shall mean, as of any date, the aggregate outstanding principal balance of all Loans then outstanding hereunder.
     “Participants” shall have the meaning set forth in Section 13.6(b).
     “Patriot Act” shall mean, collectively, all laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107 56).
     “Payment Date” shall mean the eleventh (11th) day of each calendar month, unless such date is not a Business Day, in which case the Payment Date shall be the next succeeding Business Day. If any Loans are advanced as of the date hereof, the first Payment Date will be January 11, 2006.
     “Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) all Liens, encumbrances and other matters set forth in or permitted under the Pledged Asset Documents or disclosed in the relevant Collateral File for any Pledged Assets, including without limitation, the rights and interests (whether arising under an intercreditor agreement, co-lender agreement, trust and servicing agreement or otherwise) of (A) in the case of any Mortgage Loan, any mezzanine lender holding a mezzanine loan which is secured directly or indirectly by Equity Interests in the Underlying Borrower, (B) in the case of any Mezzanine Loan, any mortgage lender holding the mortgage loan which encumbers the Underlying Property that relates to such Mezzanine Loan or (C) in the case of any Junior Interest, the holder of any senior interest in the loan underlying such Junior Interest, and the rights and interests of any servicer of such underlying loan, (iii) Liens, if any, for Real Estate Taxes imposed by any Governmental Authority not yet delinquent, (iv) Liens of mechanics and materialmen for sums that are not overdue or that are being contested diligently and in good faith in accordance with the provisions of the applicable Pledged Asset Documents, (v) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or letters of credit or guarantees issued in respect thereof, (vi) deposits to secure the performances of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or letters of credit or guarantees issued in respect thereof, (vii) covenants, conditions, restrictions, easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected Pledged Asset or interfere with the ordinary conduct of business at any applicable Underlying Property, and (viii) such other title and survey exceptions as the Administrative Agent has approved or may approve in writing in the Administrative Agent’s sole discretion.
     “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
     “Pledged Assets” shall mean any Eligible Assets as to which the Administrative Agent has been granted and holds a valid, perfected Lien for the ratable benefit of the Lenders, together with each additional Eligible Asset hereafter encumbered by any Security Document from and after the date such additional Eligible Asset is so encumbered, all as more particularly described in the granting clauses of the applicable Security Document, as amended, supplemented or otherwise modified from time to time.
     “Pledged Asset Documents” shall mean, with respect to any Pledged Asset, the agreements, documents, instruments, information and other items constituting the Collateral File for such Pledged Asset.
     “Pledged Asset Schedule” shall mean with respect to any borrowing hereunder as of any Borrowing Date, a schedule in the form of Exhibit J attached hereto describing any Eligible Assets to be pledged and assigned to Administrative Agent for the ratable benefit of the Lenders and added to the Collateral on such Borrowing Date. The Pledged Asset Schedule shall be attached to each Trust Receipt and Custodial Delivery Letter.
     “Pledged Asset Prepayment” shall have the meaning set forth in Section 3.3(c).
     “Prohibited Person” shall mean any Person:
     (a) listed in the Annex to, or who is otherwise subject to the provisions of, the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”);
     (b) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order;
     (c) with whom the Administrative Agent is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering law, including the Executive Order;

     (d) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;
     (e) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or
     (f) who is an Affiliate of a Person listed above.
     “Real Estate Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Underlying Property or part thereof, together with all interest and penalties thereon.
     “Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by or on behalf of Borrower, or any other Person with respect to a Pledged Asset. Records shall include, without limitation, all Pledged Asset Documents, the Collateral Files, the credit files related to the Pledged Asset and any and all other instruments necessary to document or service such Pledged Asset or any transfer or conveyance thereof.
     “Referrer” shall have the meaning set forth in Section 13.8.
     “Register” shall have the meaning set forth in Section 13.6(d).
     “REIT Guaranty of Payment” shall mean that certain Guaranty of Payment dated as of the date hereof, from Ashford REIT in favor of the Administrative Agent for the ratable benefit of the Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of an Underlying Borrower from any and all sources arising from or attributable to the applicable Underlying Property and the improvements thereon, including, without limitation, all revenues from telephone services, laundry, vending, television, and all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, and all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of the Underlying Property or rendering of services by the Underlying Borrower, any property manager for the Underlying Property, or any of their respective agents or employees, and proceeds, if any, from business interruption or other loss of income insurance.
     “Request for Borrowing” shall have the meaning set forth in Section 2.4(b).

     “Required Lenders” shall mean, at any time, Lenders (not including Defaulting Lenders) the Credit Exposure Percentages of which aggregate greater than fifty percent (50%).
     “Revolving Credit Commitment” shall mean, as to any Lender, the obligation of such Lender to make Loans to Borrower pursuant to Section 2.1 in an aggregate principal and/or face amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Revolving Credit Commitment” or in an Assignment and Acceptance, as such amount may be (i) reduced from time to time in accordance with the provisions of this Agreement; (ii) increased from time to time in accordance with the definition of “Adjusted Revolving Credit Commitment Percentage” or (iii) increased in accordance with Section 2.8. “Revolving Credit Commitments” shall refer collectively to all of the Revolving Credit Commitments of all of the Lenders.
     “Revolving Credit Commitment Percentage” shall mean, as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).
     “Revolving Credit Commitment Period” shall mean the period from and including the Closing Date to but not including the Revolving Credit Termination Date or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.
     “Revolving Credit Termination Date” shall mean the earlier of (a) December 23, 2008 and (b) such other date on which the Revolving Credit Commitments terminate and final payment of the outstanding principal balance of the Note becomes due and payable as provided herein or in any of the other Loan Documents, whether by declaration of acceleration or otherwise.
     “Secured Obligations” shall have the meaning set forth in Section 4.1.
     “Security Documents” shall mean, collectively, (a) this Agreement, (b) the Equity Pledge Agreement, (c)(i) in respect of any Pledged Asset that is a Mortgage Loan, an allonge assigning the related Mortgage Note in blank, an Assignment of Mortgage in blank, an Assignment of Assignment of Leases in blank, a Collateral Assignment of Mortgage and a Collateral Assignment of Leases, (ii) with respect to any Pledged Asset that is a Mezzanine Loan, an allonge assigning the related Mezzanine Note in blank and a Collateral Assignment of Pledge, and (iii) with respect to any Pledged Asset that is a Junior Interest, an allonge assigning any participation certificate or note evidencing such Junior Interest in blank and a Collateral Assignment of Participation Interest or any other document or instrument evidencing such Junior Interest and (d) all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure any of the Secured Obligations, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
     “Servicer” shall have the meaning set forth in Section 13.9.

     “Servicing Agreement” shall have the meaning set forth in Section 13.9.
     “Servicing Fees” shall have the meaning set forth in Section 13.9.
     “Servicing Report” shall mean a remittance report on a monthly basis, or more frequently as reasonably requested by Administrative Agent, containing servicing information, including, without limitation, those fields reasonably requested by Administrative Agent from time to time, on a loan-by-loan basis and in the aggregate, with respect to the Pledged Assets serviced by Borrower or any applicable servicer of the Pledged Assets for the month (or any portion thereof) prior to the date of delivery.
     “Special Member” shall have the meaning set forth in Section 5.30(p).
     “Subordinated Debt” shall mean Indebtedness of Ashford REIT and its consolidated Subsidiaries (i) which is unsecured, (ii) no part of the principal of such Indebtedness is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or otherwise) prior to the date which is one year following the Revolving Credit Termination Date and (iii) the payment of the principal of and interest on such Indebtedness and other obligations of Borrower in respect of such Indebtedness are subordinated to the prior payment in full of the principal of and interest (including post-petition obligations) on the Loans and all other obligations and liabilities of Borrower to Lenders hereunder on terms and conditions approved in writing by Administrative Agent and all other terms and conditions of which are satisfactory in form and substance to Administrative Agent.
     “Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.
     “Substitute Asset” shall have the meaning set forth in Section 4.8.
     “Substituted Asset” shall have the meaning set forth in Section 4.8.
     “Sweep Event” shall have the meaning set forth in Section 3.13(b).
     “Sweep Notice” shall mean a notice delivered from Administrative Agent to Clearing Bank upon the occurrence of a Sweep Event, in the form required by the Clearing Account Agreement.
     “Tangible Net Worth” shall mean, for Ashford REIT (a) the sum of (i) Ashford REIT’s stockholder’s equity and (ii) Subordinated Debt, minus (b) the sum of (x) any indebtedness owed to Ashford REIT by affiliates and (y) all intangible assets including goodwill, patents, trade names, trademarks, copyrights, franchises, any organizational expenses, deferred expenses, prepaid assets, receivables from shareholders, affiliates or employees, and any other asset as shown as an intangible asset on Ashford REIT’s balance sheet on a consolidated basis as determined at a particular date in accordance with GAAP.
     “Taxes” shall have the meaning set forth in Section 3.9(a).
     “Treasury Note” shall have the meaning set forth in the definition of “Treasury Rate” set forth below.
     “Treasury Rate” shall mean, with respect to any Interest Period, the rate per annum reported, with respect to such Interest Period, at 11:00 a.m. New York time on the date that is two (2) Business Days prior to the tenth (10th) day of the calendar month in which such Interest Period commences, equal to the then current yield to maturity, on an annual equivalent bond basis (recalculated to a three hundred sixty (360) day year basis), of a U.S. Treasury bill, note or bond selected by the Administrative Agent (a “Treasury Note”) that is then actively trading in the secondary market and maturing one year following the date of such determination; provided that if such a Treasury Note is not then outstanding, the Treasury Rate shall be the per annum rate as of each applicable determination date, equal to the current yield to maturity, on an annual equivalent bond basis (recalculated to a three hundred sixty (360) day year basis), of a Treasury Note that the Administrative Agent shall, in each case in its sole and absolute discretion, determine as being appropriate to determine the Treasury Rate. If two or more issues of such Treasury Notes mature on the same day, then Administrative Agent shall in its reasonable discretion select one such issue for purposes of determining the Treasury Rate.
     “Trust Receipt” shall mean a trust receipt, substantially in the form attached hereto as Exhibit I, issued by Custodian to Administrative Agent, for the ratable benefit of the Lenders, confirming the Custodian’s possession of certain Collateral Files which are held by Custodian for the benefit of Administrative Agent and the Lenders (or, until such time as such complete Collateral Files can be delivered to the Custodian, are held on behalf of the Custodian pursuant to a bailment arrangement with counsel or other third party acceptable to Administrative Agent in its sole and absolute discretion).
     “UBS” shall have the meaning set forth in the introductory paragraph hereto.
     “Underlying Borrower” shall mean (a) in the case of any Pledged Asset that is a Mortgage Loan or a Mezzanine Loan, the obligor under a note or credit agreement, (b) in the case of a Mortgage Loan, the grantor of the related Mortgage, and (c) in the case of a Junior Interest the obligor under the note, loan agreement or credit agreement evidencing the loan in which such Junior Interest is granted.
     “Underlying Collateral” shall mean (a) in the case of a Mortgage Loan, the Mortgaged Property securing such Mortgage Loan pursuant to the Mortgage executed and delivered in connection therewith, (b) in the case of a Mezzanine Loan, the Equity Securities that are pledged as collateral security for such Mezzanine Loan and (c) in the case of a Junior Interest, the Mortgaged Property securing the commercial real estate loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (a) of the definition thereof), or the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (b) of the definition thereof).
     “Underlying Property” shall mean (a) in the case of a Mortgage Loan, the Mortgaged Property securing such Mortgage Loan pursuant to the Mortgage executed and delivered in connection therewith, (b) in the case of a Mezzanine Loan, the real property that is held by the Person the Equity Securities of which are pledged as collateral security for such Mezzanine Loan and (c) in the case of a Junior Interest, the Mortgaged Property securing the commercial real estate loan in which such Junior Interest represents a junior participation (if the Junior Interest is of the type described in clause (a) of the definition thereof), or the Mortgaged Property securing such Junior Interest (if the Junior Interest is of the type described in clause (b) of the definition thereof).
     “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.
     “Underwriting Package” shall mean, with respect to each Eligible Asset, any material internal document and valuation analysis prepared by Borrower or any of its Affiliates, or by or on behalf of the originator of such Eligible Asset, if such originator is not Borrower or any of its Affiliates (to the extent such analysis has been delivered to Borrower or any of its Affiliates), for its evaluation, valuation and investment committee approval of such Eligible Asset, which shall include copies of each of the following:
     (i) historical and prospective operating statements, capital expenditures and budgets, including a minimum of three (3) years of property level financial statements, to the extent available, and current financial statements of the Underlying Borrower and any other obligor with respect to the Eligible Asset, including a statement as to the net worth of the Underlying Borrower and any related sponsor, if available;
     (ii) a schedule of results of operations for the Underlying Property for the trailing twelve (12) months immediately preceding the Borrowing Date requested with respect to such Eligible Asset;
     (iii) a calculation of DSCR for such Underlying Property using a methodology for calculating DSCR that is consistent with the terms and conditions of this Agreement;
     (iv) an Appraisal of the Underlying Property conducted not more than six months prior to the date on which the related Eligible Asset is pledged as additional Collateral hereunder;
     (v) a narrative description of the Underlying Property, the Underlying Borrower, the Eligible Asset and the material provisions of the applicable Pledged Asset Documents, which shall include, to the extent available, information with respect to (1) the year that the improvements at the Underlying Property were constructed, (2) the scope of any planned improvements, renovations or construction, (3) a description of the hotel facilities located at the Underlying Property, including information with respect to traditional real estate parameters, such as location, access, visibility and the like, the number of rooms at the hotel, food and beverage services and any other retail or other services provided at the facility, a map of the facility and the Underlying Property, and photographs of the facility, if available;
     (vi) to the extent available, any engineering study regarding the hotel or any other improvements at the Underlying Property;
     (vii) to the extent available, any product improvement plans of any applicable franchisor and any related franchise license agreement and standstill agreement;
     (viii) any applicable management agreement and a description of any management company;
     (ix) to the extent available, a summary of existing and projected competition for the Underlying Property and Borrower’s internal market analysis and analysis of the principal competitors of the Underlying Property;
     (x) to the extent available, a comparative “benchmark” analysis of the Underlying Property that compares the operating statements of the Underlying Property to those of selected comparable properties;
     (xi) to the extent available, the marketing program and business plan for the Underlying Property;
     (xii) Borrower’s operating model and projections for the Underlying Property, including, to the extent available, a DSCR sensitivity analysis that addresses the impact of revenue per average room (RevPAR) and interest rate fluctuations on debt service capability; and
     (xiii) such further documents or information as Administrative Agent may reasonably request.
     “Underwritten Net Cash Flow” shall mean, for any Pledged Asset for any period, the underwritten net cash flow of the Underlying Property with respect to such Pledged Asset (inclusive of any payments received from hedge providers in accordance with the terms of the applicable Pledged Asset Documents) determined by Administrative Agent in its sole and absolute discretion in accordance with Administrative Agent’s underwriting standards for assets of the same Asset Type as such Pledged Asset as in effect as of the Borrowing Date on which such Pledged Asset is added to the Collateral hereunder.
     “Updated DSCR” shall have the meaning set forth in the definition of “Market Value”.
     “Updated Underwriting Package” shall mean, with respect to any Pledged Asset, copies of each of the following:
     (i) current financial statements of the Underlying Borrower and any other obligor with respect to the Pledged Asset, including a statement as to the net worth of the Underlying Borrower and any related sponsor, if available;

     (ii) to the extent available to Borrower or any of its Affiliates or required to be delivered to Borrower or any of its Affiliates by the Underlying Borrower pursuant to the applicable Pledged Asset Documents, a schedule of results of operations for the Underlying Property for the trailing twelve (12) month period covering the most recent twelve (12) full calendar months for which the Underlying Borrower has reported (or was obligated to report) to Borrower or any of its Affiliates pursuant to the applicable Pledged Asset Documents;
     (iii) a calculation of DSCR for such Underlying Property using a methodology for calculating DSCR that is consistent with the terms and conditions of this Agreement;
     (iv) to the extent available, a comparative “benchmark” analysis of the Underlying Property that compares the operating statements of the Underlying Property to those of selected comparable properties; and
     (v) Borrower’s operating model and current projections for the Underlying Property, including, to the extent available, a DSCR sensitivity analysis that addresses the impact of revenue per average room (RevPAR) and interest rate fluctuations on debt service capability.
     “Unused Fee” shall have the meaning set forth in Section 2.7.
     1.2. Other Definitional Provisions.
          (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Note or any certificate or other document made or delivered pursuant hereto.
          (b) As used herein and in any Note, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.
          (c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
     SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS
     2.1. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (each a “Loan” and, collectively, the “Loans”) to Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such

Lender’s Revolving Credit Commitment then in effect. During the Revolving Credit Commitment Period, Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The total amount of all of the Revolving Credit Commitments of all of the Lenders in the aggregate shall be equal to the Maximum Credit available under this Agreement, as the same may be adjusted pursuant to Section 2.8 hereof; provided that the actual total aggregate amount that Borrower may borrow from the Lenders hereunder at any given time may not exceed the Borrowing Base, which may be an amount less than the Maximum Credit.
     2.2. Notes. The Loans made by each Lender shall be evidenced by a promissory note of Borrower, substantially in the form of Exhibit B attached hereto with appropriate insertions as to payee, date and principal amount (each, a “Note”), payable to the order of such Lender and evidencing the obligation of Borrower to pay the aggregate unpaid principal amount of all Loans made by such Lender. Each Lender is hereby authorized to record the date and amount of each Loan made by such Lender and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of its Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded. Each Note shall (i) be dated the Closing Date or such later date as the Lender’s interest therein shall arise, (ii) be stated to mature on the Revolving Credit Termination Date, and (iii) bear interest on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in Article 3. Interest on each Note shall be payable on the dates specified in Section 3.1(d).
     2.3. Advance Amounts. Funds shall be advanced with respect to each Pledged Asset in an amount equal to the Asset Value of such Pledged Asset multiplied by the applicable Advance Rate; provided that, notwithstanding any other provisions of this Agreement, in no event shall Lender advance more than 80% of the Asset Value of any Pledged Asset.
     2.4. Procedure for Borrowing.
          (a) Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day in an aggregate principal amount not exceeding the Borrowing Base then in effect; provided that (x) Borrower may not borrow, and Lenders shall not be required to lend, more than two (2) times during any calendar quarter, (y) in no event shall any Loan hereunder be funded on any Business Day that is less than thirty (30) Business Days after the Borrowing Date of the immediately preceding Loan hereunder, and (z) in no event shall the original principal amount of any Loan secured by any single Pledged Asset exceed Twenty Million and No/100 Dollars ($20,000,000.00).
          (b) In connection with each borrowing, Borrower shall deliver to the Administrative Agent a written request for borrowing, substantially in the form of Exhibit A attached hereto (a “Request for Borrowing”), specifying (i) the amount to be borrowed (which shall not be less than One Million and No/100 Dollars ($1,000,000.00)), (ii) the requested Advance Rate with respect to such Loan, (iii) the Applicable Spread with respect to such Loan corresponding to such Advance Rate on Schedule 2, and (iv) the requested Borrowing Date, and attaching (x) a Borrowing Base Certificate dated as of the date of such Request for Borrowing, (y) a Pledged Asset Schedule describing any Eligible Assets that, in connection with such Loan, are proposed to be added to the Collateral as additional security for the Secured Obligations, and (z) true and correct copies of the documents comprising a substantially complete Collateral File for each Eligible Asset that is proposed to be added to the Collateral in connection with such Loan. Each Request for Borrowing must be received by the Administrative Agent prior to 11:00 a.m., New York time, at least five (5) Business Days prior to the requested Borrowing Date; provided that, if any Eligible Assets are proposed to added to the Collateral in connection with such borrowing, the foregoing five (5) Business Day period shall be extended by the number of Business Days required for the Administrative Agent to complete its review of such Eligible Assets as provided in Section 2.4(d) below; and provided, further that, if the requested Borrowing Date is the date hereof, a Request for Borrowing must be received by the Administrative Agent prior to 11:00 a.m., New York time, on the date hereof.
          (c) Administrative Agent shall, on behalf of the Lenders, have the right, in its sole and absolute discretion and for any reason or no reason, to accept or deny any proposed Eligible Asset for inclusion in the Borrowing Base. Borrower hereby acknowledges and agrees that, notwithstanding the Revolving Credit Commitments hereunder, Administrative Agent is under no obligation or commitment to accept any particular Eligible Asset as additional security for the Secured Obligations. Following receipt of a Pledged Asset Schedule, a complete Underwriting Package and true and correct copies of the documents comprising a substantially complete Collateral File for each proposed Eligible Asset, Administrative Agent shall have the right to review each Eligible Asset proposed to be including in the Borrowing Base and conduct its own due diligence investigation of such Eligible Asset in a manner determined by Administrative Agent in its sole and absolute discretion. Borrower shall pay, at or prior to such time as any Eligible Asset is accepted as additional Collateral hereunder or upon request, all due diligence out-of-pocket costs and expenses, including reasonable legal fees and fees and expenses of the Servicer, incurred by Administrative Agent in connection with Administrative Agent’s due diligence of such Eligible Asset hereunder.
          (d) Administrative Agent agrees that it shall notify Borrower of its approval or disapproval of each proposed Eligible Asset within ten (10) Business Days after its receipt of a complete Underwriting Package and true and correct copies of the documents comprising a substantially complete Collateral File for each proposed Eligible Asset and any supplemental requests (requested orally or in writing) relating to such proposed Eligible Asset; provided that, if Borrower proposes adding more than one (1) but not more than five (5) Eligible Assets to the Collateral hereunder at any one time, the Administrative Agent shall notify Borrower of its approval or disapproval of each of such proposed Eligible Asset within twenty (20) Business Days after its receipt of a complete Underwriting Package and true and correct copies of the documents comprising a substantially complete Collateral File for each such proposed Eligible Asset and any supplemental requests (requested orally or in writing) relating to such proposed Eligible Assets; provided, further, that, if Borrower proposes adding more than five (5) Eligible Assets to the Collateral hereunder at any one time, the Administrative Agent shall have such additional reasonable period of time to review such Eligible Assets as the parties shall then agree. Unless Administrative Agent notifies Borrower of its approval of any proposed Eligible Asset within the applicable time period provided herein, Administrative Agent, on behalf of the Lenders, shall be deemed not to have approved such proposed Eligible Asset.

          (e) Upon completion of its review of any proposed Eligible Assets, Administrative Agent shall, consistent with this Agreement, notify Borrower of the terms for the Loan that will be secured by such Eligible Assets, including the applicable Advance Rate, the Applicable Spread, the Borrowing Date for such Loan, the Base Case Market Value and the Base Case DSCR of each such Eligible Asset and any additional terms or conditions of the Loan that are not inconsistent with the terms and conditions of this Agreement. After a proposed Eligible Asset has been approved by the Administrative Agent for inclusion in the Borrowing Base hereunder, such Eligible Asset shall, subject to satisfaction of the conditions set forth in Section 6.2 of this Agreement, be pledged as additional Collateral hereunder and thereafter shall be deemed a Pledged Asset for all purposes of this Agreement. Subject to the provisions of Sections 3.3(a)(iii) and (iv), there shall be only one Advance Rate and one Applicable Spread for all Loans advanced with respect to each Pledged Asset hereunder, it being understood and agreed that, if as the result of an increase in the Borrowing Base hereunder, Borrower submits a Request for Borrowing without adding additional Pledged Assets to the Collateral hereunder, any Loan advanced pursuant to such Request for Borrowing shall be allocated among the Pledged Assets based upon the fixed Advance Rate and Applicable Spread for each Pledged Asset. The Administrative Agent shall promptly notify each Lender of the terms and conditions of each Loan, determined in a manner consistent with this Agreement. Provided that the terms and conditions of Section 6.2 hereof have been satisfied, each Lender will make the amount of its Revolving Credit Commitment Percentage of each borrowing available to the Administrative Agent for the account of Borrower at the office of the Administrative Agent specified in Section 13.2 prior to 3:00 p.m., New York time, on the Borrowing Date requested by Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to Borrower by the Administrative Agent crediting the account of Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
          (f) On the applicable Borrowing Date, Borrower shall release to the Custodian no later than 11:00 a.m., New York time, on such Borrowing Date, the Collateral File pertaining to each Eligible Asset to be added to the Collateral as additional security for the Secured Obligations, all in accordance with the Custodial Agreement, together with a Custodial Delivery Letter and a Pledged Asset Schedule. Pursuant to the Custodial Agreement, Custodian shall deliver to Administrative Agent and Borrower a Pledged Asset Schedule and an Exception Report with respect to the Eligible Assets which Borrower has requested be included in the Borrowing Base on such Borrowing Date, and no later than 5:00 p.m., New York time, on each Borrowing Date, Custodian shall deliver to Administrative Agent a Trust Receipt in respect of all such Eligible Assets pledged as additional security for the Secured Obligations on such Borrowing Date.
     2.5. Termination of Revolving Credit Commitments. Borrower shall have the right, upon not less than five (5) Business Days’ prior written notice to the Administrative Agent, to terminate the Revolving Credit Commitments in full or in part; provided that, in the case of any termination of the Revolving Credit Commitments in full, concurrently therewith, all Loans are repaid in full, together with an amount equal to the accrued but unpaid Unused Fee applicable to the portion of the year in which such Loans are repaid; and provided, further, that in the case of any termination of the Revolving Credit Commitments in part, after giving effect to such partial termination and any prepayment of the Loans in accordance with Section 3.2 or Section 3.3 in connection therewith, the Outstanding Principal Balance shall not exceed the lesser of the Borrowing Base or the Revolving Credit Commitments, as so reduced. In the event the Revolving Credit Commitments are terminated in full in accordance with the terms hereof, thereafter, all references herein and in any of the other Loan Documents to the “Revolving Credit Termination Date” shall be deemed to refer to said date of termination of the Revolving Credit Commitments.
     2.6. Maturity. Borrower shall pay to the Administrative Agent for the ratable benefit of the Lenders on the Revolving Credit Termination Date the entire Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the other Loan Documents.
     2.7. Fees. Borrower agrees to pay to the Administrative Agent in arrears a quarterly fee (the “Unused Fee”), payable on the first Business Day of each January, April, July, and October, in an amount equal to the product of (i) 0.0375% (i.e., 0.000375) and (ii) the difference between the Maximum Credit or the Adjusted Maximum Credit, as applicable from time to time during the preceding calendar quarter, and the average Outstanding Principal Balance from time to time during such quarter, determined, in each instance, based upon the number of days during such quarter that such Maximum Credit or Adjusted Maximum Credit, as the case may be, and such average Outstanding Principal Balance were outstanding.
     2.8. Adjustment to Maximum Credit. Borrower may, at any time prior to the Revolving Credit Termination Date, request that the Maximum Credit be increased from One Hundred Million and No/100 Dollars ($100,000,000.00) to One Hundred Fifty Million and No/100 Dollars ($150,000,000.00) (the “Adjusted Maximum Credit”) by delivering to Administrative Agent a written request for such increase (a “Credit Increase Request”). Upon receipt by Administrative Agent of a Credit Increase Request, the Maximum Credit shall be increased to the Adjusted Maximum Credit provided that each of the following conditions shall have been satisfied: (A) no Default or Event of Default shall have occurred and be continuing under any of the Loan Documents, (B) no Borrowing Base Deficiency shall have occurred and be continuing, (C) no Market Deficiency shall have occurred and be continuing with respect to any Pledged Assets, (D) each of the conditions set forth in Sections 6.2(a), (c), (d), (e), (h)(ii), (h)(iv), (k), (l), (m) and (p) shall have been satisfied or waived (provided that any legal opinions to be delivered shall be substantially the same as the opinions that were delivered in connection with the initial Loans as relevant to such increase), (E) Administrative Agent shall have obtained all necessary internal investment committee and credit approvals for the Adjusted Maximum Credit, which such approval may be granted or withheld in Administrative Agent’s sole and absolute discretion, and (F) Administrative Agent shall have received payment from Borrower of all reasonable costs and expenses, including reasonable attorneys fees and expenses, incurred by Administrative Agent in connection with entering into such increase.
     SECTION 3. GENERAL PROVISIONS APPLICABLE TO LOANS
     3.1. Interest Rates and Payment Dates.
          (a) Subject to the further provisions of this Agreement, including, without limitation, Sections 3.1(b), 3.6 and 3.7, each Loan shall bear interest for each day during the

Interest Period with respect thereto at a rate per annum equal to LIBOR determined for such Interest Period plus the Applicable Spread.
          (b) During the continuance of any Event of Default, Borrower shall pay interest on any principal of any Loan outstanding at a rate per annum which is the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 3 plus five percent (5.0%) (the “Default Rate”).
          (c) If any principal (other than the payment due on the Maturity Date), or interest due under the Loan Documents is not paid by Borrower on the date on which it is due (or if the principal payment due on the Maturity Date or any other sum is not paid within five (5) days after the date on which it is due), Borrower shall pay to the Administrative Agent upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by the Administrative Agent in handling and processing such delinquent payment and to compensate the Administrative Agent for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Documents and the other Loan Documents.
          (d) Interest shall be payable in arrears on each Payment Date and on the Revolving Credit Termination Date; provided that the Administrative Agent may, in its sole discretion, require accrued interest to be paid simultaneously with any prepayment of principal made by Borrower on account of any of the Loans outstanding; and provided, further, that interest accruing pursuant to Section 3.1(b) shall accrue daily and shall be payable from time to time on demand.
     3.2. Optional Prepayments.
          (a) Borrower may at any time and from time to time (including, without limitation, to cure any Borrowing Base Deficiency) prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable written notice (an “Optional Prepayment Notice”) to the Administrative Agent given no less than three (3) Business Days prior to the date of such prepayment, specifying the date and amount of prepayment (it being understood that failure to provide the Administrative Agent with notice of a prepayment no less than three (3) Business Days prior to the next occurring Determination Date may result in liability on the part of Borrower pursuant to Section 3.11 hereof). Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, Borrower may deliver written notice of the rescission thereof at any time up to the proposed date of prepayment identified in such notice of prepayment, but if no such notice of rescission is delivered, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 3.11. Partial prepayments pursuant to this Section 3.2 shall be in an aggregate principal amount of $1,000,000.00 or a whole multiple thereof.
          (b) Subject to Section 4.7(c), in connection with any prepayment pursuant to Section 3.2(a), the Lien of the Security Documents shall be released with respect to any Pledged Asset forming part of the Collateral, as designated by Borrower in the related Optional

Prepayment Notice, so long as no Borrowing Base Deficiency would occur after giving effect to such proposed release and prepayment.
     3.3. Mandatory Prepayments.
          (a) Borrowing Base Deficiency.
          (i) The Market Value of all Pledged Assets will be determined by Administrative Agent (A) on a date not later than fifteen (15) days following the end of any calendar quarter, (B) promptly following the date that any Pledged Asset becomes a Defaulted Asset, (C) promptly following a request for the release of a Pledged Asset from the Collateral securing the Secured Obligations pursuant to Section 4.7(c) hereof or the substitution of a Substitute Asset for a Substituted Asset pursuant to Section 4.8 hereof, (D) in connection with any Pledged Asset Prepayment pursuant to Section 3.3(c) hereof, (E) upon the occurrence of any deemed approval of Administrative Agent under Section 8.19(b), and (F) as of each Borrowing Date hereunder (each a “Market Determination Date”). Borrower shall deliver to Administrative Agent, at least five (5) Business Days prior to each Market Determination Date (or, in the case of a Market Determination Date described in clause (E), three (3) Business Days prior to such Market Determination Date), an Updated Underwriting Package for each Pledged Asset for which an Updated Underwriting Package has not been delivered to the Administrative Agent within thirty (30) days prior to such Market Determination Date. If, on any Market Determination Date, (x) a Borrowing Base Deficiency exists, (y) the Aggregate Market Value is less than the Aggregate Base Case Market Value (a “Market Deficiency”), and (z) the amount of such Market Deficiency is more than fifteen percent (15%) of the Aggregate Base Case Market Value (the “Market Deficiency Threshold”), then Lender shall provide written notice of such Market Deficiency to Borrower (such notice, a “Market Deficiency Notice”) and Borrower shall, no later than the fifth (5th) Business Day immediately following the date of delivery of the related Market Deficiency Notice, prepay the Outstanding Principal Balance by an amount (the “Borrowing Base Deficiency Cure Amount”) sufficient to cure the Borrowing Base Deficiency.
          (ii) With the prior written consent of the Administrative Agent, which such consent may be granted or withheld in Administrative Agent’s sole discretion, Borrower may, in lieu of prepaying the Outstanding Principal Balance as provided in Section 3.3(a)(i), enter into a Security Document in favor of the Administrative Agent for the ratable benefit of the Lenders with respect to one or more additional Eligible Assets (provided that all of the conditions precedent set forth in Section 6.2 hereof are satisfied) having a combined Market Value sufficient (together with the Market Value of all other Additional Assets theretofore encumbered pursuant to this Section 3.3(a)(ii)), when multiplied by the applicable Advance Rate for each such Additional Asset, to cure the Borrowing Base Deficiency.
          (iii) To the extent that, on any Market Determination Date, the Market Value of any Pledged Asset as to which Lenders shall have advanced sixty percent (60%) of its Base Case Market Value on the Borrowing Date therefor is less than its Base Case Market Value, Borrower shall have the right to elect to pay interest hereunder with respect to all Pledged Assets of that Asset Type which were advanced at that Advance Rate at a rate based upon the Applicable Spread determined as if Lender had advanced seventy percent (70%) of the Base Case Market Value thereof, in which case the Borrowing Base shall be deemed increased as a result of such increase in the Advance Rate, and the Borrowing Base Cure Amount at such time shall be reduced to an amount equal to that which would be required to cure the Borrowing Base Deficiency after giving effect to the increased Borrowing Base resulting from Borrower’s election under this Section 3.3(a)(iii). If, after giving effect to Borrower’s election under this Section 3.3(a)(iii), the Borrowing Base exceeds the Outstanding Principal Balance, Borrower may submit a Request for Borrowing with respect to such excess amount. If Borrower shall elect to pay interest at an increased rate with respect to all Pledged Assets of a particular Asset Type and Advance Rate as provided in this Section 3.3(a)(iii), the Applicable Spread for all such Pledged Assets shall be increased, effective as of the date of the applicable Market Deficiency Notice, to the Applicable Spread on Schedule 2 hereto effective for such increased Advance Rate.
          (iv) In addition, so long as (A) no Market Deficiency shall then have occurred and be continuing with respect to any Pledged Assets and (B) no Event of Default, no monetary Default and no other Default as to which Administrative Agent shall have delivered a notice of default to Borrower hereunder shall have occurred and be continuing, if on any Market Determination Date the total of the Market Values for all Pledged Assets of a particular Asset Type and Advance Rate is greater than the total of all Base Case Market Values of all Pledged Assets of that Asset Type and Advance Rate such that, in the aggregate, the Advance Rate for such Pledged Assets has effectively decreased to the next lowest Advance Rate set forth in Schedule 2 hereto, and the amount of such excess Market Value is more than ten percent (10%) of the Base Case Market Value of all Pledged Assets of that Asset Type and Advance Rate (a “Market Value Surplus”) and the same has been true for two or more consecutive preceding quarters, then Borrower may request in writing (a “Market Surplus Notice”) that the Applicable Spread for all Pledged Assets of that Asset Type and Advance Rate (and as to which such Market Value Surplus shall exist) be decreased, and such rate shall be decreased effective as of the date of the applicable Market Surplus Notice, to the Applicable Spread on Schedule 2 hereto effective for such decreased Advance Rate. Nothing in this Section 3.3(a)(iv) shall be deemed to preclude or limit the application of any other provision of this Section 3.3(a) at any time after the delivery of a Market Surplus Notice.
          (v) Any Market Deficiency Notice delivered pursuant to this Section 3.3(a) shall be given in accordance with Section 13.2 hereof. The failure of Administrative Agent, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Administrative Agent to do so at a later date; provided that the determination of whether a Borrowing Base Deficiency exists or whether a Market Deficiency exists which is in excess of the applicable Market Deficiency Threshold shall be based on the then-current circumstances and Aggregate Market Value. Borrower, Administrative Agent and Lenders each agree that a failure or delay by Administrative Agent to exercise its rights hereunder shall not limit or waive Administrative Agent’s rights, on behalf of itself or Lenders, under this Agreement or otherwise existing by law, or in any way create additional rights for Borrower.
          (vi) For all purposes of this Agreement, if any Additional Asset is to be added to the Collateral pursuant to Section 3.3(a)(ii) hereof, Borrower shall satisfy the conditions set forth in Section 6.2 for each such Additional Asset and, upon satisfaction of such conditions and the acceptance by Administrative Agent, in its sole discretion, of such Additional Assets as additional Collateral hereunder, such Additional Assets shall become “Pledged Assets” for all purposes of this Agreement. The Administrative Agent shall, at the time such Additional Assets become Pledged Assets hereunder, determine the Base Case DSCR, the Base Case Market Value and the Asset Value for each such Additional Asset.
          (b) Defaulted Asset.
          (i) If any Pledged Asset becomes a Defaulted Asset as a result of a Bankruptcy Action with respect to the Underlying Borrower or the owner of the related Underlying Property, the Market Value of such Defaulted Asset shall immediately be deemed reduced to zero for purposes of Section 3.3(a) and Borrower shall, not later than the Business Day immediately following the earliest to occur of: (A) Borrower’s senior management learning or having any notice thereof or (B) Lender’s delivering notice thereof to Borrower, prepay the Outstanding Principal Balance in an amount equal to the lesser of (i) the product of (x) the Asset Value of the Defaulted Asset multiplied by (y) the Advance Rate then in effect for such Defaulted Asset and (ii) such amount as may be necessary to avoid a Borrowing Base Deficiency after giving effect to such reduction of the Market Value of such Pledged Asset (such amount, the “Defaulted Loan Prepayment Amount”) and, upon such payment, such Defaulted Asset shall be removed from the Collateral and the Lien of the Security Documents relating to such Defaulted Asset shall be released as provided in Section 4.7(c)(i).
          (ii) Subject to the provisions of Section 3.3(a), with respect to any other Defaulted Asset not described in Section 3.3(b)(i), (A) if the event of default under the Pledged Asset Documents with respect to such Defaulted Asset that gave rise to the Pledged Asset becoming a Defaulted Asset has not been cured within thirty (30) days after such Pledged Asset became a Defaulted Asset (or such earlier time as may be requested by Borrower), then the Market Value of such Pledged Asset shall thereafter be deemed to be zero for purposes of the provisions of Section 3.3(a), and (B) if such event of default has not been cured within ninety (90) days after such Pledged Asset became a Defaulted Asset, then Borrower shall prepay the Outstanding Principal Balance in an amount equal to the Defaulted Loan Prepayment Amount within one Business Day thereafter and such Defaulted Asset shall be removed from the Collateral and the Lien of the Security Documents relating to such Defaulted Asset shall be released as provided in Section 4.7(c)(i).
          (c) Prepayments of Pledged Asset. In the event that Borrower or Servicer receives any prepayment of all or any portion of the outstanding principal balance of any Pledged Asset pursuant to the terms and conditions of the applicable Pledged Asset Documents

(a “Pledged Asset Prepayment”), then, no later than the Business Day immediately following the date on which such Pledged Asset Prepayment is received, Borrower shall prepay the Outstanding Principal Balance by an amount equal the lesser of (i) an amount equal to (x) such Pledged Asset Prepayment multiplied by (y) the Advance Rate then in effect for such Pledged Asset and (ii) such amount as may be necessary to avoid a Borrowing Base Deficiency after giving effect to such prepayment.
          (d) Funds Held in Cash Collateral Account. Notwithstanding anything to the contrary contained in this Section 3.3, in the event Borrower would incur costs pursuant to Section 3.11 as a result of any payment due pursuant to this Section 3.3, Borrower, at its option, may deposit the amount of such payment, together with interest thereon through the applicable Interest Period, with the Administrative Agent in a cash collateral account (or in the Deposit Account) until the end of the applicable Interest Period.
     3.4. Prepayment Amounts. In the event that Borrower makes any prepayment of all or any portion of the Outstanding Principal Balance as provided in Section 3.2 or Section 3.3, such payment shall include all accrued and unpaid interest on such prepaid principal amount at the applicable interest rate, any other amounts due and payable with respect thereto, and all out-of-pocket fees and expenses (including, without limitation, reasonable legal fees) incurred by Administrative Agent and up to one Lender hereunder in connection with such prepayment or the release of any Lien on any portion of the Collateral in connection therewith and any amounts payable pursuant to Section 3.11. Mandatory or optional prepayments pursuant to Section 3.2 or Section 3.3 shall not result in any permanent reduction in any Lender’s Revolving Credit Commitment.
     3.5. Computation of Interest and Fees.
          (a) Subject to Section 2.7, fees and interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify Borrower and the Lenders of each determination of LIBOR. Any change in the interest rate on a Loan resulting from a change in the LIBOR Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify Borrower and the Lenders of the effective date and the amount of each such change in interest rate.
          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of Borrower, deliver to Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 3.1(a) or (b) hereof.
          (c) This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loans at a rate which could subject the Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or any other Loan Document, Borrower is at any time required or obligated to pay interest on the Loans at a rate in excess of the Maximum Legal Rate, then the rate or rates at which all or any portion of the Loans bear interest hereunder shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to the Lenders for the use, forbearance, or detention of the sums due under the Loans, shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term of the Loans until payment in full so that the rate or amount of interest on account of the Loans does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loans for so long as the Loans are outstanding.
     3.6. Pro Rata Treatment and Payments.
          (a) Each borrowing by Borrower from the Lenders hereunder, each payment by Borrower on account of any Fee hereunder and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Commitment Percentages of the Lenders or, following a Lender Default, according to the respective Adjusted Revolving Credit Commitment Percentages of the Lenders other than the Defaulting Lenders. Each payment (including each prepayment) by Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by Borrower hereunder, whether on account of principal, interest, Fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 p.m., New York time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in Section 13.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.
          (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Revolving Credit Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s Revolving Credit Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loans hereunder, on demand, from Borrower.

          (c) Notwithstanding the foregoing, nothing contained in this Section 3.6 shall relieve any Defaulting Lender from its obligation to make available its ratable portion of any Loan in accordance with the terms hereof.
     3.7. Illegality. Notwithstanding any other provision herein, if after the date of this Agreement the adoption of or any change in any Legal Requirements or in the interpretation or application thereof by any Governmental Authority charged with the administration or interpretation thereof or any judgment, order or directive of any competent court, tribunal or authority (a “Change in Law”) shall make it unlawful for any Lender to make or maintain Loans, the rate of interest applicable to which is based upon LIBOR as contemplated by this Agreement, then, upon written notice to Borrower and the Administrative Agent, so long as such illegality shall exist, (a) the commitment of such Lender hereunder to make or continue such Loans at such rate of interest shall forthwith be cancelled, (b) such Lender’s Loans then outstanding, if any, shall be converted automatically to Base Rate Loans, on the last day of the then current Interest Period with respect to such Loans or within such earlier period as required by law, and (c) any request for borrowings shall, as to such Lender only, be deemed a request for a Base Rate Loan. If any such conversion occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.
     3.8. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:
          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower, absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, or
          (b) the Administrative Agent shall have received notice from the Required Lenders that LIBOR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders, absent manifest error) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to Borrower and the Lenders as soon as practicable thereafter. If such notice is so given, then until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be delivered when such circumstances no longer exist), (i) any LIBOR Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (ii) any Loans that were to have been continued on the first day of such Interest Period, shall be continued as Base Rate Loans, and (iii) any outstanding LIBOR Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans.
     3.9. Legal Requirements.
          (a) If a Change in Law after the Closing Date or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

          (i) shall impose, modify or hold applicable any reserve (but excluding the LIBOR Reserve Percentage taken into account in calculating LIBOR), special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of LIBOR hereunder; or
          (ii) shall impose on such Lender any other condition (other than concerning Taxes, which is addressed in Section 3.10);
and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, participating in, continuing or maintaining any Loan or to reduce any amount due or owing hereunder in respect thereof, then, in any such case, Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable pursuant to and in accordance with the terms of Section 3.9(c).
          (b) If any Lender shall have determined that any Change in Law after the Closing Date applicable to such Lender (other than with respect to any amendment made to the Lender’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or compliance by such Lender or any entity controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such entity’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such entity could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such entity’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction pursuant to and in accordance with the terms of Section 3.9(c).
          (c) If any Lender becomes entitled to claim any additional amounts pursuant to this Section 3.9, it shall promptly deliver to Borrower (with a copy to the Administrative Agent) a certificate of such Lender specifying the event by reason of which it has become so entitled and setting forth in reasonable detail the calculation thereof. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Borrower shall pay such Lender the amount due on any such certificate within ten (10) days after receipt thereof. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date on which such Lender notifies Borrower of the Change in Law or other event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (e) Notwithstanding anything to the contrary contained in this Section 3.9, Borrower shall only be liable for such increased expense (or reduction in any amount owing hereunder or in the rate of return) attributable to the transactions under this Agreement (i) to the extent that events giving rise to such increase (or reduction) affect similarly situated banks or financial institutions generally and are not applicable to such Lender or its lending office primarily by reason of such Lender’s or its lending office’s particular conduct or condition or (ii) if such increase (or reduction) is incurred by the lending office of a Lender, then only to the extent that such increase (or reduction) would have been incurred had Lender held the Loans directly rather than through such lending office.
     3.10. Taxes.
          (a) Any and all payments by or for the account of Borrower hereunder, or in respect of the Notes or any other Loan Document, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding Excluded Taxes (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes, other than Excluded Taxes, being hereinafter referred to as “Taxes”). If Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Note or other Loan Documents to any Lender, (i) the sum payable by Borrower shall be increased as may be necessary so that after Borrower and such Lender, as the case may be, have made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.9) such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make all such deductions or withholdings, and (iii) Borrower shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law.
          (b) In addition, Borrower shall pay to the relevant taxing authority in accordance with applicable law, and indemnify and hold the Administrative Agent and Lenders harmless from, any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under the Notes or other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement, the Notes or any other Loan Document (hereinafter referred to as “Other Taxes”).
          (c) Borrower shall indemnify each Lender and the Administrative Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of Taxes and Other Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 3.9, imposed on or paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30)

days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.
          (d) Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to the Administrative Agent, at its address referred to in Section 13.2, the original or a certified copy of a receipt evidencing such payment.
          (e) If a Lender is a U.S. Person, such Lender shall deliver to Borrower, upon request, U.S. Internal Revenue Service Form W-9 (or any successor form) establishing that it is exempt from backup withholding tax and other withholding tax (unless it establishes to the reasonable satisfaction of Borrower that it is otherwise exempt from backup withholding tax or other withholding tax in a manner that is sufficient under applicable Legal Requirements to enable Borrower to avoid any withholding obligation with respect thereto). If a Lender is not a U.S. Person, such Lender shall deliver to Borrower, upon request, either (i) U.S. Internal Revenue Service Form W-8BEN (or any successor form) which indicates a 0% rate of tax or (ii) U.S. Internal Revenue Service Form W-8ECI (or any successor form) establishing that it is exempt from backup withholding tax and other withholding tax). Lenders further undertake to deliver to Borrower, as applicable, additional U.S. Internal Revenue Service Forms W-9 (or any successor form), W-8BEN (or any successor form) or W-8ECI (or any successor form) or other manner of certification that is approved by the applicable Governmental Authority, as the case may be, (A) on or before the date that any such form expires or becomes obsolete, (B) after the occurrence of any event requiring a change in the most recent form previously delivered by it to Borrower, and (C) such extensions or renewals thereof as may reasonably be requested by Borrower, certifying that the applicable Lender is still entitled to receive payments hereunder without deduction or withholding of any Taxes. However, in the event of any Change in Law occurs after the date of this Agreement and after the date a Lender (or Assignee) has become a party to this Agreement, but prior to the date on which any delivery pursuant to the preceding sentence would otherwise be required which renders such form inapplicable, or which would prevent such Lender from duly completing and delivering any such form, or establishing that it is exempt from backup withholding tax and other withholding tax in the manner described above, such Lender shall not be obligated to deliver such forms but shall, promptly following such Change in Law, but in any event prior to the time the next payment hereunder is due following such Change in Law, advise Borrower in writing whether it is capable of receiving payments without any deduction or withholding of Taxes. In the event of such Change in Law, Borrower shall have the obligation to make such Lender whole and to “gross-up” under Section 3.10(a), despite the failure by such Lender to deliver such forms.
          (f) If the Administrative Agent or any Lender receives a refund in respect of Taxes paid by Borrower, it shall promptly pay such refund, together with any other amounts paid by Borrower pursuant to Section 3.10(a) in connection with such refunded Taxes, to Borrower; provided, however, that Borrower agrees to promptly return such refund to the Administrative Agent or such Lender if it receives notice from the Administrative Agent or such Lender that it is required to repay such refund to the relevant Governmental Authority. Nothing contained herein shall be construed to require any Lender or the Administrative Agent to seek any refund and the Administrative Agent and Lenders shall have no obligation to Borrower to do so.

          (g) Nothing contained in this Section 3.10 shall require any Lender or the Administrative Agent to make available any of its tax returns or any other information that it deems to be confidential or proprietary. Nothing herein contained shall interfere with the rights of each Lender to arrange its tax affairs in whatever manner it thinks fit and, in particular, each Lender shall be under no obligation to claim credit, relief, remission or repayment from or against its corporate profits or similar tax liability in respect of the amount of such deduction or withholding in priority to any other claims, reliefs, credits or deductions available to it or to disclose any information relating to its tax affairs.
          (h) If any Lender becomes entitled to claim any amounts pursuant to this Section, it shall promptly notify Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
     3.11. Indemnity. Borrower agrees to indemnify each Lender and to hold each Lender harmless from any actual loss or expense which such Lender may sustain or incur as a consequence of (a) default by Borrower in making a borrowing of Loans after Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by Borrower in making any prepayment after Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment of Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, for the period from the date of such prepayment or of such failure to borrow to the last day of such Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure), in each case at the applicable rate of interest for such Loans provided for herein exclusive of the Applicable Spread that would have applied to such Loan, over (ii) the amount of interest (as reasonably determined by the Administrative Agent) which would have accrued to the Lenders on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. If any Lender becomes entitled to claim any amounts pursuant to this Section, it shall promptly notify Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and explaining the calculation of such amount. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender to Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Borrower shall pay such Lender the amount due on any such certificate within ten (10) days after receipt thereof.
     3.12. Lending Offices; Change of Lending Office.
          (a) Loans made by any Lender shall be made and maintained at such Lender’s Applicable Lending Office.

          (b) Each Lender agrees that if it makes any demand for payment under Section 3.9 or Section 3.10, or if any adoption or change of the type described in Section 3.7 shall occur with respect to it, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to the Section 3.10, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office (provided such Lender has more than one lending office) if the making of such a designation would reduce or obviate the need for Borrower to make payments under Section 3.9 or Section 3.10, or would eliminate or reduce the effect of any adoption or change described in Section 3.7. Borrower acknowledges that, as of the date hereof, UBS has only one lending office and, therefore, cannot designate a different lending office as contemplated by this Section
          (c) If any Lender requests compensation under Section 3.9 or Section 3.10 or if Borrower is required to pay any additional amount to any Lender or to pay any amount on account of withholding with respect to any Lender pursuant to Section 3.10, then Borrower may, at its sole expense and effort, upon joint notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse other than a representation to the effect that such Lender owns the portion of the Loan it has funded, all its interests, rights and Loans under this Agreement to an assignee that shall assume such Loans (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal balance of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.9 or payments required to be made or amounts required to be withheld pursuant to Section 3.10, such assignment will result in a reduction in such compensation, payments or amounts.
          3.13. Cash Management.
          (a) Borrower shall cause all Income (other than amounts deposited in escrow or reserve accounts pursuant to the applicable Pledged Asset Documents) in respect of the Pledged Assets payable to Borrower or its designee to be transmitted, by wire transfer or the automated clearinghouse system, directly by each Underlying Borrower (or, if applicable, any servicer with respect to such Pledged Asset or, if applicable for any Mezzanine Loan, the servicer, deposit bank or other agent administering the relevant cash management account for the related mortgage loan) into a trust account (the “Clearing Account”) established and maintained by Borrower at a national bank selected by Borrower and reasonably approved by Administrative Agent (the “Clearing Bank”) as more fully described in the Clearing Account Agreement. Funds deposited into the Clearing Account shall be swept by the Clearing Bank on the last Business Day of each week into an operating account established and maintained by Borrower at the Clearing Bank in which the Administrative Agent and the Lenders shall have no security interest (the “Borrower Operating Account”), unless Administrative Agent shall deliver either a Cash Retention Notice or a Sweep Notice to the Clearing Bank as provided in this Section 3.13 and the Clearing Account Agreement.

          (b) Administrative Agent may, at its option, upon the occurrence of a Cash Retention Event, deliver a Cash Retention Notice to the Clearing Bank. A “Cash Retention Event” shall be deemed to have occurred immediately upon the delivery by Administrative Agent to Borrower of a Market Deficiency Notice. Upon the occurrence of a Cash Retention Event Cure, Administrative Agent shall deliver a Cash Retention Termination Notice to the Clearing Bank. A “Cash Retention Event Cure” shall be deemed to have occurred if, as of any date of determination, a Sweep Event has not occurred and the circumstances giving rise to a Cash Retention Event have been cured by Borrower as provided in Section 3.3 of this Agreement. Upon the occurrence of a Sweep Event, Administrative Agent may, at its option, deliver a Sweep Notice to the Clearing Bank. A “Sweep Event” shall be deemed to have occurred upon the occurrence of an Event of Default under this Agreement.
          (c) Upon receipt of a Cash Retention Notice, the Clearing Bank shall cease making transfers of funds on deposit in the Clearing Account to the Borrower Operating Account and shall freeze all assets contained in the Clearing Account in the manner and within the timeframes specified in the Clearing Account Agreement. From and after the receipt by the Clearing Bank of a Cash Retention Notice, the Clearing Bank shall hold all funds on deposit in the Clearing Account until such time as the Clearing Bank shall receive either a Cash Retention Termination Notice or a Sweep Notice; provided that, if, during such period, any interest, principal or other amount shall become due and payable hereunder or under any other Loan Document, whether on a Payment Date or otherwise, the Administrative Agent shall direct the Clearing Bank (at the request of Borrower) to transfer all or any portion of any available funds then on deposit in the Clearing Account (up to an amount equal to the amount then due under the Loan Documents) to the Deposit Account for application by the Administrative Agent toward the payment of such amounts then due. Upon receipt of a Cash Retention Termination Notice, the Clearing Bank shall resume transferring all available funds on deposit in the Clearing Account, if any, to the Borrower Operating Account as contemplated by the Clearing Account Agreement.
          (d) Upon receipt of a Sweep Notice, the Clearing Bank shall cease making transfers of funds on deposit in the Clearing Account to the Borrower Operating Account and shall freeze all assets contained in the Clearing Account in the manner and within the timeframes specified in the Clearing Account Agreement. Thereafter, the Clearing Bank shall sweep all available funds in the Clearing Account on each Business Day into a single Eligible Account at the Deposit Bank controlled by Administrative Agent (the “Deposit Account”), which such funds shall be applied and disbursed in accordance with this Agreement and the Cash Management Agreement. Funds in the Deposit Account shall be invested in Permitted Investments, as more particularly set forth in the Cash Management Agreement. Lender may also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts and may be ledger or book entry accounts and not actual accounts (such subaccounts are referred to herein as “Accounts”). The Clearing Account, the Deposit Account and all other Accounts will be under the sole control and dominion of Lender, and neither Borrower nor any Guarantor or any of their respective Affiliates shall have any right of withdrawal therefrom. Borrower shall pay for all expenses of opening and maintaining all of the above accounts.
          (e) The Deposit Account shall be entitled “UBS Real Estate Investments, Inc., as Administrative Agent, pursuant to Revolving Credit Loan and Security Agreement dated as of December 23, 2005, on behalf of the Lenders named therein – Deposit Account.” Borrower hereby (i) grants to the Administrative Agent, on behalf of the Lenders, a first priority security interest in the Deposit Account and all deposits at any time contained therein and the proceeds thereof, and (ii) will take all actions necessary to maintain in favor of Administrative Agent a perfected first priority security interest in the Deposit Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Deposit Account and will notify Administrative Agent of the account number thereof. Administrative Agent and Servicer shall have the sole right to make withdrawals from the Deposit Account and all costs and expenses for establishing and maintaining the Deposit Account shall be paid by Borrower.
          (f) The terms, covenants and conditions of the Cash Management Agreement are hereby incorporated herein by reference. All amounts on deposit in the Deposit Account shall be held in trust for the Lenders, shall constitute the property of the Lenders and once deposited into the Deposit Account shall not be commingled with other property of Borrower, any Affiliate of Borrower, or Servicer.
          (g) All funds on deposit in the Deposit Account (and all funds on deposit in any cash collateral account established in accordance with Section 3.3(d) of this Agreement) may be applied by Lender in such order and priority as Lender shall determine in its sole discretion and Lender shall have no obligation to remit any such funds to Borrower. The insufficiency of funds on deposit in the Deposit Account shall not relieve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
     SECTION 4. COLLATERAL SECURITY
     4.1. Collateral; Security Interest. Borrower hereby pledges all of its right, title, and interest in, to and under and grants a first priority lien on, and security interest in, all of its right, title and interest in and to all of the following property, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Collateral”) to Administrative Agent, on behalf of Lenders, to secure the repayment of principal of and interest on all Loans and all other amounts owing by Borrower to the Administrative Agent and the Lenders hereunder and under the Notes, the Security Documents, and all other Loan Documents (collectively, the “Secured Obligations”):
          (i) The Pledged Assets and all Records relating thereto, including, without limitation, each Collateral File and Borrower’s rights under each of the Loan Documents, all servicing agreements, all servicing records and servicing files related thereto, and any and all other interests in the Pledged Assets or the servicing thereof;
          (ii) Any property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible relating to the Pledged Assets and any other collateral pledged or otherwise relating thereto;
          (iii) All insurance policies and insurance proceeds and condemnation proceeds relating to any Pledged Asset, any Underlying Collateral or any Underlying

Property, including, but not limited to, any payments or proceeds under any primary insurance or hazard insurance;
          (iv) All Income;
          (v) The Clearing Account, the Deposit Account, the Accounts and all monies from time to time on deposit therein and all rights with respect thereto;
          (vi) All other accounts, including but not limited to escrow and reserve accounts (to the extent they may be pledged under applicable law), relating to the Pledged Assets, including accounts created under any Pledged Asset Documents and the balances from time to time standing to the credit of such accounts and all rights with respect thereto;
          (vii) All “general intangibles”, “accounts”, “instruments”, “deposit accounts”, “chattel paper” and “investment property” as defined in the UCC, contract rights, payment rights, instruments, hedge agreements, interest or finance charges relating to or constituting any and all of the foregoing;
          (viii) Any guarantees and insurance (issued by any Governmental Authority or otherwise) relating to any Pledged Asset and any Pledged Asset Documents;
          (ix) All distributions with respect to any of the foregoing and any other property, rights, title or interests specified on a Pledged Asset Schedule, a Request for Borrowing and/or a Trust Receipt, in all instances, whether now owned or hereafter acquired, now existing or hereafter created;
          (x) Any proceeds (including proceeds of sales (including securitizations)) of any of the foregoing and any other property, rights, title or interests as are specified on a Pledged Asset Schedule, a Request for Borrowing and/or a Trust Receipt; and
          (xi) All replacements, substitutions or distributions on or proceeds, payments, Income and profits of, and records and files relating to any and all of any of the foregoing.
          4.2. Security Agreement; Financing Statements. For purposes of the grant of the security interest pursuant to this Article 4, this Agreement shall be deemed to constitute a security agreement under the New York Uniform Commercial Code (the “UCC”). Administrative Agent, on behalf of Lenders, shall have all of the rights and may exercise all of the remedies of a secured creditor under the UCC and the other laws of the State of New York. In furtherance of the foregoing, (a) Borrower, at its sole cost and expense, shall cause to be filed in such locations as may be necessary to perfect and maintain perfection and priority of the security interest granted hereby, UCC financing statements and continuation statements (collectively, the “Filings”), and shall forward copies of such Filings to Administrative Agent upon completion thereof, and (b) Borrower shall from time to time take such further actions as may be reasonably requested by Administrative Agent to maintain and continue the perfection and priority of the security interest granted hereby under the laws of any applicable jurisdiction (including marking its records and files to evidence the interests granted to Lenders hereunder).
     4.3. Administrative Agent’s Appointment as Attorney-in-Fact.
          (a) Borrower hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the place and stead of Borrower and in the name of Borrower or in its own name, from time to time following the occurrence and during the continuance of an Event of Default, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, Borrower hereby gives the Administrative Agent the power and right, on behalf of Borrower, without assent by, but with notice to, Borrower, if an Event of Default shall have occurred and be continuing, to do the following with respect to Collateral:
          (i) in the name of Borrower or its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of monies due under any mortgage insurance or payable on or on account of any other Collateral and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such monies due under any such mortgage insurance or with respect to any other Collateral whenever payable;
          (ii) to pay or discharge taxes that are currently due and payable and Liens (other than Permitted Encumbrances) levied or placed on or threatened against the Collateral; and
          (iii) (A) to direct any party liable for any payment under any Collateral to make payment of any and all monies due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct for application in accordance with this Agreement; (B) to ask or demand for, collect, receive payment of and receipt for, any and all monies, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any of the Collateral; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Borrower with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Administrative Agent may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and to do, at the Administrative Agent’s option and Borrower’s expense, at any time, and from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative

Agent’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as Borrower might do.
Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable until the date on which the Revolving Credit Commitments shall have been terminated and the Secured Obligations (other than surviving contingent obligations for which no demand for payment has been made) shall have been paid in full.
          (b) Borrower also authorizes the Administrative Agent, at any time and from time to time, to execute, in connection with any sale provided for in Section 10.2 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to file any initial financing statements, amendments thereto and continuation statements with or without the signature of Borrower as authorized by applicable law, as applicable to all or any part of the Collateral and to file any initial financing statements, amendments thereto and continuation statements with or without the signature of Borrower as authorized by applicable law, as applicable to all or any part of the Collateral.
          (c) The powers conferred on the Administrative Agent are solely to protect the Lenders’ interests in the Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Administrative Agent nor any of its officers, directors, or employees shall be responsible to Borrower for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.
     4.4. Performance by Administrative Agent of Borrower’s Obligations. If Borrower fails to perform or comply with any of its agreements contained in the Loan Documents, which failure constitutes an Event of Default hereunder, then the Administrative Agent may itself perform or comply, or otherwise cause performance or compliance, with such agreement and the out-of-pocket expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Default Rate, shall be payable by Borrower to the Administrative Agent on demand and shall constitute Secured Obligations.
     4.5. Limitation on Duties Regarding Preservation of Collateral. The Administrative Agent’s duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Subject to the immediately preceding sentence, neither the Administrative Agent nor any of its directors, officers or employees shall be liable to Borrower, any Guarantor or any other Person for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Borrower or otherwise.
     4.6. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable until the date on which the Revolving

Credit Commitments shall have been terminated and the Secured Obligations (other than surviving contingent obligations for which no demand for payment has been made) shall have been paid in full, and are powers coupled with an interest.
     4.7. Release of Security Interest.
          (a) General.
          (i) Except as set forth in Section 3.3 and this Section 4.7, no repayment or prepayment of all or any portion of the Outstanding Principal Balance shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of any Security Document. Except as provided in Section 4.7(c)(v), if a Borrowing Base Deficiency exists hereunder, the Administrative Agent shall have no duty to release any Lien with respect to any Pledged Asset and shall be entitled to retain all Pledged Assets as Collateral for the Secured Obligations hereunder until such time as such Borrowing Base Deficiency is cured as provided in Section 3.3.
          (ii) In connection with any release of any Lien of any Security Document as contemplated by this Agreement, Borrower shall be obligated to pay to the Administrative Agent, by the close of the Business Day of such release, an amount equal to Administrative Agent’s and up to one Lender’s reasonable actual costs and expenses incurred in connection therewith, including, without limitation, all reasonable fees and out-of-pocket expenses and all commissions arising in connection with (i) the modification, termination or entering into of any replacement Security Documents and related financing statements or other instruments; (ii) paying any costs arising under Section 3.11 in connection therewith, if any; and/or (iii) to the extent not included in (ii), terminating transactions or substituting loans in like transactions with third parties in connection with or as a result of such release.
          (iii) Notwithstanding any provision of this Agreement to the contrary, except in connection with a payment in full pursuant to Section 4.7(b), no release of any Lien of any Security Document, other than any release contemplated by Section 4.7(c)(i), Section 4.7(c)(iii), the final paragraph of Section 5.31 or the final paragraph of Section 10.1 of this Agreement (each of which may be made at any time hereunder), shall be made during the three-month period immediately preceding the Revolving Credit Termination Date.
          (b) Release on Payment in Full. Upon termination of this Agreement and repayment to the Lenders of all Secured Obligations (other than surviving contingent obligations for which no demand for payment has been made) and the performance of all obligations under the Loan Documents, the Administrative Agent shall release its security interest in any remaining Pledged Assets and all other Collateral.
          (c) Partial Release.
          (i) Upon receipt of the Defaulted Loan Prepayment Amount in respect of any Defaulted Asset pursuant to Section 3.3(b) hereof or the satisfaction and payment in full of any Pledged Asset pursuant to Section 3.3(c), Administrative Agent shall execute and deliver to Borrower any and all documentation (including UCC-3 termination statements or amendments prepared by Borrower at its sole cost and expense) necessary to evidence the release of the Lien of the Security Documents with respect to the agreements, instruments and documents evidencing Borrower’s interest in the applicable Defaulted Asset or other Pledged Asset, as the case may be, and any related Collateral and instruct the Custodian to deliver to the Borrower all documents, files and papers related to such Defaulted Asset or Pledged Asset theretofore delivered to the Custodian (including without limitation, all such documents, files and papers identified in the Collateral File for such Defaulted Asset or Pledged Asset, together with any applicable endorsement); provided that no Event of Default, no monetary Default and no other Default as to which Administrative Agent shall have delivered a notice of default to Borrower hereunder shall have occurred and be continuing under this Agreement.
          (ii) Upon receipt of any prepayment pursuant to Section 3.2(a) and/or on any Market Determination Date, Administrative Agent shall, at the request of Borrower, execute and deliver to Borrower any and all documentation (including UCC-3 termination statements or amendments prepared by Borrower at its sole cost and expense) necessary to evidence the release of the Lien of the Security Documents with respect to the agreements, instruments and documents evidencing Borrower’s interest in any Pledged Asset and any related Collateral and instruct the Custodian to deliver to the Borrower all documents, files and papers related to such Pledged Asset theretofore delivered to the Custodian (including without limitation, all such documents, files and papers identified in the Collateral File, for such Pledged Asset, together with any applicable endorsement); provided that each of the following conditions shall have been satisfied:
          A. no Event of Default, no monetary Default and no other Default as to which Administrative Agent shall have delivered a notice of default to Borrower hereunder shall have occurred and be continuing under this Agreement; and
          B. no Borrowing Base Deficiency would arise as a result of such release.
          (iii) Notwithstanding anything to the contrary contained in this Agreement, and regardless of whether any Default or Event of Default then exists, if at any time the Underlying Borrower, in accordance with the applicable terms set forth in the Pledged Asset Documents for the applicable Pledged Asset, shall be entitled to the release of any or all of the collateral granted pursuant to the applicable Pledged Asset Documents or to the return of any Pledged Asset Documents or other documents, files or papers included within the Collateral File for such Pledged Asset, Administrative Agent shall, upon Borrower’s written request, execute and deliver to Borrower any and all documentation (including UCC-3 termination statements or amendments prepared by Borrower at its sole cost and expense) necessary to evidence the release of the Lien of the Security Documents with respect to such collateral, and shall deliver, or instruct the Custodian to deliver to the Borrower, all such Pledged Asset Documents or other documents, files or papers (together with any applicable endorsement) to which the

Underlying Borrower is entitled; provided that Administrative Agent shall have received any Pledged Asset Prepayment (if any) to be delivered to Administrative Agent pursuant to Section 3.3(c) in connection therewith.
          (iv) At all times from and after the time as of which the Administrative Agent shall be obligated to release any Pledged Asset or Defaulted Asset from the Lien of the Security Documents pursuant to this Section 4.7, such asset shall no longer be deemed a “Pledged Asset” (and the applicable Underlying Collateral, Underlying Property and Underlying Borrower with respect thereto shall no longer be deemed “Underlying Collateral,” “Underlying Property” or an “Underlying Borrower” for purposes of any of the provisions set forth in this Agreement or any of the Loan Documents).
          (v) Notwithstanding anything to the contrary contained in this Agreement, Borrower shall be entitled to the release of any Pledged Asset by making an optional prepayment of the Loans pursuant to Section 3.2 in an amount equal to the outstanding principal amount of such Pledged Asset; provided that no Default or Event of Default shall have occurred and be continuing. In such case, Administrative Agent shall execute and deliver to Borrower any and all documentation (including UCC-3 termination statements or amendments) necessary to evidence the release of the Lien of the Security Documents with respect to the agreements, instruments and documents evidencing Borrower’s interest in the applicable Pledged Asset, and any related Collateral, and shall remit to the Borrower any cash retained in the Cash Management Account and derived from such Pledged Asset, and instruct the Custodian to deliver to the Borrower all documents, files and papers related to such Pledged Asset theretofore delivered to the Custodian (including without limitation, all such documents, files and papers identified in the Collateral File, for such Pledged Asset, together with any applicable endorsement).
     4.8. Substitution of Assets.
          (a) Subject to the terms and conditions set forth in this Section 4.8, Borrower may obtain a release of the Lien of a Security Document (and the related Loan Documents) encumbering a Pledged Asset (a “Substituted Asset”) by substituting therefor another Eligible Asset owned or acquired by a Borrower (a “Substitute Asset”), which such Substitute Asset may be the same or a different Asset Type and have the same or a different Advance Rate or Applicable Spread, so long as no Borrowing Base Deficiency shall result from such substitution; provided that no such substitution may occur after the date that is ninety (90) days prior to the Revolving Credit Termination Date and substitution shall not be allowed more than three (3) times in a calendar year and provided, further, that each of the conditions to closing set forth in Section 6.2 of this Agreement shall have been satisfied or waived in connection with such substitution. Borrower shall deliver written notice of any proposed substitution to the Administrative Agent not less than fifteen (15) Business Days prior to the date on which such substitution is anticipated to close, which notice shall state the anticipated closing date of such substitution and shall identify the Substitute Asset.

          (b) Upon satisfaction or waiver of each of the conditions precedent set forth in Section 6.2 of this Agreement, the Administrative Agent will release its Lien from the Substituted Asset and the Substitute Asset shall be deemed to be a Pledged Asset for purposes of this Agreement. At the time of such substitution, the Administrative Agent shall determine a Base Case DSCR, a Base Case Market Value and an Asset Value for such Substitute Asset.
          (c) If Borrower exercises its right to substitute a Substitute Asset for a Substituted Asset under this Section 4.8, Borrower shall be obligated to pay to the Administrative Agent, by the close of the Business Day of such substitution or termination, as the case may be, an amount equal to Administrative Agent’s and Lenders’ actual cost (including all reasonable fees and out of pocket expenses and all commissions) of (i) entering into replacement Security Documents; (ii) evaluating the Eligible Assets proposed to be substituted in accordance with the procedures of this Section 4.8, (iii) paying any costs arising under Section 3.11 in connection therewith, if any; and/or (iv) to the extent not included in (ii), terminating transactions or substituting loans in like transactions with third parties in connection with or as a result of such substitution.
          (d) With respect to any substitution under this Section 4.8, Administrative Agent may conclusively rely upon, and shall incur no liability to Borrower in acting upon, any request or other communication that Administrative Agent reasonably believes to have been given or made by an authorized representative on Borrower’s behalf.
     SECTION 5. REPRESENTATIONS AND WARRANTIES
     To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
     5.1. Financial Information; Fiscal Year. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered by Borrower and any Guarantor to the Administrative Agent in respect of Borrower, Ashford OP, Ashford REIT and their respective Affiliates (a) fairly present, in all material respects, the financial condition of Borrower, Ashford OP, Ashford REIT, and such Affiliates as of the dates and for the periods specified in such reports, and (b) have been prepared in accordance with GAAP (subject, in the case of interim statements, to year-end adjustment) throughout the periods covered, except as disclosed therein. Neither Borrower nor any Guarantor has any contingent liabilities, liabilities for taxes currently due and payable, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Materially Adverse Effect, except as referred to or reflected in said financial statements. Since the date of the most recent financial statements delivered by Borrower and Guarantors to the Administrative Agent, there has been no material adverse change as of the date hereof and, except as disclosed to the Administrative Agent in writing, after the date hereof, in the financial information set forth in said financial statements. As of the date hereof, each fiscal year of Borrower commences on January 1 and ends on the following December 31.

     5.2. Legal Name. The exact legal name of Borrower is Ashford Finance Subsidiary II LP and Borrower has not used any previous names, assumed names or trade names.
     5.3. Organizational Identification Number. Borrower’s organizational identification number is 20-3873674.
     5.4. Chief Executive Office; Jurisdiction of Organization. The chief executive office of Borrower existing as of the date hereof is, and during the period of Borrower’s existence such office has been, located at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. On the date hereof, Borrower is a limited partnership organized under the laws of the State of Delaware.
     5.5. Location of Books and Records. The location where Borrower keeps its books and records, including all records relating to the Collateral, and the Collateral, is its chief executive office.
     5.6. Existence; Compliance with Law. Each of Borrower and each Guarantor (a) is duly organized, validly existing and in good standing, with full power and authority to own its assets and conduct its business, (b) is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification, except where the failure to maintain such qualification would not reasonably be expected to have a Material Adverse Effect, (c) has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and (d) has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.
     5.7. Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     5.8. No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s Governing Documents or any Contractual Obligation, or any order or decree applicable to Borrower, or result in the creation or imposition of any Lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).
     5.9. Litigation. There is no action, suit, proceeding or investigation pending or, to Borrower’s knowledge, threatened against Borrower, any Guarantor, or any Affiliates or Subsidiaries of Borrower or any Guarantor or, to Borrower’s knowledge, except as disclosed in the applicable Collateral File, with respect to any of the Pledged Assets, any Underlying Borrower, Underlying Property or Underlying Collateral in any court or by or before any other

Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
     5.10. Agreements. Neither Borrower nor any Guarantor is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Guarantor is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which it or any of its assets or properties (including any Pledged Asset, any Underlying Property or any Underlying Collateral) is bound, which default could reasonably be expected to have a Material Adverse Effect.
     5.11. Consents. No consent, approval, authorization or order of any court or Governmental Authority is required to be obtained by Borrower for the execution, delivery and performance by Borrower of, or compliance by Borrower with, this Agreement or the consummation of the transactions contemplated hereby, other than those that have been (or will be when required) obtained by Borrower.
     5.12. Title. Borrower has good and marketable title to the Pledged Assets pledged by it hereunder and under the Security Documents and other Loan Documents, free and clear of all Liens whatsoever except for (a) the Permitted Encumbrances and (b) such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Security Documents, when properly executed and delivered, together with the filing of any Uniform Commercial Code financing statements required to be filed in connection therewith, possession by the Administrative Agent of collateral which can be perfected by possession only, and “control” by the Administrative Agent of any applicable deposit accounts, will create a valid, first priority, perfected Lien on Borrower’s interest in the related Pledged Assets or other Collateral, all in accordance with the terms thereof, in each case subject only to any Permitted Encumbrances. None of the Permitted Encumbrances related to any Pledged Asset or other Collateral, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by any Security Document or other Loan Document.
     5.13. Taxes. Each of Borrower and each Guarantor has filed or caused to be filed (or has obtained effective extensions for filing) all federal, state, commonwealth, district and local tax returns which are required to be filed and has paid or made adequate provision for the payment of all federal, state, commonwealth, district and local taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower or Guarantors), except for any such taxes, assessments, fees or other charges, as to which the failure to pay and discharge when due, individually or in the aggregate, would not have a Material Adverse Effect. Except for such tax Liens that are being contested pursuant to and in accordance with Section 7.2 hereof, no tax Lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

     5.14. Federal Regulations. No part of the proceeds of the Loans will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time, or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
     5.15. ERISA. As of the date hereof and throughout the term of this Agreement (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. None of Borrower, Ashford REIT or any ERISA Affiliate has or reasonably expects to incur any liability under Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.
     5.16. Compliance. Borrower and, to Borrower’s knowledge, except as disclosed in the applicable Collateral File, the Pledged Assets and other Collateral comply in all material respects with all applicable Legal Requirements. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrower has not committed any act that may give any Governmental Authority the right to cause Borrower to forfeit any Pledged Asset, Collateral, Underlying Collateral or Underlying Property or other property or assets or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
     5.17. Investment Company Act; Other Regulations. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (b) a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System, or (c) subject to any other United States federal or state law or regulation which purports to restrict or regulate its ability to borrow money. Borrower is not a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
     5.18. Enforceability. The Loan Documents are not subject to any right of rescission, set off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set off, counterclaim or defense with respect thereto.
     5.19. Insurance. To Borrower’s knowledge, except as disclosed in the applicable Collateral Files, (i) all insurance policies required to be obtained and maintained pursuant to the Pledged Asset Documents are in full force and effect and the premiums due thereon have been paid in full and (ii) the Underlying Borrowers are in compliance with the provisions of such insurance policies and the provisions relating to insurance policies in the Pledged Asset Documents, and no notice of cancellation, termination or default has been received by Borrower with respect to any such policy. All insurance required to be maintained by Borrower and Guarantors pursuant to Section 7.20 hereof is in full force and effect and the premiums thereon have been paid in full.
     5.20. Use of Property. Each Underlying Property consists primarily of a hotel property located in the United States of America and is used for no other purpose other than uses that are related to the hotel use.
     5.21. Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid under applicable Legal Requirements in connection with the transfer of each Pledged Asset to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Pledged Asset Documents, including, without limitation, any mortgages, have been paid or are being paid simultaneously herewith.
5.22. [Intentionally Omitted]
     5.23. Organizational Structure. The organizational chart attached hereto as Schedule 5 accurately depicts the organizational structure of Borrower and its Affiliates as of the date hereof.
     5.24. Guarantor Assets. Ashford REIT’s periodic filings pursuant to the Securities Exchange Act of 1934, as amended, contain accurate information with respect to the material assets of Ashford REIT and its Subsidiaries.
     5.25. Accounts.
          (a) Deposit Account.
          (i) The Cash Management Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Deposit Account in favor of the Administrative Agent, on behalf of the Lenders, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Deposit Account;
          (ii) The Deposit Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York); and
          (iii) The Deposit Account is not in the name of any Person other than Administrative Agent.

          (b) Clearing Account.
          (i) The Clearing Account Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Clearing Account in favor of the Administrative Agent, on behalf of the Lenders, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Clearing Account;
          (ii) The Clearing Account constitutes a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York); and
          (iii) The Clearing Account is not in the name of any Person other than Borrower, as pledgor, or Administrative Agent, as pledgee.
     5.26. No Other Financing. Borrower has not borrowed any funds that have not heretofore been repaid in full, except for the Loans.
     5.27. Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or by Borrower or any Guarantor in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein, in light of the circumstance under which they were made, not misleading. There is no material fact presently known to Borrower which has not been disclosed to the Administrative Agent which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the foregoing, (i) financial information purported to be prepared in accordance with GAAP are subject only to such standard, and (ii) with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such projections as they relate to future events are not to be viewed as fact and that actual results during the period or periods covered by such projections may differ from the projected results set forth therein by a material amount.
     5.28. Other Obligations and Liabilities. Neither Borrower nor any Guarantor has any liabilities or other obligations that arose or accrued prior to the date hereof that, either individually or in the aggregate, could have a Material Adverse Effect.
     5.29. Solvency. Borrower (a) has not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and (b) received reasonably equivalent value in exchange for their obligations under the Loan Documents. Giving effect to the Loans, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loans, exceed Borrower’s total liabilities, including subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is, and immediately following the making of the Loans, will be, greater than Borrower’s probable liabilities, including the maximum amount of their contingent liabilities on their debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loans will not, constitute unreasonably small capital to carry out their respective business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower).
     5.30. Single Purpose. Borrower hereby represents and warrants to, and covenants with, the Administrative Agent and each Lender that as of the Closing Date and until such time as the Revolving Credit Commitments shall have been terminated and the Secured Obligations (other than surviving contingent obligations for which no demand for payment has been made) shall have been paid in full:
          (a) Borrower has not owned, does not owns and will not own any asset or property other than (i) the Pledged Assets and other Collateral and (ii) incidental personal property necessary for the ownership of the Pledged Assets and other Collateral.
          (b) Borrower has not engaged or will not engage in any business other than the ownership and management of the Pledged Assets and other Collateral, and Borrower will conduct and operate its business as presently conducted and operated.
          (c) Borrower has had, now has, and will have as its only general partner, a special purpose limited liability company that is in compliance with the requirements for a “single purpose entity” that are set forth in Schedule D to the limited liability company agreement of Ashford Finance Subsidiary II General Partner LLC as in effect on the date hereof.
          (d) Borrower has not entered and will not enter into any contract or agreement with any Affiliate of Borrower, any constituent party of Borrower or any Affiliate of any constituent party, except in connection with the acquisition of Pledged Assets or in the ordinary course of business on arm’s-length terms and conditions. Nothing contained in this Section 5.30 or any other provision of the Loan Documents shall restrict or prevent, upon the release of any Pledged Asset from the Liens created under the Loan Documents in compliance with this Agreement and the other Loan Documents, Borrower’s transfer or conveyance of such released Pledged Asset to an Affiliate of Borrower.
          (e) Borrower has not incurred and will not incur any Indebtedness other than the Loans contemplated hereby.
          (f) Except for the Pledged Assets, Borrower has not made and will not make any loans or advances to any third party (including any Affiliate or constituent party of Borrower), and has not and shall not acquire obligations or securities of its Affiliates.
          (g) Borrower has had, now has, and will have a limited partnership agreement that provides that Borrower will not, until such time as the Revolving Credit Commitments shall have been terminated and the Secured Obligations (other than surviving contingent obligations for which no demand for payment has been made) shall have been paid in full: (A) dissolve, merge, liquidate or consolidate; (B) sell all or substantially all of its assets (as applicable); (C) engage in any other business activity or amend its organizational documents with respect to the matters set forth in this section; or (D) without the affirmative vote of the independent member of the general partner of Borrower, take any Bankruptcy Action with respect to itself or any other entity in which it has a direct or indirect legal or beneficial ownership interest.
          (h) Borrower is solvent and Borrower has paid and will pay its debts and liabilities from its own assets as the same shall become due.
          (i) Borrower has done or caused to be done, and will do, all things necessary to observe organizational formalities and preserve its existence, and Borrower will not: (i) terminate or fail to comply with the provisions of its organizational documents, or (ii) unless the Administrative Agent has consented to the same in writing, amend, modify or otherwise change in any material respect its Governing Documents, including, without limitation, the single purpose, separateness or bankruptcy remote provisions or requirements thereof.
          (j) Borrower has maintained and will maintain its accounts, books and records separate from any other Person.
          (k) Borrower has been, will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower or any constituent party of Borrower), shall correct any known misunderstanding regarding its status as a separate entity, and has conducted and shall conduct business in its own name. The requirements of this Section 5.30 shall not prevent Borrower from being treated as an entity which is “disregarded” from Ashford OP for income or other tax purposes.
          (l) Borrower has maintained and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
          (m) Neither Borrower nor any constituent party of Borrower will seek or effect the liquidation, dissolution, winding up, consolidation, merger or sale of all or substantially all of its assets, in whole or in part, of Borrower.
          (n) Borrower has held and will hold all of its assets in its own name.
          (o) Borrower has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party of Borrower or any other Person.
          (p) Other than as required or permitted herein, Borrower has not assumed or guaranteed and will not assume or guarantee or become obligated for the debts of any other Person, and Borrower does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person.
          (q) Borrower will not without the written consent of its general partner and the unanimous written consent of all of the managers of its general partner take any Bankruptcy Action.

          (r) The Governing Documents of the general partner of Borrower (“Borrower GP”) shall provide that, until such time as the Revolving Credit Commitments shall have been terminated and the Secured Obligations (other than surviving contingent obligations for which no demand for payment has been made) shall have been paid in full, upon the occurrence of any event that causes the sole member of Borrower GP to cease to be a member of Borrower GP (other than (i) upon an assignment by the sole member of Borrower GP of all of its limited liability company interest in Borrower GP and the admission of the transferee, if permitted pursuant to the Governing Documents of Borrower GP and the Loan Documents, or (ii) the resignation of the sole member of Borrower GP and the admission of an additional member of Borrower GP, if permitted pursuant to the Governing Documents of Borrower GP and the Loan Documents), a Person designated as a special member of Borrower GP shall, without any action of any Person and simultaneously with the sole member ceasing to be a member of Borrower GP, automatically be admitted as the sole member of Borrower GP (the “Special Member”) and shall preserve and continue the existence of Borrower GP without dissolution. The organizational documents of Borrower GP shall further provide that for so long as any portion of the Revolving Credit Commitments and/or the Secured Obligations is outstanding, no Special Member may resign or transfer its rights as Special Member unless a successor Special Member has been admitted to Borrower GP as a Special Member.
          (s) The Governing Documents of Borrower GP shall provide that, until such time as the Revolving Credit Commitments shall have been terminated and the Secured Obligations (other than surviving contingent obligations for which no demand for payment has been made) shall have been paid in full, except as expressly permitted pursuant to the terms of this Agreement, (i) the sole member of Borrower GP may not resign, and (ii) no additional member shall be admitted to Borrower GP.
          (t) Borrower has compensated and shall compensate each of its consultants, agents and employees (if any) from its funds for services provided to it and pay from its own assets all obligations of any kind incurred.
          (u) Borrower has maintained and will maintain relationships with its Affiliates in compliance with Section 8.7 hereof.
          (v) Except in connection with the Loans, Borrower has not pledged and will not pledge its assets for the benefit of any other Person.
          (w) Borrower will consider the interests of Borrower’s creditors in connection with all limited partnership actions.
     5.31. Pledged Assets.
          (a) Each Pledged Asset conforms to the applicable representations and warranties set forth in Exhibit M attached hereto. It is understood and agreed that the representations and warranties set forth in Exhibit M hereto shall survive delivery of the respective Collateral File to Administrative Agent or its designee (including the Custodian). With respect to each Pledged Asset, all of the documents required to be delivered under this Agreement and the Custodial Agreement for such Pledged Asset have been delivered to

Administrative Agent or the Custodian on its behalf. Except as otherwise acknowledged and agreed to in writing by Administrative Agent, Borrower has delivered to the Custodian a complete, true and accurate Collateral File with respect to each Pledged Asset.
          (b) Immediately prior to the pledge of any Pledged Assets by Borrower to Administrative Agent hereunder, such Pledged Assets were free and clear of any Lien, encumbrance or impediment to transfer (including any “adverse claim” as defined in Section 8-102(a)(1) of the UCC), and Borrower is the sole record and beneficial owner of and has good and marketable title to, and the right to sell and transfer, and has satisfied any and all conditions to transfer, such Pledged Assets to Administrative Agent.
          (c) Except as a result of any Permitted Encumbrances, there are (i) no outstanding rights, options, warrants or agreements binding on Borrower or any Affiliate of Borrower for a purchase or sale of any Pledged Asset and (ii) no agreements on the part of Borrower to sell or distribute any Pledged Asset.
          (d) Each Collateral File delivered by Borrower represents a true and correct copy of the documents contained therein and each Pledged Asset Schedule, together with all other information contained therein prepared by Borrower or its Affiliates and delivered by Borrower to Administrative Agent immediately prior to the applicable Borrowing Date, is true and correct and conforms in all material respects to the preliminary diligence materials previously provided to Administrative Agent and pursuant to which Administrative Agent has elected to enter into the applicable Loan hereunder.
          (e) Upon receipt by Custodian of each Mortgage Note, Mezzanine Note, Junior Interest Note or Junior Participation Interest Certificate endorsed in blank by a duly authorized officer of Borrower and funding of the Loan that is secured by such Pledged Asset Administrative Agent shall have a valid and fully perfected first priority security interest in all right, title and interest of Borrower therein.
          (f) Administrative Agent shall be the collateral assignee of a valid and fully perfected first priority security interest in, the “investment property” and all “deposit accounts” (each as defined in the Uniform Commercial Code) comprising Collateral.
Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in the event any of the representations or warranties set forth in this Section 5.31 or Exhibit M attached hereto or any other representation that relates to any Pledged Asset, Underlying Property, Underlying Collateral or Underlying Borrower (including, without limitation, the representations and warranties contained in Section 5.27 to the extent relating to any Pledged Asset, Underlying Property, Underlying Collateral or Underlying Borrower), is not true and correct, the same shall not be a Default, an Event of Default or otherwise a breach of this Agreement. The sole and exclusive remedies of the Administrative Agent and the Lenders if any of such representations or warranties is not true and correct shall be, with respect to the Pledged Asset or related Underlying Property, Underlying Collateral or Underlying Borrower as to which such representation or warranty is made, (i) to treat the same as a failure of a condition to the obligations of the Lenders to make Loans with respect to such Pledged Asset or (ii) if any Loans have been advanced with respect to such Pledged Asset, to treat such Pledged Asset as a

Defaulted Asset having a Market Value of zero and as to which Borrower shall be obligated, in accordance with Section 3.3(b), to prepay the Outstanding Principal Balance in an amount equal to the Defaulted Loan Prepayment Amount for such Pledged Asset (which prepayment shall be treated as a prepayment in accordance with Section 3.3(b) hereof for all purposes of this Agreement, including, without limitation, Section 4.7(c)) and to remove such Pledged Asset from the Collateral hereunder as provided in Section 3.3(b); provided that, in any event, Borrower shall indemnify and hold Administrative Agent and the Lenders harmless from and against any liability to any third party and any out-of-pocket costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by Administrative Agent or any Lender as a result of such Defaulted Asset having been included in the Collateral hereunder.
     5.32. Ashford REIT Financial Status.
          (a) The Tangible Net Worth of Ashford REIT and its consolidated Subsidiaries as of the date hereof is in excess of Three Hundred Thirty Five Million and No/100 Dollars ($335,000,000.00).
          (b) The Fixed Charge Coverage Ratio of Ashford REIT and its consolidated Subsidiaries during the trailing twelve (12) calendar month period ending on the last day of the most recently completed calendar quarter is not less than 1.50 to 1.00.
          (c) The Interest Coverage Ratio of Ashford REIT and its consolidated Subsidiaries during the trailing twelve (12) calendar month period ending on the last day of the most recently completed calendar quarter is not less than 1.75 to 1.00.
          (d) The Market Capitalization of Ashford REIT as of the date hereof is at least Three Hundred Million and No/100 Dollars ($300,000,000.00).
The representations and warranties set forth in Article 5 shall survive until the Loans have been paid and performed in full. Any exception to any representation or warranty shall be accepted or rejected by Administrative Agent in its sole discretion.
     SECTION 6. CONDITIONS PRECEDENT
     6.1. Conditions to Agreement and Initial Loan.
          (a) Conditions to Agreement. The agreement of each Lender to enter into this Agreement is subject to the satisfaction, on or before the date hereof, of the following conditions precedent:
          (i) Loan Documents. The Administrative Agent shall have received:
          A. this Agreement, executed and delivered by a duly authorized officer of Borrower, with a counterpart for each Lender;
          B. for the account of each Lender having a Revolving Credit Commitment, a Note of Borrower conforming to the requirements hereof and executed by a duly authorized officer of Borrower;

C. the OP Guaranty of Payment and the REIT Guaranty of Payment, each executed and delivered by a duly authorized officer of the applicable Guarantor, with a counterpart or a conformed copy for each Lender;
          D. the Custodial Agreement, executed and delivered by a duly authorized officer of each of Borrower and the Custodian, with a counterparty for Administrative Agent; and
          E. each other document as the Administrative Agent shall reasonably require, including, without limitation, amendments of any of the Loan Documents executed by Borrower as of the Closing Date, all executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender.
          (ii) Corporate Proceedings of Borrower. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or equivalent governing authority of Borrower and each Guarantor authorizing (i) the execution, delivery and performance of this Agreement and the other Loan Documents, (ii) the borrowings contemplated hereunder, and (iii) the granting by it of the Liens created pursuant to this Agreement and the Security Documents, certified by an authorized officer of Borrower or a Guarantor as of the date hereof, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.
          (iii) Incumbency Certificates. The Administrative Agent shall have received an Officer’s Certificate of Borrower and each Guarantor, dated the date hereof, as to the incumbency and signature of the officers of Borrower and each Guarantor executing any Loan Document on behalf of Borrower or such Guarantor in form and substance reasonably satisfactory to the Administrative Agent.
          (iv) Governing Documents. The Administrative Agent shall have received true and complete copies of the Governing Documents of Borrower, certified as of the date hereof as complete and correct copies thereof by an authorized officer of Borrower, and a certification by an authorized officer of each Guarantor that the Governing Documents of such Guarantor, copies of which were delivered to the Administrative Agent on the Closing Date, have not been amended or modified since the Closing Date and remain in full force and effect.
          (v) Good Standing Certificates. The Administrative Agent shall have received certificates dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of Borrower and each Guarantor (i) in the jurisdiction of its organization and (ii) in each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires it to qualify as a foreign Person.

          (vi) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Morrison & Foerster LLP, counsel to Borrower and Guarantors, and local counsel where applicable, covering the matters set forth on Schedule 6 hereto, in form and substance reasonably satisfactory to the Administrative Agent.
          (vii) Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Administrative Agent, desirable to perfect the Liens created by the Security Documents shall have been completed.
          (viii) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent, of the Uniform Commercial Code and judgment and tax lien filings that may have been filed with respect to Borrower or any Affiliate of Borrower that has previously held any Eligible Asset being added to the Collateral as of such Borrowing Date and the results of such search shall be satisfactory to the Administrative Agent.
          (ix) Insurance. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all of the requirements of Section 7.20 shall have been satisfied.
          (b) Conditions to Initial Loan. In addition to the conditions set forth in Sections 6.1(a) and 6.2, the agreement of each Lender to make the initial Loan hereunder is subject to the satisfaction, on or before the Borrowing Date applicable thereto, of the following conditions precedent:
          (i) Loan Documents. The Administrative Agent shall have received:
          A. each of the Security Documents encumbering any Pledged Assets and other Collateral delivered in connection with such Loan, each executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender;
          B. the Equity Pledge Agreement, executed and delivered by a duly authorized officer of Ashford OP, with a counterpart or a conformed copy for each Lender;
          C. the Cash Management Agreement, executed and delivered by a duly authorized officer of Borrower and each other party thereto, with a counterparty for Administrative Agent, together with evidence satisfactory to Administrative Agent of the existence of the Deposit Account;
          D. the Clearing Account Agreement, executed and delivered by a duly authorized officer of Borrower and each other party thereto, with a counterparty for Administrative Agent, together with evidence satisfactory to Administrative Agent of the existence of the Clearing Account; and
          E. each other document as the Administrative Agent shall reasonably require, including, without limitation, amendments of any of the Loan Documents executed by Borrower as of the Closing Date, all executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender.
          (ii) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate showing the Borrowing Base as of such Borrowing Date, with appropriate insertions and dated such Borrowing Date, executed by an authorized officer of Borrower.
     6.2. Conditions to Each Loan and/or Pledged Asset. The agreement of each Lender to make any Loan requested to be made by it on any date (including, without limitation, its initial Loan and including, without limitation, a new Loan that evidences or constitutes a re-borrowing by Borrower hereunder) and the acceptance by the Administrative Agent of any Eligible Asset as additional Collateral hereunder on any date shall be subject to the satisfaction or waiver by Administrative Agent of each of the following conditions precedent:
          (a) Representations and Warranties. Except as set forth on a schedule to a Borrowing Base Certificate and which are acceptable to the Administrative Agent, each of the representations and warranties (other than those that expressly relate to a specified date) made by Borrower and each Guarantor in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.
          (b) No Default. No Event of Default, no monetary Default and no other Default as to which Administrative Agent shall have delivered a notice of default to Borrower hereunder shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.
          (c) Borrowing Base. The Administrative Agent shall have timely received a Borrowing Base Certificate with appropriate insertions and executed by an authorized officer of Borrower showing that no Borrowing Base Deficiency will exist after giving effect to the requested Loan.
          (d) Additional Matters. All of the requirements and procedures set forth in Section 2.4 hereof shall have been satisfied. In addition, in connection with any Loans that are made in connection with the addition of Eligible Assets to the Collateral hereunder, all corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents, shall be in form and substance reasonably satisfactory to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request, which legal opinion shall address only such matters as are indicated in Schedule 6.
          (e) Loan Documents. The Loan Documents shall be in full force and effect.

          (f) Security Documents and Security Interest. In connection with any Loans that are made in conjunction with the addition of Eligible Assets to the Collateral hereunder, evidence that all actions necessary or, in the opinion of Administrative Agent in its sole discretion, desirable to properly perfect Lenders’ Lien on such Eligible Asset and other related Collateral and to protect Lenders’ interest therein have been taken, including, without limitation, delivery by Borrower to Administrative Agent or Custodian of each of the following:
          (i) with respect to any Eligible Asset that is a Mortgage Loan,
          (A) an allonge assigning the related Mortgage Note from the originator of such Eligible Asset to Borrower;
          (B) an allonge assigning the related Mortgage Note in blank;
          (C) an Assignment of Mortgage relating to such Eligible Asset assigning the Mortgage for such Eligible Asset from the originator of such Eligible Asset to Borrower;
          (D) a Collateral Assignment of Mortgage relating to such Eligible Asset assigning the Mortgage for such Eligible Asset from Borrower to Administrative Agent for the benefit of the Lenders, as collateral security for the Loans hereunder;
          (E) an Assignment of Mortgage relating to such Eligible Asset assigning the Mortgage for such Eligible Asset in blank;
          (F) an Assignment of Assignment of Leases from the originator of such Eligible Asset to Borrower;
          (G) a Collateral Assignment of Assignment of Leases from Borrower to Administrative Agent for the benefit of the Lenders, as collateral security for the Loans hereunder; and
          (H) an Assignment of Assignment of Leases in blank;
          (ii) with respect to any Eligible Asset that is a Mezzanine Loan,
          (A) an allonge assigning the related Mezzanine Note from the originator of such Eligible Asset to Borrower;
          (B) an allonge assigning the related Mezzanine Note in blank;
          (C) an assignment of the applicable Mezzanine Pledge Agreement from the originator of such Eligible Asset to Borrower;
          (D) a Collateral Assignment of Pledge relating to such Eligible Asset assigning the Mezzanine Pledge Agreement for such Eligible Asset from Borrower to Administrative Agent for the benefit of the Lenders, as collateral security for the Loans hereunder;
          (iii) with respect to any Eligible Asset that is a Junior Interest,
          (A) an allonge assigning any participation certificate or note evidencing such Junior Interest, if any, from the originator of such Eligible Asset to Borrower;
          (B) an allonge assigning any participation certificate or note evidencing such Junior Interest, if any, in blank;
          (C) an assignment of such Eligible Asset, together with the applicable participation agreement or other Pledged Asset Document for such Eligible Asset, from the originator of such Junior Interest to Borrower;
          (D) a Collateral Assignment of Participation Interest relating to such Eligible Asset assigning the applicable participation agreement or other Pledged Asset Document for such Eligible Asset from Borrower to Administrative Agent for the benefit of the Lenders, as collateral security for the Loans hereunder;
          (iv) an original omnibus assignment for such Eligible Asset in form and substance reasonably acceptable to Administrative Agent pursuant to which all of the originator’s right, title and interest in and to such Eligible Asset have been assigned to Borrower;
          (v) an original omnibus assignment for such Eligible Asset in form and substance reasonably acceptable to Administrative Agent pursuant to which all of the originator’s right, title and interest in and to such Eligible Asset have been assigned from Borrower to Administrative Agent for the benefit of the Lenders;
          (vi) UCC-1 financing statements prepared by Borrower for the purpose of assigning to Borrower all of the originator’s right, title and interest in and to such Eligible Asset, which such UCC-1 financing statements shall be reasonably acceptable to Administrative Agent and in form and substance acceptable for filing;
          (vii) UCC-3 assignments for the purpose of assigning Borrower’s security interest in such Eligible Asset to Administrative Agent on behalf of the Lenders, which such UCC-3 assignments shall be in form and substance acceptable for filing; and
          (viii) UCC-1 financing statements prepared by Borrower for the purpose of perfecting the Lenders’ security interest in such Eligible Asset, which such UCC-1 financing statements shall be reasonably acceptable to Administrative Agent and in form and substance acceptable for filing.

          (g) Diligence; Approval of Assets. Borrower shall have delivered a Request for Borrowing, and Administrative Agent shall have determined that each proposed Eligible Asset described in such Request for Borrowing is an Eligible Asset, shall have approved the acceptance of such Eligible Asset as a Pledged Asset constituting additional security for the Secured Obligations, in each case, in Administrative Agent’s sole and absolute discretion, in accordance with the procedures in Section 2 hereof and, in connection with any Loans that are made in conjunction with the addition of Eligible Assets to the Collateral hereunder, shall have obtained all necessary internal investment committee and credit approvals for the addition of such Eligible Assets to the Collateral, which such approvals may be granted or withheld in Administrative Agent’s sole and absolute discretion. In connection with any Eligible Assets that are to be added to the Collateral hereunder, subject to Administrative Agent’s right to perform one or more due diligence reviews pursuant to Section 9, Administrative Agent shall have completed its due diligence review of the Collateral File and the related Underwriting Package for each such Eligible Asset (which shall include, without limitation, such appraisals, structural reports and environmental reports as Administrative Agent shall require), and such other documents, records, agreements, instruments, property or information relating to such Eligible Asset as Administrative Agent in its sole discretion deems appropriate to review and such review shall be satisfactory to Administrative Agent in its sole discretion.
          (h) Officer’s Certificate. Administrative Agent shall have received an Officer’s Certificate from Borrower (i) certifying and showing in detail the calculations demonstrating that, after giving effect to the requested Loan, upon consummation of the Loan, the Outstanding Principal Balance shall not exceed the Borrowing Base, (ii) stating that, to the best of such officer’s knowledge, each of Borrower and each Guarantor is then in compliance in all material respects with all of its covenants and other agreements, and has satisfied every condition, contained in this Agreement and the related documents to be observed, performed or satisfied by it and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (iii) in connection with any Loans that are made in conjunction with the addition of Eligible Assets to the Collateral hereunder, certifying that the related Collateral File delivered by Borrower represents a true and correct copy of the documents contained therein, and that the related Pledged Asset Schedule, together with all other information contained therein prepared by Borrower or its Affiliates and delivered by Borrower to Administrative Agent immediately prior to the applicable Borrowing Date, is true and correct and conforms in all material respects to the diligence materials previously provided to Administrative Agent and pursuant to which Administrative Agent has elected to enter into the Loan (provided that the sole and exclusive remedies of the Administrative Agent and the Lenders if the certification contained in this clause (iii) is not correct shall be those remedies set forth in Section 5.31), (iv) in connection with any Eligible Assets to be added to the Collateral hereunder, certifying that each such Eligible Asset is an “Eligible Asset” as defined herein and that, after adding any proposed Eligible Assets to the Collateral in connection with the requested Loan, the Collateral will not include more than 15% seasonal or beach properties, (v) certifying that, immediately prior to and as of the applicable Borrowing Date, Ashford REIT and its consolidated Subsidiaries have (A) Tangible Net Worth of at least Three Hundred Thirty Five Million and No/100 Dollars ($335,000,000.00), (B) a Fixed Charge Coverage Ratio for the trailing twelve (12) calendar month period ending on the last day of the most recently completed calendar quarter of not less than 1.50 to 1.00, and (C) and an Interest Coverage Ratio for such trailing twelve (12) calendar month period of not less than 1.75 to 1.00 and (vi) setting forth the

Market Capitalization of Ashford REIT as of the day immediately preceding the date of such certificate, together with the method of calculating such Market Capitalization in reasonable detail, and certifying that such Market Capitalization is in excess of Three Hundred Million and No/100 Dollars ($300,000,000.00).
          (i) Servicing Agreement. With respect to any Eligible Asset to be pledged as Collateral hereunder which is not directly serviced by Borrower or its Affiliates, Borrower shall have provided to Administrative Agent a copy of the related servicing agreement, certified as a true, correct and complete copy of the original at least ten (10) days prior to the Borrowing Date for such Eligible Asset, together with a copy of a written notice to such servicer, fully executed by Borrower and such servicer, of the pledge of the Eligible Asset to Administrative Agent, and acknowledgement by such servicer of the rights of Administrative Agent as pledgee thereunder.
          (j) Expenses. Administrative Agent shall have received, if applicable, payment of all reasonable fees and expenses of counsel to Administrative Agent as contemplated by this Agreement, and, in connection with any Loans that are made in conjunction with the addition of any Eligible Assets to the Collateral, Administrative Agent shall have received the reasonable costs and expenses incurred by it in connection with the entering into of any Loan hereunder or accepting any Eligible Asset as additional Collateral hereunder, including, without limitation, costs associated with due diligence with respect to any Eligible Asset and recording, or other administrative expenses necessary or incidental to the execution of any Loan hereunder, which amounts, at Administrative Agent’s option, may be withheld from the proceeds of any Loan hereunder, provided that Administrative Agent has notified Borrower in reasonable detail of such expenses prior to the date of such Loan.
          (k) No Material Adverse Change. There shall not have occurred a material adverse change, since the date of the last audited financial statements provided to Administrative Agent under this Agreement, in the business, assets, operations or condition (financial or otherwise) of Borrower or any Guarantor, or in the facts and information regarding such entities as represented to Administrative Agent through the applicable Borrowing Date.
          (l) Market and Financial Changes. If any Eligible Assets are to be added to the Collateral hereunder on any Borrowing Date, none of the following shall have occurred and/or be continuing:
          (i) an event or events shall have occurred in the good faith determination of Administrative Agent resulting in the effective absence of a “lending market” for financing debt obligations secured by commercial mortgage loans or securities or an event or events shall have occurred resulting in Administrative Agent not being able to finance assets such as the Eligible Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or
          (ii) an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by assets such as the Eligible Assets or an event or events shall have occurred resulting in Administrative Agent not being able to sell securities backed by assets such as the Eligible Assets at prices which would have been reasonable prior to such event or events.
          (m) Compliance with Financial Obligations. There shall not have occurred (i) any payment default (after giving effect to any applicable notice and/or cure periods), or (ii) any non-payment default pursuant to which the applicable lender has exercised its right to accelerate the maturity date thereof under (x) any Indebtedness for borrowed money that is recourse, directly or indirectly, to Ashford REIT or Ashford OP, unless a cure of such default shall have been accepted, or such default shall have been waived, by the holder of such Indebtedness or (y) any other Indebtedness for borrowed money that is non-recourse to Ashford REIT, Ashford OP or any Affiliate or Subsidiary of Ashford REIT or Ashford OP (or any Person comprising any of such Persons or any of their respective Affiliates), and, in connection with any enforcement action or exercise or assertion by or on behalf of the lender of any right or remedy with respect to any default or event of default under such non-recourse Indebtedness, the related borrower or borrowers shall (A) in bad faith seek any defense, judicial intervention or injunctive or other equitable relief of any kind, or assert in a pleading filed in connection with a judicial proceeding any defense against such lender or any right in connection with any security for such Indebtedness or (B) file a voluntary petition or file an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicit or cause to be solicited petitioning creditors for any involuntary petition from any Person.
          (n) Trust Receipt. In connection with any Loans that are made in conjunction with the addition of Eligible Assets to the Collateral hereunder, Administrative Agent shall have received from Custodian on the applicable Borrowing Date a Trust Receipt confirming possession by Custodian of each of the documents, instruments and agreements required to be delivered to Custodian in accordance with this Agreement and an Exceptions Report with respect to each Eligible Asset to be pledged as additional security for the Secured Obligations on such Borrowing Date, dated the Borrowing Date, duly completed and with exceptions acceptable to Administrative Agent in its sole discretion; provided that any items listed on the Exceptions Report and otherwise acceptable to Administrative Agent shall be delivered within 10 Business Days after such Borrowing Date.
          (o) Opinions. The Administrative Agent shall have received, with a counterpart for each Lender the executed legal opinion of Morrison & Foerster LLP, counsel to Borrower and Guarantors, in form and substance reasonably satisfactory to the Administrative Agent, which legal opinion shall address only such matters as are indicated on Schedule 6.
          (p) No Change in Law; No Adverse Proceedings. Administrative Agent shall not have determined that the introduction of, or a change in, any Legal Requirement or in the interpretation or administration of any Legal Requirement applicable to Administrative Agent has made it unlawful, and no Governmental Authority shall have asserted that it is unlawful, for Administrative Agent to enter into Loans hereunder. No action, suit, investigation or proceeding, shall be pending or threatened, in any court or before any Governmental Authority that purports to affect (i) Borrower or any Loan contemplated hereby or (ii) any Guarantor, any Subsidiary or Affiliate of any Guarantor or any Pledged Asset that, in each case under this clause (ii), could reasonably be expected to have a Material Adverse Effect.

          (q) Certificates of Insurance. In connection with any Loans that are made in conjunction with the addition of Eligible Assets to the Collateral hereunder, the Administrative Agent shall have received valid certificates of insurance indicating that the requirements for insurance policies required for the Underlying Property hereunder have been satisfied with respect to such Eligible Assets under any Security Document on such Borrowing Date and evidence of the payment of all premiums payable for the existing policy period.
          (r) Environmental Reports. In connection with any Loans that are made in conjunction with the addition of Eligible Assets to the Collateral hereunder, the Administrative Agent shall have received a Phase I environmental report and, if recommended under the Phase I environmental report, a Phase II environmental report, with respect to any Eligible Asset being pledged as additional Collateral under any Security Document on such Borrowing Date, each from a consultant satisfactory to the Administrative Agent and in form and substance satisfactory to the Administrative Agent.
          (s) Insurance Premiums and Real Estate Taxes. In connection with any Loans that are made in conjunction with the addition of Eligible Assets to the Collateral hereunder, with respect to each Eligible Asset being pledge as additional Collateral on such Borrowing Date, the Underlying Borrower shall have paid, in accordance with the terms and conditions of the applicable Pledged Asset Documents, (A) all accrued but unpaid insurance premiums relating to the applicable Underlying Property, and (B) currently due Real Estate Taxes (including any in arrears) relating to such Underlying Property.
          (t) Compliance with Law. In connection with any Loans that are made in conjunction with the addition of Eligible Assets to the Collateral hereunder, with respect to each Eligible Asset being pledged as additional Collateral on such Borrowing Date, the Administrative Agent shall have received evidence, satisfactory in form and substance to the Administrative Agent, that the Underlying Property of such Eligible Asset and its use comply in all material respects with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws and regulations).
          (u) Payment Direction Letters. With respect to each Eligible Asset to be added to the Collateral in connection with such Loan, Borrower shall deliver to the Administrative Agent a payment direction letter, substantially in the form of Exhibit L hereto, from Borrower to the applicable Underlying Borrower (or, if applicable, any servicer with respect to such Pledged Asset or, if applicable for any Mezzanine Loan, the servicer, deposit bank or other agent administering the cash management account for the related mortgage loan) instructing the Underlying Borrower (or such servicer, deposit bank or other agent, if applicable) to remit all Income that is payable or required to be remitted to Borrower, as the holder of such Pledged Asset, to the Clearing Account or as otherwise directed in a written notice signed by Administrative Agent.
          (v) Hedging. Any Hedging Transactions entered into with respect to any Pledged Assets shall be on terms and conditions, including with respect to protection against fluctuations in interest rates, acceptable to Administrative Agent in its sole discretion.

          (w) Other. Administrative Agent shall have received all such certificates and other and further documents and documentation as Administrative Agent in its sole discretion shall reasonably require.
Each borrowing by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date thereof that, except to the extent waived in writing by the Administrative Agent, the conditions contained in this Section 6.2 have been satisfied.
     SECTION 7. AFFIRMATIVE COVENANTS
     Borrower hereby covenants and agrees that, so long as any of the Revolving Credit Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document:
     7.1. Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Collateral. There shall never be committed by Borrower, and Borrower, consistent with its rights under the applicable Pledged Asset Documents, shall not permit any other Person involved with the Collateral to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against the Collateral or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, or, consistent with its rights under the applicable Pledged Asset Documents, permit or suffer to exist any act or omission affording such right of forfeiture. After prior notice to the Administrative Agent, Borrower, at its own expense, shall have the right to contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Collateral or any alleged violation of any Legal Requirement; provided that (a) no Event of Default, no monetary Default and no other Default as to which Administrative Agent shall have delivered a notice of default to Borrower hereunder shall have occurred and remain uncured; (b) Borrower is permitted to do so under the provisions of any Pledged Asset Document, (c) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (d) neither the Collateral nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (e) Borrower shall, upon final determination thereof, promptly comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (f) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Collateral; and (g) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by the Administrative Agent, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. The Administrative Agent may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of the Administrative Agent, the validity, applicability or violation of such Legal Requirement is finally established or the Collateral (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

     7.2. Taxes and Other Claims. Borrower shall exercise any rights that it may have to cause each Underlying Borrower, from time to time when the same shall become delinquent, to pay and discharge, or to cause the owner of the applicable Underlying Property to pay and discharge, all taxes of every kind and nature, all general and special assessments, levies, permits, inspection and license fees, all water and sewer rents and charges, and all other public charges, whether of a like or different nature, imposed upon or assessed against any Underlying Property or any part thereof, or upon the revenues, rents, issues, income and profits of any Underlying Property or arising in respect of the occupancy, use or possession thereof (all of the foregoing, “Taxes”), as well as all lawful claims for labor, materials and supplies or otherwise which could become a lien, claim or encumbrance on any Underlying Property. In addition, Borrower shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.
     7.3. Perform Loan Documents, Pledged Asset Documents. Borrower shall in a timely manner observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due by Borrower all costs, fees and expenses to the extent required under the Pledged Asset Documents.
     7.4. [Intentionally Omitted].
     7.5. Further Assurances. Borrower shall, at Borrower’s sole cost and expense:
          (a) furnish to Administrative Agent all instruments, documents, certificates, agreements and instruments required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Administrative Agent in connection therewith;
          (b) execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Administrative Agent may reasonably require, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Liens created hereby; and
          (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time.
     7.6. Cooperate in Legal Proceedings. Borrower shall cooperate fully with Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Lenders hereunder or any rights obtained by Lenders or Administrative Agent under any of the other Loan Documents and, in connection therewith, permit Administrative Agent, on behalf of Lenders, at its election, to participate in any such proceedings.
     7.7. Financial Reporting.
          (a) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower. The Administrative Agent shall have the right from time to time during normal business hours upon reasonable written notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as the Administrative Agent shall desire, provided, that Borrower shall not be required to disclose to the Administrative Agent, any Lender or any agents or representatives thereof any information which is the subject of attorney-client privilege or attorney’s work-product privilege properly asserted by the applicable Person to prevent the loss of such privilege in connection with such information. After the occurrence of an Event of Default, Borrower shall pay any costs incurred by the Administrative Agent to examine such books, records and accounts, as the Administrative Agent shall determine to be necessary or appropriate in the protection of its interest.
          (b) Borrower shall furnish the Administrative Agent annually, within ninety (90) days following the end of each Fiscal Year, (i) a complete copy of the annual consolidated financial statements of Ashford REIT and its Subsidiaries audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to the Administrative Agent prepared in accordance with the GAAP for such Fiscal Year and containing statements of income and expense and cash flow and a consolidated balance sheet for Ashford REIT and its Subsidiaries and (ii) certified copies of the federal, state and local income tax returns of Ashford REIT for the preceding Fiscal Year. Borrower will also provide (1) an Officer’s Certificate from Borrower certifying that such annual unaudited financial statements of Borrower have been prepared in accordance with GAAP and fairly present the financial condition and the results of operations of Borrower, and (ii) an Officer’s Certificate from Borrower certifying whether, to the best of Borrower’s knowledge, there exists an event or circumstance which constitutes a Default or Event of Default by Borrower under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
          (c) Borrower shall furnish to the Administrative Agent on or before the forty-fifth (45th) day after the end of each of the first three (3) calendar quarters of each fiscal year, unaudited quarterly and year-to-date consolidated statements of income and expense and cash flow prepared for Ashford REIT and its Subsidiaries (including Borrower) for such quarter and a consolidated balance sheet as of such quarter for Ashford REIT and its Subsidiaries, accompanied by an Officer’s Certificate from Ashford REIT stating that the same has been prepared in accordance with GAAP and fairly presents the financial condition and results of the operations of Ashford REIT and its Subsidiaries.
          (d) Concurrently with the delivery of the financial statements referred to in Sections 7.5(b) and (c), Ashford REIT shall furnish to the Administrative Agent an Officer’s

Certificate showing in detail the calculations reflecting Ashford REIT’s compliance with the requirements of Sections 8.1(a) through 8.1(e), including a certification of the Market Capitalization of Ashford REIT as of the last day of the period covered by such financial statements showing in detail the calculations used in determining such Market Capitalization.
          (e) Not later than ten (10) days following the end of each month, Borrower shall furnish to the Administrative Agent a Borrowing Base Certificate showing the Borrowing Base as of the last day of the immediately preceding month, certified as complete and correct by an authorized senior officer of Borrower, together with such supporting documentation to such Borrowing Base Certificate as the Administrative Agent may require.
          (f) Concurrently with the release of the Lien of any Security Document pursuant to Section 4.7, the addition of any Pledged Asset to the Borrowing Base hereunder, a Condemnation or Casualty with respect to any Underlying Property, the substitution of any Substituted Asset for any Substitute Asset under Section 4.8, Borrower shall furnish to the Administrative Agent a Borrowing Base Certificate showing the Borrowing Base as of the date of such release, acquisition, Condemnation, Casualty or increase in Indebtedness, certified as complete and correct in all material respects by an authorized senior officer of Borrower.
          (g) Borrower shall promptly furnish to the Administrative Agent such further detailed information as is in Borrower’s possession with respect to the operation of the Underlying Properties, any construction at an Underlying Property and the financial affairs of Guarantors and their respective Subsidiaries (including Borrower) as may be reasonably requested by the Administrative Agent. In addition, Borrower shall promptly furnish to Administrative Agent, at its request, a calculation, in reasonable detail, of the Market Capitalization of Ashford REIT as of any date specified by Administrative Agent.
     7.8. Business and Operations. Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Collateral, including the Pledged Assets. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Collateral.
     7.9. Preservation of Pledged Assets. Borrower and Guarantors shall do all commercially reasonable things necessary to preserve the Pledged Assets and the other Collateral so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Borrower will cause the Pledged Assets and the related Collateral to comply with all applicable rules, regulations and other laws, the failure to comply with which would have a Material Adverse Effect. Notwithstanding the collateral assignment of the Collateral File with respect to each Pledged Asset to Administrative Agent, Borrower agrees and covenants with Administrative Agent to enforce diligently in accordance with industry custom and practice for assets similar to the applicable Pledged Asset Borrower’s rights and remedies set forth in the Pledged Asset Documents. Borrower will not allow any default for which it is responsible to occur under any Pledged Assets or the related Collateral or any Loan Document and shall fully perform when due all of its obligations under any Pledged Assets or the related Collateral and any Loan Document

     7.10. Title to the Collateral.
          (a) Borrower will warrant and defend (i) the title to the Collateral and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances), and (ii) the validity and priority of the Lien of the Security Documents, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Collateral, other than as permitted hereunder, is claimed by another Person.
          (b) Borrower shall exercise any rights it may have, under any Pledged Asset Document or otherwise, to cause each Underlying Borrower not to create, incur, assume or suffer to exist any Lien on, of or against, or otherwise affecting all or any portion of, the Underlying Collateral and/or the Underlying Properties, except for the Liens evidenced by the Pledged Asset Documents and any other Liens permitted under the applicable Pledged Asset Documents (and subject to the rights of the holders of any participation interests in any loan underlying any Pledged Asset that is a Junior Interest and the rights of any senior lenders under any intercreditor agreements governing any Mezzanine Loan), other than Liens in favor of Borrower which have been assigned by Borrower to Lender. Borrower shall not approve or consent to any action referred to in the preceding sentence by any Underlying Borrower without, in each instance, Administrative Agent’s prior consent.
     7.11. Costs of Enforcement. In the event (a) that the Lien granted by the Security Documents is foreclosed in whole or in part or that the Security Documents are put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage or security interest prior to or subsequent to the Security Documents in which proceeding Administrative Agent or any Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, on behalf of itself and its successors and assigns, agrees that it/they shall be chargeable with and shall pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Administrative Agent or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.
     7.12. Estoppel Statement.
          (a) After request by Administrative Agent from time to time, Borrower shall within ten (10) Business Days furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of each Loan, (ii) the Outstanding Principal Balance, (iii) the Advance Rate, Applicable Spread, and interest rate applicable to each Loan, (iv) the date installments of interest and/or principal were last paid in respect of each Loan, (v) any offsets or defenses to the performance of the Secured Obligations, if any, (vi) that the Notes, this Agreement, the Security Documents and the other Loan Documents are valid, legal and binding obligations of Borrower enforceable in accordance with their terms and have not been modified or if modified, giving particulars of such modification, (vii) the unpaid principal of and interest due on each Pledged Asset and any other sums evidenced or secured by the Pledged Asset Documents, (viii) the date through which interest has been paid thereunder, and (vi) whether or not, to Borrower’s knowledge, any offsets, defenses or counterclaims exist with respect to the Pledged Assets.
          (b) If requested, such certificate will also attach true and correct copies of any Loan Documents and/or any Pledged Asset Documents and state such other information as Administrative Agent shall reasonably require. Upon request of Administrative Agent, Borrower shall furnish Administrative Agent or such other party or parties as Administrative Agent may reasonably request, a written certificate certifying as to such matters as Administrative Agent may reasonably request. Upon request of Administrative Agent, Borrower shall exercise any right it may have under the applicable Pledged Asset Documents to request each Underlying Borrower within ten (10) Business Days after such request to furnish to, or cause to be furnished to, Administrative Agent or such other party or parties as Administrative Agent may request, a written certificate certifying as to such matters as Administrative Agent may reasonably request.
          (c) Borrower shall exercise any right it may have to request each Underlying Borrower to obtain and deliver (to the extent of such Underlying Borrower’s rights to so obtain and deliver) to Administrative Agent upon request (or deliver to Borrower and Borrower shall deliver to Administrative Agent), which may be made from time to time, tenant estoppel certificates from each commercial tenant at any Underlying Property in form and substance reasonably satisfactory to Administrative Agent.
     7.13. [Intentionally Omitted].
     7.14. Maintenance of Properties. Borrower shall enforce Borrower’s rights and remedies under the Pledged Asset Documents to cause each Underlying Borrower (and/or the owner of the applicable Underlying Property) to maintain each Underlying Property at all times in good operating order and condition, subject to reasonable wear and tear, and promptly to make, from time to time, all repairs, renewals, replacements, additions and improvements in connection therewith which are necessary or desirable to such end.
     7.15. Delivery of Notices.
          (a) Borrower will promptly, but in no event later than five (5) Business Days after Borrower becomes aware of any of the following events, furnish a written notice to Administrative Agent (together with the applicable correspondence and papers relating thereto) specifying the nature and period of existence of such condition or event and, with respect to events described below, what action Borrower is taking or proposes to take with respect thereto (compliance with the provisions of this Section 7.15 shall not be deemed or construed to constitute a waiver of or consent to any Default or Event of Default of which Borrower has given Lender notice pursuant to this Section 7.15):
          (i) the occurrence of any Default or any Event of Default hereunder or under any of the other Loan Documents;
          (ii) (A) the occurrence of any event of default under any Pledged Asset Document, (B) any receipt or delivery by Borrower of a notice of default or termination under any Pledged Asset Document, (C) any request by any Underlying Borrower or any other Person for any consent or approval required to be given by Borrower under any of the Pledged Asset Documents as to which the Administrative Agent or Lenders have a consent right hereunder, (D) any request by any Underlying Borrower or any other Person for any waiver by Borrower of any provision of any of the Pledged Asset Documents as to which the Administrative Agent or Lenders have a consent right hereunder, (E) any proposed action with respect to any material default under any of the Pledged Asset Documents, or (F) the occurrence of any breach of any representation or warranty by any Underlying Borrower under any Pledged Asset Document;
          (iii) any event of default under any Contractual Obligation of Borrower or any Guarantor which, if not cured, could reasonably be expected to have a Material Adverse Effect;
          (iv) any written notice received from any Governmental Authority asserting a violation of any material Legal Requirement and any correspondence to or from Borrower and/or any Underlying Borrower with respect thereto, and any other litigation, investigation or proceeding which may exist at any time between Borrower or any Guarantor and any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
          (v) any litigation or proceeding affecting Borrower, any Guarantor or any Pledged Asset that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
          (vi) the filing of any action, suit or proceeding against or affecting Borrower, any Guarantor, any Underlying Borrower or any Underlying Property that, if adversely determined, could singly or collectively (A) impair the validity or enforceability of any of the Pledged Asset Documents, (B) have a material adverse effect on the value of the Collateral, the Underlying Collateral or any of the Underlying Properties or their respective current uses, or (C) result in a Lien on any portion of the Collateral, the Underlying Collateral or any of the Underlying Properties;
          (vii) any material amendment to its Governing Documents (for the purposes of this Section 7.15, any amendment of the single purpose, separateness or bankruptcy remote provisions or requirements of its Governing Documents shall be deemed to be a material amendment) within thirty (30) days following the effective date of such amendment; provided that any such material amendment or other modification shall not be binding upon the Lenders unless and until the Administrative Agent shall have received and approved such amended or modified Governing Documents;
          (viii) any change in Borrower’s organizational identification number;
          (ix) any change in Borrower’s organizational structure;
          (x) any Conveyance of any interest, direct or indirect, in Borrower (exclusive of any transfers of publicly traded securities of Ashford REIT or any issuance or conveyance of partnership units in Ashford OP that are convertible into securities of Ashford REIT) or any Pledged Asset ; and/or

          (xi) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.
          (b) Each notice pursuant to this Section shall be accompanied by an Officer’s Certificate of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.
          (c) Without limiting the generality of the foregoing, Borrower will transmit to Administrative Agent:
          (i) immediately upon receipt thereof, a copy of any notice required to be given to Borrower by any Person pursuant to any Pledged Asset Document; provided that, solely with respect to any notice from an Underlying Borrower, Borrower shall provide Administrative Agent with a copy thereof only to the extent that Administrative Agent or any Lender is required or permitted to take any action with respect thereto under this Agreement or Administrative Agent’s or any Lender’s consent is required hereunder for Borrower to take any action with respect to such matter;
          (ii) promptly, but in no event later than five (5) Business Days after Borrower receives the same, a copy of any other report, statement, certificate, financial statement, budget, investigation, study, audit, test, review or other analyses, received by Borrower or any Affiliate of Borrower relating to the Collateral, the Underlying Collateral or the Underlying Properties; and
          (iii) upon receipt of same, each budget for each Underlying Property prepared by or on behalf of any Underlying Borrower.
     7.16. After Acquired Property. Borrower will grant to Lender a first lien security interest in and to all equipment and other personal property owned by Borrower and relating to the Pledged Assets, immediately upon acquisition of same or any part of same.
     7.17. [Intentionally Omitted]
     7.18. Delivery of Documents Regarding Ownership. Borrower will exercise any rights that it may have under any Pledged Asset Document or otherwise to cause each Underlying Borrower to deliver to Borrower (and Borrower shall provide a copy to Administrative Agent) copies of all documents reasonably requested by Administrative Agent which evidence such Underlying Borrower’s title in or to any materials, fixtures or articles incorporated in the improvements thereon or subject to the Lien of any of the Pledged Asset Documents.
     7.19. Attorneys’ Fees and Expenses. Borrower shall appear in and defend any action or proceeding purporting to affect the security interests granted to Lenders under any of the Loan Documents, including, without limitation, the Security Documents, the security interests granted to Borrower under any of the Pledged Asset Documents, the rights and powers of Administrative Agent, on behalf of Lenders, under any of the Loan Documents and/or the rights and powers of Borrower under any of the Pledged Asset Documents, and Borrower (in addition to reasonable attorneys’ fees and expenses to be paid by Borrower otherwise pursuant to this Agreement or the other Loan Documents) shall pay all of Administrative Agent’s and up to one Lender’s

reasonable attorneys’ fees and expenses in connection with the enforcement of this Agreement and the other Loan Documents, the collection of all amounts payable hereunder and thereunder, the enforcement of the Pledged Asset Documents and the collection of all amounts thereunder. In case of any Default under this Agreement or any of the other Loan Documents, or if any action or proceeding is commenced in which it becomes necessary to defend or uphold the Lien or priority of any of the Security Documents, the other Loan Documents or any Pledged Asset Documents, or which materially and adversely affects Borrower’s or the Lenders’ interests in the Underlying Collateral or any part thereof, including, but not limited to, proceedings of any nature affecting the Underlying Collateral or involving the bankruptcy, insolvency, arrangement, reorganization or other form of debtor relief with respect to Borrower, any Guarantor, any Underlying Borrower or any Affiliate of any thereof or relating to a decedent, then Administrative Agent may, but without obligation to do so, and without releasing Borrower or any Guarantor from any obligation hereunder or under the other Loan Documents, make such appearances, disburse such reasonable sums and take such action as Administrative Agent deems necessary or appropriate to protect the Lenders’ interest in the Collateral and/or Borrower’s interest in the Underlying Collateral. All reasonable costs incurred by Administrative Agent and up to one Lender, including reasonable attorneys’ fees and disbursements, in taking any action described above shall be paid by Borrower within thirty (30) days of demand therefor, and in the event the same are not paid within such thirty (30) day period there shall also be payable interest thereon at the Default Rate from the date paid by Administrative Agent through the date of repayment by Borrower. All such costs incurred by Administrative Agent and/or such Lender shall be deemed to constitute protective advances evidenced by the Note and secured by the Loan Documents. In addition to, and without limiting the generality of, the foregoing, if, at any time hereafter, Administrative Agent employs counsel to protect, collect, lease, sell, take possession of, foreclose upon or liquidate all or any part of the Collateral or the Underlying Collateral, or to attempt to enforce any security interest or Lien in all or on any part of the Collateral or the Underlying Collateral, or to enforce any rights of Borrower or any of any Underlying Borrower’s rights under any of the Pledged Asset Documents, or to enforce any rights of Administrative Agent or Lenders or any of Borrower’s obligations hereunder or under any of the other Loan Documents, or any obligations of any other Person which may be obligated to Lenders or Administrative Agent by virtue of this Agreement or any other agreement, instrument or document heretofore or hereafter delivered to Administrative Agent by or for the benefit of Borrower, or to enforce any obligations of any other Person which may be obligated to Borrower by virtue of any agreement, instrument or document heretofore or hereafter delivered to Borrower (which said obligations have been assigned by Borrower to Administrative Agent or Lenders), then, in any such event, all of the attorneys’ fees and expenses arising from such services, and all expenses, costs and charges relating thereto, shall be paid by Borrower within thirty (30) days of demand therefor, and in the event the same are not paid within such thirty (30) day period, there shall also be payable interest thereon at the Default Rate from the date paid by Administrative Agent through the date of repayment by Borrower. All such costs incurred by Administrative Agent shall be deemed to constitute protective advances evidenced by the Note and secured by the other Loan Documents.
     7.20. Insurance.
          (a) Borrower shall exercise any right that it may have under any Pledged Asset Document or otherwise to cause each Underlying Borrower (and/or the owner of the applicable Underlying Property) to maintain (or cause to be maintained), all insurance policies required to be obtained and maintained by such Underlying Borrower pursuant to the terms of the Pledged Asset Documents (or by the owner of the applicable Underlying Property if the Underlying Borrower is not such owner).
          (b) Borrower will continue to maintain insurance coverage for Borrower with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount equal to at least $1,000,000.
     7.21. Collateral Files; Custodian. From time to time, Borrower shall forward to the Custodian additional original documents or additional copies of documents evidencing any assumption, modification, consolidation or extension of any Pledged Asset approved in accordance with the terms of this Agreement, and upon receipt of any such other documents, the Custodian shall hold such other documents as Administrative Agent shall request from time to time. With respect to any documents which have been delivered or are being delivered to recording offices for recording and have not been returned to Borrower in time to permit their delivery hereunder at the time required, in lieu of delivering such original documents, Borrower shall deliver to Administrative Agent a true copy thereof with an officer’s certificate certifying that such copy is a true, correct and complete copy of the original, which has been transmitted for recordation. Borrower shall deliver such original documents to the Custodian promptly when they are received. Each Collateral File shall be maintained in accordance with the Custodial Agreement. Any Collateral File not required to be delivered to Administrative Agent or its designee (including the Custodian) are and shall be held in trust by Borrower or its designee for the benefit of Lenders as the secured parties under the Loan Documents. Borrower or its designee shall maintain a copy of each Collateral File. The temporary possession of any documents required to be included in any Collateral File by Borrower under any provision hereof is at the will of Administrative Agent for the sole purpose of servicing the related Pledged Asset, and such retention and possession by Borrower or its designee is in a custodial capacity only. The books and records (including, without limitation, any computer records or tapes) of Borrower shall be marked appropriately to reflect clearly the pledge of the Pledged Assets and Borrower’s interest therein to Lenders. Borrower shall pay ongoing custodial and bank fees and expenses as and to the extent set forth in the Custodial Agreement.
     7.22. Collateral Records. Borrower will execute and deliver to the Administrative Agent, from time to time, solely for the Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as the Administrative Agent may reasonably require designating, identifying or describing the Collateral pledged to the Administrative Agent for the ratable benefit of the Lenders under the Loan Documents. Failure to provide the Administrative Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interest granted under the Loan Documents.
     7.23. Collateral File; Pledged Asset Schedule. In the event that, after the date of delivery of any Collateral File or Pledged Asset Schedule by Borrower to Administrative Agent under this Agreement, Borrower shall discover that such Collateral File or Pledged Asset Schedule or any information contained therein is not true, correct and complete in any material respect, Borrower shall promptly notify Administrative Agent in writing, specifying the nature of such false, incorrect or incomplete information and supplying Administrative Agent and Custodian with any missing or corrected information.
     7.24. Records. Borrower shall collect and maintain or cause to be collected and maintained all Records relating to the Pledged Assets and other Collateral in accordance with industry custom and practice for assets similar to the Pledged Assets and all such Records shall be in Custodian’s possession unless Administrative Agent otherwise approves. Borrower will not allow any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Pledged Asset, in which event Borrower will obtain or cause to be obtained a receipt from a financially responsible person for any such paper, record or file. Borrower will maintain any such Records in good and complete condition in accordance with industry practices for assets similar to the Pledged Assets and preserve them against loss. For so long as Administrative Agent has an interest in or lien on any Pledged Asset, Borrower will hold or cause to be held all related Records in trust for Administrative Agent. Borrower shall notify, or cause to be notified, every other party holding any such Records of the interests and liens in favor of Administrative Agent granted hereby. Upon reasonable advance notice from Custodian or Administrative Agent, Borrower shall (x) make any and all such Records available to Custodian or Administrative Agent to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, and (y) permit Administrative Agent or its authorized agents to discuss the affairs, finances and accounts of Borrower with its chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Borrower with its independent certified public accountants.
     7.25. Delivery of Servicing Report. Upon the occurrence of any of the following (a) the occurrence and continuation of an Event of Default, (b) the fifth (5th) Business Day of each month, or (c) upon the request of Administrative Agent, Borrower shall provide to Administrative Agent, electronically, in a format mutually acceptable to Administrative Agent and Borrower, a Servicing Report. If the Pledged Assets are not directly serviced by Borrower or its Affiliate, Borrower shall not cause the Pledged Assets to be serviced by any servicer other than a servicer expressly approved in writing by Administrative Agent.
     7.26. Borrowing Base Deficiency. If at any time there exists a Borrowing Base Deficiency, Borrower shall cure the same in accordance with Section 3.2 or 3.3 hereof.
     7.27. Patriot Act.
          (a) Borrower hereby represents, warrants, covenants and agrees that none of Borrower, any of its constituents or Affiliates (exclusive of any holder of the publicly traded securities of Ashford REIT or any holder of any interest in Ashford OP other than the Subsidiaries of Ashford REIT, as to which Borrower makes no representation or warranty), or, to Borrower’s knowledge, any of their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is or will be a Prohibited Person.
          (b) Borrower hereby represents, warrants, covenants and agrees that none of Borrower, any of its constituents or Affiliates (exclusive of any holder of the publicly traded securities of Ashford REIT or any holder of any interest in Ashford OP other than the

Subsidiaries of Ashford REIT, as to which Borrower makes no representation or warranty), or, to Borrower’s knowledge, any of their respective brokers or other agents acting in any capacity in connection with the Loans, (i) has conducted or will conduct any business or has engaged or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) has dealt or will deal in, or otherwise has engaged or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) has engaged or will engage in or has conspired or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Patriot Act.
          (c) Borrower covenants and agrees to deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its reasonable discretion, confirming Borrower’s compliance with this Section 7.27.
     7.28. [Intentionally Omitted]
     7.29. Future Funding Obligations. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, Borrower acknowledges and agrees that, in the case of any Pledged Asset pledged to Administrative Agent on or subsequent to the date hereof and for which any Pledged Asset Document includes any Future Funding Obligation, (A) Administrative Agent does not hereby assume any liability to make, pay or perform any Future Funding Obligation or otherwise perform any of Borrower’s or its predecessors-in-interest’s obligations in connection therewith, (B) Borrower shall remain solely liable for, and agrees hereby to pay and to perform or to cause to be paid and performed, any such Future Funding Obligation, (C) such Future Funding Obligation shall constitute Secured Obligations of Borrower under this Agreement, and (D) in addition to all other rights and remedies of Administrative Agent hereunder, Borrower and each Guarantor each hereby agrees to indemnify and hold harmless Administrative Agent, each Lender and their respective Affiliates from and against any and all liabilities, losses, damages, judgments, costs and expenses (including, without limitation, reasonable fees and expenses of counsel) (“Costs”) imposed on, incurred by or asserted against Administrative Agent or such Indemnified Party as the result of Borrower’s or any of its predecessors-in-interest’s performance or non-performance of any Future Funding Obligation, including any Costs occasioned by Administrative Agent’s inability to exercise any remedy, or any delay with respect to Administrative Agent’s exercise of any remedy, under or in respect of any Pledged Asset that includes a Future Funding Obligation. In the event that Borrower or any Affiliate of Borrower performs any Future Funding Obligation by extending credit to any Underlying Borrower under any Pledged Asset Document which is secured by a Lien on any Underlying Collateral or Underlying Property all or a portion of which is included in or otherwise the subject of any Collateral File, Borrower shall, at Administrative Agent’s election, deliver to Administrative Agent simultaneously therewith, a subordination and intercreditor agreement in form and substance satisfactory to Administrative Agent, pursuant to which Borrower and Servicer shall subordinate any rights to payment and enforcement thereof as such rights relate to any funded Future Funding Obligation to the rights and remedies of Administrative Agent with respect to such Pledged Asset and to the payment in full and discharge (1) by Borrower of all of its obligations in respect of such Pledged Asset that are owing to Administrative Agent hereunder, and (2) by Borrower of the related Obligations of

Borrower hereunder; provided that, notwithstanding the foregoing, nothing contained in this Agreement, including this Section 7.29, shall be deemed or read in any way to alter, modify or waive any provision of the representations and warranties made by Borrower with respect to any Pledged Asset pursuant to Exhibit M to this Agreement.
     7.30. True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Borrower, Guarantors, any Affiliate thereof or any of their officers furnished to Administrative Agent hereunder and during Administrative Agent’s diligence of Borrower are and will be true and complete when made in all material respects and do not and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading when made; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. All required financial statements, information and reports delivered by Borrower to Administrative Agent pursuant to this Agreement shall be prepared in accordance with GAAP (subject, in the case of interim statements, to year-end adjustments), and/or, if applicable, the appropriate securities law accounting regulations.
     7.31. Environmental Laws.
          (a) Borrower shall comply with, and shall use commercially reasonable efforts, consistent with its rights under the Pledged Asset Documents, to ensure compliance by all Underlying Borrowers with all applicable Environmental Laws and shall obtain and comply with and maintain, and use commercially reasonable efforts consistent with its rights under the Pledged Asset Documents to ensure that all Underlying Borrowers obtain and comply with and maintain, any and all material licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.
          (b) Borrower shall conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required of Borrower under Environmental Laws and promptly comply with all lawful orders, requests, notices, requirements and directives of all Governmental Authorities applicable to Borrower regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.
     SECTION 8. NEGATIVE COVENANTS
     So long as the Revolving Credit Commitments remain in effect or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document:
     8.1. Financial Condition Covenants. The Ashford REIT shall not:
          (a) Interest Coverage Ratio. Permit the Interest Coverage Ratio of Ashford REIT and its consolidated Subsidiaries during any trailing twelve (12) calendar month period to be less than 1.75 to 1.00.

          (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of Ashford REIT and its consolidated Subsidiaries during any trailing twelve (12) calendar month period to be less than 1.50 to 1.00.
          (c) Tangible Net Worth. Permit the Tangible Net Worth of Ashford REIT and its consolidated Subsidiaries to be less than Three Hundred Thirty Five Million and No/100 Dollars ($335,000,000.00).
          (d) Hedging Obligations. Permit the portion of Ashford REIT’s outstanding Indebtedness for borrowed money that is not subject to Hedging Transactions to be greater than 40% of all such outstanding Indebtedness for borrowed money; provided that the portion of the Outstanding Principal Balance that is secured by Pledged Assets that accrue interest at a LIBOR-based floating rate shall be excluded from both the numerator and the denominator for purposes of calculating such percentage, so long as no Event of Default, no monetary Default and no other Default as to which Administrative Agent shall have delivered a notice of default to Borrower shall have occurred hereunder.
          (e) Minimum Market Capitalization. Permit Ashford REIT’s Market Capitalization to be less than Three Hundred Million and No/100 Dollars ($300,000,000.00).
     8.2. Limitation on Indebtedness. Borrower shall not create, incur, assume or suffer to exist (i) any unsecured Indebtedness of Borrower; (ii) any Indebtedness secured by the Pledged Assets or other Collateral, except Indebtedness of Borrower under this Agreement.
     8.3. Limitation on Liens. Borrower shall not:
          (a) Except for Liens in favor of the Administrative Agent for the ratable benefit of the Lenders, create, incur, assume or suffer to exist any Lien upon (i) any Pledged Asset (except for Permitted Encumbrances), or (ii) any Collateral that is not a Pledged Asset (except for Permitted Encumbrances and except as collateral for any Indebtedness permitted under Section 8.2 above).
          (b) Except for Liens in favor of the Administrative Agent for the ratable benefit of the Lenders, create, incur, assume or suffer to exist any Lien upon any direct or indirect interest in Borrower.
     8.4. Transfers of Interests. Borrower shall not:
          (a) Without the prior written consent of the Administrative Agent, which consent may be granted or withheld in the sole and absolute discretion of the Administrative Agent, Borrower shall not sell, convey, mortgage, grant, bargain, encumber, pledge, assign or otherwise transfer (a “Conveyance”), or permit a Conveyance of, any interest, direct or indirect, in any Pledged Asset or any Underlying Collateral or Underlying Property or any part thereof, or any direct interest in Borrower or the general partner of Borrower or in any Underlying Borrower, whether voluntarily or involuntarily, except for (x) transfers of any Underlying Collateral, Underlying Property, Underlying Borrower or interests therein that are permitted under the Pledged Asset Documents or (y) transfers of any direct interest in Borrower or the general partner of Borrower that do not result in a Change in Control; provided that the transferee of any such interest agrees to be bound by the terms and conditions of the Equity Pledge Agreement and ratifies and affirms the liens granted to the Administrative Agent thereunder and that such liens remain valid perfected and first priority liens after such conveyance and Borrower and its general partner remain in compliance with Section 8.16.
          (b) As a condition to obtaining the consent of the Administrative Agent to any Conveyance, Borrower shall provide to the Administrative Agent not less than ten (10) Business Days (or such shorter period of time as may be set forth in any applicable Pledged Asset Document) prior written notice of such Conveyance and shall deliver to the Administrative Agent such information and materials as the Administration Agent may reasonably require in order to run background and credit checks with respect to the proposed transferee and its principals, the results of which background and credit checks must be satisfactory to the Administrative Agent in its sole discretion.
     8.5. Limitation on Fundamental Changes. Borrower shall not enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material adverse change in its present method of conducting business.
     8.6. Changes in Locations, Name, etc. Borrower shall not (a) change the location of its chief executive office or chief place of business from that specified in Section 5.4 hereof, (b) change the location where it maintains its records with respect to the Collateral, (c) change its name or identity or change its corporate structure in any respect which would result in a Change in Control, or (d) reincorporate or reorganize under the laws of another jurisdiction, unless (i) in the case of any change set forth in clause (c) or clause (d) above, the Administrative Agent has consented to such change in writing and (ii) in the case of any change set forth in any of clauses (a) through (d) above, Borrower shall have given the Administrative Agent at least thirty (30) days prior written notice thereof and shall have delivered to the Administrative Agent all Uniform Commercial Code financing statements and amendments thereto as the Administrative Agent shall reasonably request and taken all other actions deemed reasonably necessary by the Administrative Agent to continue its perfected status in the Collateral with the same priority.
     8.7. Limitation on Transactions with Affiliates. Borrower shall not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of Borrower’s or such Affiliate’s business, and (c) upon fair and reasonable terms no less favorable to Borrower or such Affiliate, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.
     8.8. Limitation on Changes in Fiscal Year. Without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld, Borrower shall not permit the fiscal year of Borrower or any Guarantor to end on a day other than December 31.
     8.9. Limitation on Negative Pledge Clauses. Borrower shall not enter into with any Person any agreement, other than this Agreement and the other Loan Documents, which prohibits or limits the ability of any Guarantor to pledge the income, profits, payments, returns of capital, dividends and other distributions paid or payable to such Guarantor from time to time on or with respect to its direct or indirect ownership interests in Borrower.
     8.10. Limitation on Lines of Business. Borrower shall not enter into any business, except for those businesses in which Borrower is engaged on the date of this Agreement or which are directly related or incidental thereto, or change the current use of any Underlying Property in any material adverse respect.
     8.11. ERISA. Borrower shall not become an “employee benefit plan” within the meaning of Section 3(3) of ERISA subject to ERISA or permit of such party’s assets to constitute assets of any such plan.
     8.12. Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
     8.13. Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of any Underlying Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Underlying Property in any manner that could reasonably be expected to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
     8.14. No Joint Assessment. Borrower shall not initiate or consent to the joint assessment of any Underlying Property (a) with any other real property constituting a tax lot separate from such Underlying Property, or (b) with any portion of such Underlying Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Underlying Property.
     8.15. Governing Documents. The Governing Documents of Borrower shall not be amended in any material respect without the prior written consent of the Required Lenders (for the purposes of this Section 8.15, any amendment of the single purpose, separateness or bankruptcy remote provisions or requirements of such Governing Documents shall be deemed to be a material amendment). In addition, the Governing Documents of either Guarantor shall not be amended if such amendment would result in the breach by such Guarantor of any covenant contained in any Loan Document.
     8.16. Special Purpose. Without in any way limiting the provisions of this Article 8, Borrower shall not take or permit any action that would result in Borrower not being in compliance with the representations, warranties and covenants set forth in Section 5.30.
     8.17. Compliance with Restrictive Covenants, Etc. Borrower shall not modify, waive in any material respect or release any easements, restrictive covenants or other with respect to any Underlying Property, or suffer, consent to or permit the foregoing, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
     8.18. Embargoed Person. At all times throughout the term of this Agreement, including after giving effect to any Conveyances permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (exclusive of any holder of the publicly traded securities of Ashford REIT or any holder of any interest in Ashford OP other than the Subsidiaries of Ashford REIT, as to which Borrower makes no representation or warranty), with the result that the investment in Borrower or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law (each, an “Embargoed Person”), or the Loans made by the Lenders would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower or any Guarantor, as applicable, with the result that the investment in Borrower or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loans would be in violation of law, and (c) none of the funds of Borrower or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the investment in Borrower or any Guarantor, as applicable (whether directly or indirectly), would be prohibited by law or the Loans would be in violation of law; provided that, in connection with the foregoing, Borrower makes no representation or warranty with respect to any holder of the publicly traded securities of Ashford REIT.
     8.19. Certain Actions Relating to Pledged Assets.
          (a) Borrower shall not, without Administrative Agent’s prior written consent, file any pleading or proof of claim and/or vote any claim or take any other action which it is entitled to take as a creditor of any Underlying Borrower in any Bankruptcy Action. In the event that Administrative Agent shall grant its consent to any of the foregoing actions, Administrative Agent shall reasonably cooperate with Borrower to the extent necessary to allow Borrower to undertake such actions, but at the sole cost and expense of Borrower.
          (b) Borrower shall not, without Administrative Agent’s prior written consent, exercise or waive any rights or remedies in respect of the Pledged Assets or under the Pledged Asset Documents or grant any consent to or enter into or otherwise suffer or permit any action, amendment, supplement, termination or other modification of any Pledged Asset Document if any of the foregoing would (i) decrease the interest rate payable on the applicable Pledged Asset, (ii) lengthen or shorten the maturity of the applicable Pledged Asset, (iii) reduce or waive any principal required to be paid under the applicable Pledged Asset, (iv) release the borrower or any guarantor from any of its material obligations under the applicable Pledged Asset, (v) modify the financial covenants of the applicable Pledged Asset, (vi) except to the extent such release may be consummated without the consent of Borrower pursuant to the terms of the applicable Pledged Asset Documents, release any material Underlying Collateral, or (vii) except to the extent such change may be effected without the consent of Borrower pursuant to the terms of the applicable Pledged Asset Documents, consent to any material change in the terms of any franchise or management agreement applicable to the related Underlying Property without, in each such case, the consent of the Administrative Agent; provided that, with respect to any Defaulted Asset, Borrower shall not be required to comply with any of the foregoing at any time during which the Market Value of such Defaulted Asset has been reduced to zero pursuant to the terms and conditions of this Agreement. With respect to any matter requiring Administrative Agent’s consent in accordance with this Section 8.19(b), Borrower shall request such consent in writing at least ten (10) Business Days’ prior to the proposed closing date for such action. Administrative Agent shall use good faith efforts to respond within five (5) Business Days after Administrative Agent’s receipt of Borrower’s written request for such approval or consent. If Administrative Agent fails to respond to such request within five (5) Business Days, and Borrower sends a second request containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 3 BUSINESS DAYS”, Administrative Agent shall be deemed to have approved or consented to such matter if Administrative Agent fails to respond to such second written request before the expiration of such additional three (3) Business Day period.
          (c) In addition, Borrower agrees that, with respect to any Pledged Asset for which Borrower has a right to cure any default by the holder of any senior loan (in the case of a Mezzanine Loan) or senior interest (in the case of a Junior Interest) but as to which the applicable Pledged Asset Documents (including any intercreditor agreement, participation agreement or similar agreement) do not expressly grant Administrative Agent or the Lenders a right to exercise such cure independently of Borrower, Borrower hereby appoints Administrative Agent as its attorney-in-fact, from and after the occurrence of an Event of Default, a monetary Default or any Default as to which Administrative Agent has delivered a notice of default hereunder, for purposes of exercising any such cure rights so long as such Pledged Asset is included in the Collateral hereunder.
     8.20. Accounting Policies. Borrower shall not make any material change to its accounting policies, practices or procedures in effect on the date hereof unless required by law or if such policy, practice or procedure is adopted as consistent with GAAP; provided that Borrower shall notify Administrative Agent of any such change. Additionally, Borrower shall not approve or consent to any Underlying Borrower taking any of the actions referred to in the preceding sentence, without Administrative Agent’s prior written consent.
     8.21. Lienable Work. Subject to the terms of the Pledged Asset Documents, Borrower shall not approve or consent to any Underlying Borrower doing any excavation, construction, earth work, site work or any other mechanic’s lienable work (collectively, “Lienable Work”) to any Underlying Property without Administrative Agent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), except for (x) normal repair and maintenance in the ordinary course of business, (y) any Lienable Work that is expressly contemplated by the applicable Pledged Asset Documents, and (z) any Lienable Work that does not involve expenditures of more than $5,000,000.00 in the aggregate for any single Underlying Property.
     8.22. Conversion. Borrower shall not give its consent to any Underlying Borrower for the conversion of any Underlying Property or any portion thereof to condominium or cooperative form of ownership.
     SECTION 9. DUE DILIGENCE

          (a) Borrower acknowledges that Administrative Agent (or its designated representatives or accounting firm) has the right to perform continuing due diligence reviews with respect to Borrower and the Pledged Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, or otherwise, and Borrower agrees that upon reasonable (but no less than one (1) Business Day) prior notice (unless an Event of Default, a monetary Default or another Default pursuant to which Administrative Agent shall have delivered a notice of default to Borrower hereunder shall have occurred, in which case no notice is required) to Borrower, Administrative Agent or its designated representatives or accounting firm will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Collateral Files, servicing records and any and all documents, records, agreements, instruments or information relating to such Pledged Assets in the possession or under the control of Borrower, the Servicer, any other servicer or subservicer (and/or the Custodian). Without limiting the generality of the foregoing, Borrower acknowledges that Administrative Agent may enter into Loans with Borrower based solely upon the information provided by Borrower to Administrative Agent and the representations, warranties and covenants contained herein, and that Administrative Agent, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Pledged Assets including, without limitation, ordering price opinions, new credit reports and new appraisals on the related Underlying Properties and otherwise re-generating the information used to originate such Pledged Asset. Administrative Agent may underwrite such Pledged Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Borrower agrees to reasonably cooperate with Administrative Agent and any third party underwriter reasonably acceptable to Borrower in connection with such underwriting, including, but not limited to, providing Administrative Agent and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Pledged Assets in the possession, or under the control, of Borrower. Administrative Agent and Borrower hereby agree that Borrower shall pay all due diligence out-of-pocket costs, legal fees and expenses incurred by Administrative Agent in connection with Administrative Agent’s due diligence pursuant to this Section 9 (“Due Diligence Costs”).
     SECTION 10. EVENTS OF DEFAULT
     10.1. Events of Default. Each of the following events shall constitute an Event of Default hereunder:
          (a) Borrower shall fail to pay any principal of or interest on any Loan, including, without limitation, any prepayment required by Section 3.3 of this Agreement, when due in accordance with the terms thereof or hereof;
          (b) Borrower shall fail to pay any other amount payable hereunder or under the other Loan Documents within five (5) Business Days (or such shorter period as may be applicable under any other applicable provision of this Agreement) after any such other amount becomes due in accordance with the terms hereof;
          (c) Borrower shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Loans) or in the payment of any Guarantee, beyond the period of grace (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created, if the aggregate amount of the Indebtedness and/or Guarantees in respect of which such default or defaults shall have occurred is at least $1,000,000.00; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Guarantee, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee to become payable;
          (d) Any representation or warranty made by Borrower or any Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to the Administrative Agent by Borrower, any Guarantor or their agents or Affiliates, shall have been false or misleading in any material respect as of the date such representation or warranty was made; provided that, notwithstanding the foregoing, the exclusive remedies for a breach of a representation and warranty set forth in Exhibit M or Section 5.31 or any other representation or warranty that relates specifically to any Pledged Asset or any Underlying Property, Underlying Collateral or Underlying Borrower related thereto shall be as set forth in Section 5.31.
          (e) (i) Borrower or any Guarantor shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any Guarantor shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any Guarantor any case, proceeding or other action of a nature referred to in the preceding clause (i) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower or any Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower or any Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in the preceding clauses (i), (ii), or (iii); or (v) Borrower or any Guarantor shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
          (f) Borrower shall become an “employee benefit plan” within the meaning of Section 3(3) of ERISA subject to ERISA or any of a Borrower’s assets shall constitute assets of any such plan;

          (g) One or more judgments or decrees shall be entered against Borrower or any Guarantor that could reasonably be expected to have a Material Adverse Effect, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof;
          (h) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or Borrower or any Guarantor shall so assert, or the Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; provided, that there shall be a five (5) Business Day cure period commencing from the earlier of (A) receipt by Borrower of notice from the Administrative Agent of the event, fact or circumstance constituting or resulting in any of the foregoing, and (B) the time at which the senior management of Ashford REIT had actual knowledge of such event, fact or circumstance constituting or resulting in any of the foregoing;
          (i) Subject to Section 5.13 and Section 7.2 hereof, any of the Taxes are not paid prior to delinquency;
          (j) Any insurance policy that is required by this Agreement to be kept in full force and effect is not kept in full force and effect in compliance with the terms hereof;
          (k) Borrower breaches any negative covenant contained in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.9, 8.10, 8.11, 8.12 or 8.18;
          (l) Borrower or any Guarantor shall be convicted of any violation, or of conspiracy to commit or of aiding and abetting another to commit any violation, of the criminal laws of the United States of America or of any of the several states relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism; (ii) the criminal laws against money laundering, (iii) the Bank Secrecy Act, as amended, (iv) the Money Laundering Control Act of 1986, as amended, or (v) the Patriot Act;
          (m) Borrower shall default in the observance or performance of any other agreement contained in this Agreement not specified in paragraphs (a) through (l) or (n) through (s) of this Section 10.1 or any other Loan Document, and such Default shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to Borrower; provided that if such Default is susceptible of cure but cannot reasonably be cured within such 30-day period, and provided, further, that Borrower shall have commenced to cure such Default within such 30-day period and shall thereafter diligently and expeditiously proceed to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;
          (n) If there shall be a default under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents, whether as to Borrower, any Guarantor or any Underlying Property, or if any other event shall occur or condition shall exist if the effect of such event or condition is to accelerate the termination of the Revolving Credit Commitments or to permit the Administrative Agent to accelerate the termination of the Revolving Credit Commitments;

          (o) Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of Borrower or any Guarantor, or shall have taken any action to displace the management of Borrower or any Guarantor or to curtail its authority in any material respect in the conduct of the business of Borrower or any Guarantor, and such action provided for in this subparagraph (o) shall not have been discontinued or stayed within 30 days;
          (p) The occurrence of a Change in Control not approved in writing by the Administrative Agent;
          (q) Borrower’s and/or any Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Borrower or such Guarantor as a “going concern” or a reference of similar import;
          (r) There shall occur (i) any payment default (after giving effect to any applicable notice and/or cure periods), or (ii) any non-payment default pursuant to which the applicable lender has exercised its right to accelerate the maturity date thereof under (x) any Indebtedness for borrowed money that is recourse, directly or indirectly, to Ashford REIT or Ashford OP and as to which the outstanding principal balance is greater than Twenty-Five Million and No/100 Dollars ($25,000,000.00), unless a cure of such default shall have been accepted, or such default shall have been waived, by the holder of such Indebtedness, or (y) any other Indebtedness for borrowed money held by any Lender or Lenders hereunder that is non-recourse to Ashford REIT, Ashford OP or any Affiliate or Subsidiary of Ashford REIT or Ashford OP (or any Person comprising any of such Persons or any of their respective Affiliates), and, in connection with any enforcement action or exercise or assertion by or on behalf of such Lender(s) of any right or remedy with respect to any default or event of default under such non-recourse Indebtedness, the related borrower or borrowers shall (A) in bad faith seek any defense, judicial intervention or injunctive or other equitable relief of any kind, or assert in a pleading filed in connection with a judicial proceeding any defense against such Lender(s) or any right in connection with any security for such Indebtedness or (B) file a voluntary petition or file an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or solicit or cause to be solicited petitioning creditors for any involuntary petition from any Person; or
          (s) if, in connection with the resignation of the Clearing Bank appointed under the Clearing Account Agreement, a successor to the resigning Clearing Bank that is acceptable to Administrative Agent shall not have been designated or shall not have assumed the obligations of the resigning Clearing Bank prior to the effective date of the resigning Clearing Bank’s resignation;
then, and in any such event, (A) if such event is an Event of Default specified in Section 10.1(e) above with respect to Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken so long as such Event of Default is continuing: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Borrower, declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to Borrower, exercise any and all rights or remedies granted under the Security Documents and the other Loan Documents, including, without limitation, declaring the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement to be due and payable forthwith, whereupon the same shall immediately become due and payable.
     Notwithstanding anything to the contrary contained herein, if any Default or Event of Default occurs which affects one or more Pledged Assets, and such Default or Event of Default would not have occurred if such Pledged Asset(s) were not Collateral or Pledged Asset(s) hereunder, Borrower shall have the right, notwithstanding the occurrence of such Default or Event of Default, to cure such Default or Event of Default by exercising its rights set forth in Section 3.2 to release such Pledged Asset(s) as Collateral (provided that no other Event of Default or Borrowing Base Deficiency would result therefrom), and upon the full payment of all sums due in connection with such release, and compliance with all other terms relating thereto as set forth in Section 3.2, such Default or Event of Default shall be deemed cured, and Borrower, the Administrative Agent and the Lenders shall be restored to their respective positions as if such Default or Event of Default had never occurred.
     10.2. UCC Remedies. If an Event of Default shall occur and be continuing, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement, the Security Documents and any other Loan Document, all rights and remedies of a secured party under the Uniform Commercial Code. Without limiting the generality of the foregoing, the Administrative Agent without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon Borrower or any other Person (each and all of which demands, presentments, protests, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels or as an entirety at any public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Borrower, which right or equity is hereby waived or released. Borrower further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places that the Administrative Agent shall reasonably select, whether at a Borrower’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the

Collateral or in any way relating to the Collateral or the rights of the Lenders hereunder, including, without limitation, attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Administrative Agent may elect in its sole discretion, and only after such application and after the payment by the Administrative Agent of any other amount required or permitted by any provision of law, including, without limitation, Section 9-615(a)(3) of the Uniform Commercial Code, need the Administrative Agent account for the surplus, if any, to Borrower. To the extent permitted by applicable law, Borrower waives all claims, damages and demands it may acquire against the Administrative Agent arising out of the exercise by the Administrative Agent of any of its rights hereunder, other than those claims, damages and demands arising from the gross negligence or willful misconduct of the Administrative Agent. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least ten (10) Business Days before such sale or other disposition. To the extent permitted by applicable law, Borrower shall remain liable for any deficiency (plus accrued interest thereon as contemplated pursuant to Section 3.1(b) hereof) if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorneys employed by the Administrative Agent to collect such deficiency. The rights, powers and remedies of the Administrative Agent and the Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which the Administrative Agent or the Lenders may have against Borrower pursuant to this Agreement, the Mortgages or the other Loan Documents, or existing at law or in equity or otherwise.
     10.3. Possession. Administrative Agent also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of any and all Records and files of Borrower relating to the Pledged Assets and all documents relating to the Pledged Assets (including, without limitation, any legal, credit or servicing files relating to the Pledged Assets) which are then or may thereafter come into the possession of Borrower or any third party acting for Borrower. To obtain physical possession of any Pledged Assets held by Custodian, Administrative Agent shall present to Custodian a Trust Receipt. Administrative Agent shall be entitled to specific performance of all agreements of Borrower contained in this Agreement.
     10.4. Collections. Administrative Agent shall have the right to direct all servicers then servicing any Pledged Assets to remit all collections thereon to Administrative Agent for deposit in the Clearing Account, and if any such payments are received by Borrower, Borrower shall not commingle the amounts received with other funds of Borrower and shall promptly pay them over to the Clearing Account or to Administrative Agent for deposit into the Clearing Account. Administrative Agent shall also have the right to terminate any one or all of the servicers then servicing any Pledged Assets with or without cause.
     10.5. Liquidation. Administrative Agent shall deliver to Borrower notice of its intention to liquidate the Pledged Assets and other Collateral at least ten (10) Business Days prior to selling or otherwise liquidating any such Pledged Assets and other Collateral. Thereafter, Administrative Agent shall have the right to sell immediately and/or liquidate all or any portion of the Pledged Assets and/or all other Collateral. Such disposition of Pledged Assets and/or all other Collateral may be, at Administrative Agent’s option, on either a servicing released or a servicing retained basis. Administrative Agent shall not be required to give any warranties as to the Pledged Assets and/or other Collateral with respect to any such disposition thereof. Administrative Agent may specifically disclaim or modify any warranties of title or the like relating to the Pledged Assets and/or other Collateral. The foregoing procedure for disposition of the Pledged Assets and liquidation of the Collateral shall not be considered to adversely affect the commercial reasonableness of any sale thereof.
     10.6. Private Sale. The parties recognize that it may not be possible to sell all of the Pledged Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner, because the market for such Pledged Assets may not be liquid. In view of the nature of the Pledged Assets, the parties agree that, upon ten (10) Business Days prior written notice to Borrower and each Guarantor, liquidation of the Pledged Assets does not require a public purchase or sale and that a private purchase or sale shall be deemed to have been made in a commercially reasonable manner.
     10.7. Costs. Borrower shall be liable to Administrative Agent for (i) the amount of all reasonable legal or other expenses, including, without limitation, all reasonable costs and expenses of Administrative Agent in connection with the enforcement of this Agreement or any other Loan Document, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Administrative Agent) incurred in connection with or as a result of an Event of Default, and (ii) any other loss, damage or reasonable cost or expense directly arising or resulting from the occurrence of an Event of Default.
     10.8. Remedies Cumulative; Waiver. Subject to the notice and grace periods set forth herein, each party to this Agreement may exercise any or all of the remedies available to such party immediately upon the occurrence of an Event of Default and at any time during the continuance thereof without prior notice to the other parties hereto. Except as expressly provided herein, all rights and remedies arising under the Loan Documents, as amended from time to time, are cumulative and not exclusive of any other rights or remedies which each party to this Agreement may have. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any party to this Agreement therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on any party to this Agreement, shall entitle such party to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of any party to this Agreement in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting any Pledged Asset as security for any Loan under this Agreement on any Borrowing Date, Administrative Agent shall not be deemed to have waived any right to assert any Default, Event of Default or breach by Borrower of any term, condition, covenant, representation or warranty under this Agreement or any Loan Document, notwithstanding that such Default, Event of Default or breach may have arisen prior to such Borrowing Date.

     10.9. Non-judicial Remedies. Administrative Agent may enforce its rights and remedies hereunder without prior judicial process or hearing, and Borrower hereby expressly waives any defenses Borrower might otherwise have to require Administrative Agent to enforce its rights by judicial process. Borrower also waives any defense Borrower might otherwise have arising from the use of nonjudicial process, disposition of any or all of the Pledged Assets, or from any other election of remedies. Borrower recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.
     10.10. Appointment of Receiver. Upon the occurrence of an Event of Default, Administrative Agent shall without regard to the adequacy of the security for the Secured Obligations, be entitled to the appointment of a receiver by any court having jurisdiction, without notice, to take possession of and protect, collect, manage, liquidate, and sell the Pledged Assets and any other Collateral or any portion thereof, collect the payments due with respect to the Pledged Assets and any other Collateral or any portion thereof, and do anything that Administrative Agent is authorized hereunder to do. Borrower shall pay all reasonable costs and expenses incurred by Administrative Agent in connection with the appointment and activities of such receiver.
     SECTION 11. THE ADMINISTRATIVE AGENT
     11.1. Appointment of Administrative Agent. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the administrative agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.
     11.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
     11.3. Exculpatory Provisions. Neither the Administrative Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates, shall be (a) liable to any of the Lenders for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower, any Guarantor or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of Borrower or any Guarantor to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or Guarantors.
     11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all future holders of the Loans.
     11.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
     11.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Borrower or Guarantors, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and any Guarantor and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and Guarantors. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Borrower or any Guarantor which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
     11.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in their respective capacities as such (to the extent not reimbursed by Borrower or Guarantors and without limiting the obligation of Borrower or Guarantors to do so), ratably according to their respective Credit Exposure Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of the Revolving Credit Commitments and the payment of the Loans and all other amounts payable hereunder.
     11.8. Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or Guarantors as though the Administrative Agent were not the administrative agent hereunder and under the other Loan Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
     11.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon ten (10) days’ notice to the Lenders and Borrower, such resignation to be effective upon appointment and approval of a successor administrative agent as hereinafter provided. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor agent shall be approved by Borrower (such approval not to be unreasonably withheld or delayed), whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as administrative agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as administrative agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.
     11.10. Certain Collateral Matters.
          (a) Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents for the benefit of the Lenders. Each Lender also authorizes and directs the Administrative Agent to review and approve all agreements relating to the cash management system of Borrower, including lockboxes and lockbox accounts, as the Administrative Agent shall deem necessary. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Agreement or any other Loan Document, and the exercise by the Administrative Agent, the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence of any Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to this Agreement and the Security Documents.
          (b) The Lenders hereby authorize the Administrative Agent, at is option and in its discretion, to release any Lien granted or held by the Administrative Agent upon any Collateral (i) upon termination of the Revolving Credit Commitments and payment in cash and satisfaction of all of the Secured Obligations at any time arising under or in respect of this Agreement or the other Loan Documents or the transactions contemplated thereby, or upon the compliance with the provisions of Section 4.7 or any other provision set forth in this Agreement or any other Loan Document relating to the release of the Lien with respect to any Pledged Asset and any other Collateral relating thereto, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Administrative Agent if Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms hereof (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative

Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10(b).
          (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by Borrower, or in any other circumstances under which the Administrative Agent is required to release any Pledged Asset or related Collateral, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary or desirable to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Lenders in this Agreement or pursuant to the Security Documents upon the Collateral that was sold or transferred or that is required to be so released; provided that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of Borrower in respect of) any remaining Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure. At all times from and after the time as of which the Administrative Agent shall be obligated to release any Pledged Asset from the Lien of the Security Documents pursuant to this Section, such asset shall no longer be deemed a “Pledged Asset” (and the applicable Underlying Collateral, Underlying Property and Underlying Borrower with respect thereto shall no longer be deemed “Underlying Collateral,” “Underlying Property” or an “Underlying Borrower” for purposes of any of the provisions set forth in this Agreement or any of the Loan Documents).
          (d) The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by a Borrower or any Guarantor or is cared for, protected or insured.
          (e) The Administrative Agent and each Lender executing or becoming a party to this Agreement represents and warrants by executing this Agreement or any Assignment and Acceptance delivered pursuant hereto that such Lender is a Qualified Transferee, Eligible Transferee or Qualified Institutional Lender, or similar such term, as applicable (as such terms are defined in each of the applicable intercreditor agreements, co-lender agreements, participation agreements, trust and servicing agreement or similar such agreements that are included within the Pledged Asset Documents).
     SECTION 12. INDEMNIFICATION
          (a) In addition to any other indemnity provided elsewhere in this Agreement or any other Loan Document, Borrower and each Guarantor agree to hold Administrative Agent and the Lenders and each of their respective Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) harmless from and indemnify each Indemnified Party (and will reimburse each Indemnified Party as the same is incurred) against all Costs of any kind which may be imposed on, incurred by, or asserted against any Indemnified

Party relating to or arising out of this Agreement, any Request for Borrowing, any Loan, any Loan Document or any other transaction contemplated hereby or thereby resulting from anything other than the Indemnified Party’s gross negligence, willful misconduct or bad faith; provided that from and after any foreclosure upon or acquisition (other than as Collateral hereunder) of any Pledged Asset by the Administrative Agent or its designee, in no event shall the Costs of any Indemnified Party to be indemnified hereunder include any Costs of such Indemnified Party to the extent incurred or arising with respect to any Pledged Asset as the result of any circumstance, action or event occurring subsequent to the acquisition by the Administrative Agent or its designee of such Pledged Asset whether through foreclosure or otherwise, but shall, in all events, include all Costs to the extent incurred by such Indemnified Party as the result of any circumstance, action or event occurring prior to such acquisition. Borrower and Guarantors also jointly and severally agree to reimburse each Indemnified Party for all reasonable expenses in connection with the enforcement of this Agreement and the exercise of any right or remedy provided for herein or in any other Loan Document, including, without limitation, the reasonable fees and disbursements of counsel. Borrower’s and each Guarantor’s agreements in this Section 12 shall survive the payment in full of the Outstanding Principal Balance and satisfaction in full of the Secured Obligations and the expiration or termination of this Agreement. Borrower hereby acknowledges that its obligations hereunder are recourse obligations of Borrower and are not limited to recoveries each Indemnified Party may have with respect to the Pledged Assets. Borrower also agrees not to assert any claim against Administrative Agent, Lenders or any of their respective Affiliates, or any of their respective officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the facility established hereunder, the actual or proposed use of the proceeds of any Loan, this Agreement or any other Loan Document, or any of the transactions contemplated thereby or thereby.
          (b) THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH) OF THE INDEMNIFIED PARTIES.
     SECTION 13. MISCELLANEOUS
     13.1. Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for any purpose, including without limitation, adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of Borrower hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements or other provisions of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the aggregate amount or extend the expiration date of any Lender’s Revolving Credit Commitment, in each case without the written consent of each Lender affected thereby (other than any Defaulting Lender), (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or, except as otherwise provided herein, release all or substantially all of the Collateral, in each case without the written consent of each Lender (other than any Defaulting Lender) affected thereby, or (iii) amend, modify or waive any provision of Section 11 without the written consent of the Administrative Agent (to the extent affected by such amendment, modification or waiver), provided that no such amendment, modification or waiver of Section 11 (except for the provisions of Section 11.9 and Section 11.10) shall require the consent of Borrower. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon Borrower, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, Borrower, the Lenders and the Administrative Agent, following such waiver, shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived in writing shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
     13.2. Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted or desired to be given hereunder shall be in writing sent by telefax (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 13.2. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (b) on the date of sending by telefax if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (d) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:
Borrower:
Ashford Finance Subsidiary II LP
c/o Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: David A. Brooks
Chief Legal Officer/Head of Transactions
Fax: (972) 490-9605
Telephone: (972) 778-9207
with a copy to:
Morrison & Foerster LLP

555 West Fifth Street—Suite 3500
Los Angeles, California 90013-1024
Attention: Thomas R. Fileti
Fax: (213) 892-5454
Telephone: (213) 892-5276
The Administrative Agent:
UBS Real Estate Investments Inc.
1285 Avenue of the Americas, 11th Floor,
New York, New York 10019
Attention: Robert Pettinato
Fax: (212) 713-4391
Telephone: (212) 713-8769
and
Attention: Greta Guggenheim
Fax: (212) 713-4391
Telephone: (212) 713-2919
with a copy to:
UBS Real Estate Investments Inc.
1285 Avenue of the Americas, 11th Floor,
New York, New York 10019
Attention: Tessa Peters, Esq.
Fax: (212) 713-1153
Telephone: (212) 713-2173
with a copy to:
Brown Raysman Millstein Felder & Steiner LLP
900 Third Avenue
New York, New York 10022
Attention: Jeffrey B. Steiner, Esq.
Fax: (212) 895-2900
Telephone: (212) 895-2260
     13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
     13.5. Payment of Expenses and Taxes. Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its out-of-pocket costs and reasonable expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse the Administrative Agent and up to one Lender for all of its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and up to one Lender, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from and against any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.
     13.6. Successors and Assigns; Participations and Assignments.
          (a) This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Administrative Agent and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement (and any such attempted assignment by Borrower shall be null and void).
          (b) Any Lender may, in the ordinary course of its commercial banking, commercial lending or investing business and in accordance with applicable law, and at no cost to Borrower, at any time and from time to time sell to one or more Persons (“Participants”) participating interests in any Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents; provided that such Participant complies with all applicable limits on and requirements with respect to transfer and/or pledge set forth in the Pledged Asset Documents included in any Collateral File. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each

Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 13.7(a) as fully as if it were a Lender hereunder. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.8 and 3.9 with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time as if it was a Lender; provided that in the case of Section 3.9, such Participant shall have complied with the requirements of said Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.
          (c) Any Lender may, in the ordinary course of its commercial banking or commercial lending business and in accordance with applicable law, and at no cost to Borrower, at any time and from time to time assign to any other Lender or any Approved Fund thereof or, with the consent of the Administrative Agent (which shall not be unreasonably withheld), to an Eligible Transferee (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, substantially in the form of Exhibit K, with appropriate completions (an “Assignment and Acceptance”), executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Administrative Agent) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that such Assignee and assignment comply with all applicable limits on and requirements with respect to transfer and/or pledge set forth in the Pledged Asset Documents included in any Collateral File; and provided, further, that, in the case of any such assignment to an Eligible Transferee, the sum of the aggregate principal amount of the Loans and the aggregate amount of the unused Revolving Credit Commitments being assigned to such Assignee and being retained by the assigning Lender is not less than $5,000,000.00. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto as a Lender to the extent provided in such Assignment and Acceptance, and shall have the rights and obligations of a Lender hereunder with Revolving Credit Commitments as set forth in such Assignment and Acceptance, and (ii) except in the case of an assignment by an assigning Lender to an Affiliate or Approved Fund of such assigning Lender (in which case the assigning Lender shall remain jointly liable with such assignee with respect to its obligations under this Agreement), the assigning Lender thereunder (but not UBS) shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). In accordance with Section 3.9(e), each Assignee shall deliver or cause to be delivered to the Administrative Agent and Borrower a properly completed and duly executed (i) U.S. Internal Revenue Form W-9 (or any successor thereto), (ii) U.S. Internal Revenue Form W-8BEN (or any successor thereto), (iii) U.S. Internal Revenue Service Form W-8ECI (or any successor thereto), or (iv) other manner of certification that is approved by the applicable Governmental Authority and establishes an exemption from backup withholding tax and other withholding tax, including all appropriate attachments, within three (3) Business Days of becoming a party to this Agreement. Such Assignee will be subject to all the provisions of Section 3.9(e) as if it were a Lender.
          (d) The Administrative Agent, on behalf of Borrower, shall maintain at the address of the Administrative Agent referred to in Section 13.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Administrative Agent), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and Borrower.
          (f) Subject to Section 13.19, Borrower authorizes each Lender to disclose to any Eligible Transferee and any prospective transferee, any and all financial information in such Lender’s possession concerning Borrower and its Affiliates which has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of Borrower in connection with such Lender’s credit evaluation of Borrower and its Affiliates prior to becoming a party to this Agreement.
          (g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 13.6 concerning assignments of the Loans and the Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or any Note to any Federal Reserve Bank in accordance with applicable law, but foreclosure of any such security interest requires compliance with this Section 13.6.
     13.7. Adjustments; Set-off.
          (a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 10.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders (other than any Defaulting Lender) a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders (other than any Defaulting Lender) with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders (other than any Defaulting Lender); provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Borrower agrees that each Lender so purchasing a portion of another Lender’s Loan may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.
          (b) If an Event of Default shall have occurred and be continuing, in addition to any rights and remedies of the Lenders provided by law, each Lender (other than any Defaulting Lender) shall have the right, without prior notice to Borrower, any such notice being expressly waived by Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Borrower. Each Lender agrees promptly to notify Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
     13.8. Brokers and Financial Advisors. Borrower hereby represents that (a) it has not dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement; (b) in the event Borrower has engaged any brokers, Borrower agrees to pay any and all amounts, including all commissions and other similar fees, owing to said brokers; and (c) Borrower shall indemnify, defend and hold the Administrative Agent and the Lenders harmless from and against any and all claims, liabilities, costs and expenses of any kind (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Administrative Agent or any Lender as a result of a breach of any of the foregoing. Borrower acknowledges that the Lenders may pay, at no cost to Borrower, additional compensation, fees or other payments to brokers, finders, correspondents or other parties (collectively, “Referrer”) related to the origination, sale and/or securitization of the Loans, in addition to any other payments due from Borrower. Such additional compensation, fees or other payments may include direct, one-time payments, incentive payments based on volume of referrals, profit-sharing payments, and/or an ongoing financial interest in the Loans. Borrower acknowledges and agrees that neither Agent nor any Lender is responsible for any recommendation, services (sub-servicing or otherwise) or advice given to Borrower by the Referrer and that no fiduciary or other special relationship exists or shall exist between them. The provisions of this Section 13.8 shall survive the expiration and termination of this Agreement and the payment of the Secured Obligations.
     13.9. Servicing.

          (a) Servicer; Servicing Agreement. The Loans shall be serviced by a servicer (the “Servicer”) selected by the Administrative Agent and the Administrative Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between the Administrative Agent and the Servicer. Borrower shall be responsible for payment, on a monthly basis, of servicing fees due to the Servicer under the Servicing Agreement in accordance with a fee schedule approved by Borrower (“Servicing Fees”).
     13.10. Preferences. The Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the then-outstanding obligations of Borrower hereunder. To the extent that Borrower makes a payment or payments to the Administrative Agent on behalf of the Lenders, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or payments received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Administrative Agent.
     13.11. Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
     13.12. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission of signature pages hereto), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Borrower and the Administrative Agent.
     13.13. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     13.14. Integration. This Agreement and the other Loan Documents represent the agreement of Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
13.15. Governing Law.
          (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY THE ADMINISTRATIVE AGENT AND THE LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE

PROCEEDS OF THE NOTES DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PERFECTION, THE EFFECT OF PERFECTION OR NONPERFECTION, AND PRIORITY OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE OR STATES APPLICABLE THERETO DETERMINED IN ACCORDANCE WITH THE NEW YORK UNIFORM COMMERCIAL CODE.
          (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT SUCH LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY AND STATE OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON-CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:
Mitchell Bernstein, Esq.
Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AUTHORIZED AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT

HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
     (c) BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
     (d) NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT OF THE LENDERS AND THE ADMINISTRATIVE AGENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST BORROWER IN ANY OTHER JURISDICTION.
     13.16. Acknowledgements. Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
          (b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Borrower, on one hand, and the Administrative Agent and Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Borrower and the Lenders.
          13.17. Waivers of Jury Trial. BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          13.18. Discretion.
          (a) Subject to Section 13.18(c), whenever pursuant to this Agreement the Administrative Agent or any Lender exercises any right given to it to approve or disapprove any matter, or any arrangement or term is to be satisfactory to it, the decision of the Administrative Agent or such Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of the Administrative Agent or such Lender and shall be final and conclusive.
          (b) The Administrative Agent or any Lender may, in its sole and absolute discretion, accept or reject any proposed cure of an Event of Default. In no event shall any provision of this Agreement or any of the other Loan Documents that provides that the Administrative Agent or any Lender shall have certain rights and/or remedies only during the continuance of an Event of Default be construed so as to require the Administrative Agent or such Lender to accept a cure of any such Event of Default. Unless and until the Administrative Agent or any Lender, as the case may be, expressly accepts any proposed cure of an Event of Default in writing, such Event of Default shall be deemed to be continuing for purposes of this Agreement and the other Loan Documents. The provisions of this Section 13.18(b) do not apply to any cure of an Event of Default tendered by Borrower pursuant to the final unnumbered paragraph of Section 10.1 of this Agreement.
          (c) Except with respect to the matters set forth in Section 8.19(b), which shall be governed by the provisions thereof, with respect to any approval, consent or decision to be made by the Administrative Agent or any Lender hereunder which involves any approval, consent or decisions to be made by Borrower pursuant to the terms of any of the Pledged Asset Documents, the Administrative Agent and the Lenders shall be bound by the same standards as are applicable to Borrower under the applicable Pledged Asset Documents with respect to such approval, consent or decision, and shall be required to provide such approval, consent or decision on or prior to the Business Day prior to the day on which Borrower is required to provide such approval, consent or decision under the terms set forth in the applicable Pledged Asset Documents; provided that Borrower shall have provided Administrative Agent with written notice of such request for approval or consent at least five (5) Business Days (or such shorter period as may be provided in the applicable Pledged Asset Documents) prior to the day on which Borrower is required to provide the same under the applicable Pledged Asset Documents. Such request shall contain a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “REQUEST DEEMED APPROVED IF NO RESPONSE WITHIN 5 BUSINESS DAYS (OR SUCH SHORTER PERIOD AS MAY BE PROVIDED IN THE APPLICABLE PLEDGED ASSET DOCUMENTS)”, Administrative Agent shall be deemed to have approved or consented to such matter if Administrative Agent fails to respond to such written request before the expiration of such five (5) Business Day period. In any event, and notwithstanding anything herein to the contrary, if Administrative Agent shall not have responded to any request for approval or consent hereunder prior to the day on which Borrower is required to provide such approval or consent under any Pledged Asset Document, Administrative Agent shall be deemed to have approved or consented to such matter.
          (d) Confidentiality. The Administrative Agent and each Lender agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to the Affiliates of the Administrative Agent and each Lender and their respective officers, directors, employees, agents, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent required by applicable laws or regulations or by any court order, subpoena or other legal process, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement, any other Loan Document or the enforcement of rights hereunder or thereunder, at law or in equity, (v) in connection with any litigation between or among the Administrative Agent and the Lenders, on the one hand, and Borrower or any Guarantor, on the other hand, (vi) subject to an agreement containing provisions substantially the same as those of this Section 13.19, to any assignee of or participant in, or any prospective assignee of or participant in, any Lender’s rights or obligations under this Agreement, (vii) with the consent of Borrower or (viii) to the extent such Information (x) was or becomes publicly available other than as a result of a breach of this Section 13.19 by the applicable party seeking to use such information or (y) was or becomes available to the Administrative Agent or a Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this section, “Information” means all non-public information received from Borrower relating to any of the Eligible Assets (including, without limitation, those proposed by Borrower hereunder to be, but not accepted as, Pledged Assets for purposes hereof), Pledged Assets, Underlying Borrowers, Underlying Properties, Underlying Collateral, Collateral, Borrower, any Guarantor or any of their respective Affiliates or Subsidiaries or any of their respective businesses.
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     IN WITNESS WHEREOF, Borrower, the Administrative Agent and the Lenders have caused this Revolving Credit Loan and Security Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER: ASHFORD FINANCE SUBSIDIARY II LP, a Delaware limited partnership
By:	Ashford Finance Subsidiary II
General Partner LLC, a Delaware limited liability company, its general partner

By:	/S/ DAVID A. BROOKS
David A. Brooks
Vice President and Secretary

ADMINISTRATIVE AGENT AND LENDERS: UBS REAL ESTATE INVESTMENTS INC., a Delaware corporation, as Administrative Agent and as a Lender
By:	/S/ GRETA GUGGENHEIM
	Name:	Greta Guggenheim
	Title:	Vice President

By:	/S/ PAMELA MCCORMACK
	Name:	Pamela McCormack
	Title:	Vice President

SCHEDULE 1
LENDERS, COMMITMENTS AND APPLICABLE LENDING OFFICES

Lender and Lending Offices	Revolving Credit Commitment

UBS Real Estate Investments Inc.	$100,000,000.00

Applicable Lending Offices:

1285 Avenue of the Americas
11th Floor
New York, New York 10019
Attention: Robert Pettinato
Telephone: (212) 713-8769
Telecopy: (212) 713-4391

Total:	$100,000,000.00

SCHEDULE 1

SCHEDULE 2
ADVANCE RATES AND APPLICABLE SPREADS

Asset Type	Advance Rate	Applicable Spread

Mezzanine Loan	up to 80%	275 bps
	up to 70%	225 bps
	up to 60%	200 bps
Junior Interests	up to 80%	250 bps
	up to 70%	215 bps
	up to 60%	190 bps
Mortgage Loans	up to 80%	175 bps
	up to 70%	150 bps
SCHEDULE 2

SCHEDULE 3
COLLATERAL FILE
     In connection with each borrowing, on or prior to each Borrowing Date with respect to any proposed Eligible Assets to be added to the Collateral in connection with such borrowing, Borrower shall deliver or cause to be delivered and released to the Custodian the following documents (collectively, the “Collateral File”), pertaining to each of the Eligible Assets identified in the Custodial Delivery Letter delivered therewith:
          (a) With respect to each Eligible Asset constituting a Mortgage Loan:
          (i) the original Mortgage Note bearing all intervening endorsements into Borrower, and further endorsed by Borrower “Pay to the order of ___without recourse or, except as provided in that certain Revolving Credit Loan and Security Agreement, dated as of December 23, 2005 between among Ashford Finance Subsidiary II LP, as Borrower, the several Lenders from time to time parties thereto, and UBS Real Estate Investments Inc., as Administrative Agent, warranty (but subject to the limits on survival and other limits on the enforcement of any such warranty set forth in such Revolving Credit Loan and Security Agreement)” and signed in the name of Borrower by an authorized Person, or a lost note affidavit, together with an indemnity in a form reasonably approved by Administrative Agent with a copy of the applicable Mortgage Note attached thereto;
          (ii) the original or copy of any loan agreement, guarantee or indemnity executed in connection with such Eligible Asset;
          (iii) the original or a certified copy of the Mortgage with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Borrower certifying that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;
          (iv) the originals or certified copies of all assumption, modification, consolidation or extension agreements with evidence of recording thereon, or copies thereof together with an officer’s certificate of Borrower certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;
          (v) the original assignment of mortgage in blank for each Eligible Asset, in form and substance suitable for recording and otherwise reasonably acceptable to Administrative Agent and signed in the name of Borrower, sufficient to collaterally assign to the Administrative Agent Borrower’s rights in the applicable Mortgage;
          (vi) the originals of all intervening assignments of mortgage entered into by the originator of such Eligible Asset with evidence of recording thereon, or copies thereof together with an officer’s certificate of Borrower certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;
          (vii) if applicable, an Assignment of Mortgage relating to such Eligible Asset assigning the Mortgage for such Eligible Asset from the originator of such Eligible Asset to Borrower;
          (viii) the original or a copy of the mortgagee title insurance policy or, if the original mortgagee title insurance policy has not been issued, the original or a copy of the irrevocable marked commitment to issue the same;
          (ix) the original or a copy of any cash management agreement, security agreement, chattel mortgage or equivalent document executed in connection with such Eligible Asset, if any;
          (x) copies of all other documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting such Eligible Asset, or otherwise executed or delivered in connection with, or otherwise relating to, such Eligible Asset, including all documents establishing or implementing any lockbox pursuant to which Borrower is entitled to receive any payments from cash flow of the underlying real property;
          (xi) the original assignment of leases and rents, if any, with evidence of recording thereon, or a copy thereof together with an officer’s certificate of Borrower certifying that such copy represents a true and correct copy of the original and that such original has been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;
          (xii) the originals of all intervening assignments of assignments of leases and rents in blank for each Eligible Asset, in form and substance suitable for recording and otherwise reasonably acceptable to Administrative Agent and signed in the name of Borrower, or copies thereof together with an officer’s certificate of Borrower certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for recordation in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located;
          (xiii) a copy of any UCC-1 financing statements filed in connection with such Eligible Asset, certified as true and correct by Borrower, and all necessary UCC-3 continuation statements with evidence of filing thereon or copies thereof together with an officer’s certificate of Borrower certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for filing in the appropriate governmental recording office of the appropriate jurisdiction and UCC-3 assignments prepared by Borrower in blank, which UCC assignments shall be in form and substance acceptable for filing;
          (xiv) the original or a copy of any environmental indemnity agreement executed in connection with the Eligible Assets;
          (xv) originals or certified copies of all letters of credit and originals or certified copies of any interest rate cap or swap agreements or other Hedging Transactions relating to such Eligible Asset;
          (xvi) the original omnibus assignment in blank, if any, for each Eligible Asset in form and substance reasonably acceptable to Administrative Agent and sufficient to collaterally assign to Administrative Agent all of Borrower’s rights, title and interest in and to the Eligible Asset, signed in the name of Borrower;
          (xvii) UCC-1 financing statements prepared by Borrower for the purpose of perfecting Borrower’s security interest in such Eligible Asset, which such UCC-1 financing statements shall be reasonably acceptable to Administrative Agent and in form and substance acceptable for filing;
          (xviii) UCC-3 assignments prepared by Borrower in favor of Administrative Agent for the purpose of collaterally assigning Borrower’s security interest in such Eligible Asset to Administrative Agent, which such UCC-3 assignments shall be reasonably acceptable to Administrative Agent and in form and substance acceptable for filing;
          (xix) UCC-1 financing statements prepared by Borrower in favor of Administrative Agent for the purpose of perfecting Administrative Agent’s security interest in such Eligible Asset, which such UCC-1 financing statements shall be reasonably acceptable to Administrative Agent and in form and substance acceptable for filing;
          (xx) copies of any franchise or reservation system agreement and any franchise “comfort letter”;
          (xxi) in respect of any Eligible Asset as to which the Mortgaged Property or underlying real property, as applicable, consists of a leasehold interest, copies of the ground lease, the memorandum of ground lease and the ground lessor consent and/or estoppel; and
          (xxii) copies of such other documents, agreements or instruments as shall be reasonably requested by Administrative Agent.
          (b) With respect to each Eligible Asset constituting a Mezzanine Loan:

          (i) the original Mezzanine Note signed in connection with the Eligible Asset, bearing all intervening endorsements into Borrower, and further endorsed by Borrower “Pay to the order of ___without recourse or, except as provided in that certain Revolving Credit Loan and Security Agreement, dated as of December 23, 2005 between among Ashford Finance Subsidiary II LP, as Borrower, the several Lenders from time to time parties thereto, and UBS Real Estate Investments Inc., as Administrative Agent, warranty (but subject to the limits on survival and other limits on the enforcement of any such warranty set forth in such Revolving Credit Loan and Security Agreement)” and signed in the name of Borrower by an authorized Person or a lost note affidavit together with an indemnity in a form reasonably approved by Administrative Agent with a copy of the applicable Mezzanine Note attached thereto;
          (ii) the original or a copy of any loan agreement and guarantee or indemnity executed in connection with such Eligible Asset;
          (iii) the original or a copy of any intercreditor or loan coordination agreement executed in connection with such Eligible Asset;
          (iv) the original or a copy security agreement executed in connection with such Eligible Asset, pursuant to which the pledged ownership interests have been transferred to, or otherwise made subject to a first priority security interest in favor of Borrower;
          (v) the original or a copy of all other documents and instruments evidencing, guaranteeing, insuring or otherwise constituting or modifying or otherwise affecting such Eligible Asset, or otherwise executed or delivered in connection with, or otherwise relating to, such Eligible Asset, including all documents establishing or implementing any lockbox pursuant to which Borrower is entitled to receive any payments from cash flow of the underlying real property;
          (vi) a copy of any UCC-1 financing statements filed in connection with such Eligible Asset, certified as true and correct by Borrower, and all necessary UCC-3 continuation statements with evidence of filing thereon or copies thereof together with an officer’s certificate of Borrower certifying that such copies represent true and correct copies of the originals and that such originals have each been submitted for filing in the appropriate governmental recording office of the appropriate jurisdiction and UCC-3 assignments prepared by Borrower in blank, which UCC assignments shall be in form and substance acceptable for filing;
          (vii) the original certificates representing the pledged equity interests (if any);
          (viii) original stock powers relating to each pledged equity interest, executed in blank, if an original stock certificate is provided;
          (ix) a copy of the environmental indemnity agreement, if any, executed in connection with such Eligible Asset;

          (x) originals or certified copies of all letters of credit and originals or certified copies of any interest rate cap or swap agreements or other Hedging Transaction relating to such Eligible Asset;
          (xi) the original omnibus assignment in blank, if any, for such Eligible Asset in form and substance reasonably acceptable to Administrative Agent and sufficient to collaterally assign to Administrative Agent all of Borrower’s rights, title and interest in and to the Eligible Asset, signed in the name of Borrower;
          (xii) UCC-1 financing statements prepared by Borrower for the purpose of perfecting Borrower’s security interest in such Eligible Asset, which such UCC-1 financing statements shall be reasonably acceptable to Administrative Agent and in form and substance acceptable for filing;
          (xiii) UCC-3 assignments prepared by Borrower in favor of Administrative Agent for the purpose of collaterally assigning Borrower’s security interest in such Eligible Asset to Administrative Agent, which such UCC-3 assignments shall be reasonably acceptable to Administrative Agent and in form and substance acceptable for filing;
          (xiv) UCC-1 financing statements prepared by Borrower in favor of Administrative Agent for the purpose of perfecting Administrative Agent’s security interest in such Eligible Asset, which such UCC-1 financing statements shall be reasonably acceptable to Administrative Agent and in form and substance acceptable for filing;
          (xv) copies of the documents listed in subclauses (i), (ii), (iii), (iv), (ix), (xi), (xiv), (xv) and (xx)(to the extent available to Borrower) of clause (a) above with respect to the senior loan(s) related to such Mezzanine Loan; and
          (xvi) copies of such other documents, agreements or instruments as shall be reasonably requested by Administrative Agent.
          (c) With respect to each Eligible Asset constituting a Junior Interest:
          (i) the original certificates representing such Eligible Asset, if any, together with originals of all intervening assignments;
          (ii) the original or a certified copy of any participation agreement, intercreditor agreement, paying agency, servicing agreement or similar agreement executed in connection with such Eligible Asset, together with the original or certified copies of all intervening assignments;
          (iii) the original assignment of such Eligible Asset sufficient to collaterally assign to Administrative Agent all of Borrower’s rights, title and interest in and to such Eligible Asset;

          (iv) originals or certified copies of all letters of credit and originals or certified copies of any interest rate cap or swap agreements or other Hedging Transaction relating to such Eligible Asset;
          (v) UCC-1 financing statements prepared by Borrower in favor of Administrative Agent for the purpose of perfecting Administrative Agent’s security interest in such Eligible Asset, which such UCC-1 financing statements shall be reasonably acceptable to Administrative Agent and in form and substance acceptable for filing;
          (vi) copies of the documents listed in subclauses (i), (ii), (iii), (iv), (ix), (xi), (xiv), (xv) and (xx) of clause (a) above with respect to the underlying mortgage loan; and
          (vii) copies of such other documents, agreements or instruments as shall be reasonably requested by Administrative Agent.

SCHEDULE 4
UCC FILING JURISDICTIONS
Delaware Secretary of State

SCHEDULE 5
ORGANIZATIONAL STRUCTURE
[See Attached Charts]
Schedule 6